EXHIBIT T3E-1

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

---------------------------------------------------- x
                                                     :
In re                                                :    Chapter 11 Cases No.
                                                     :
GENESIS HEALTH VENTURES INC., et al.,                :    00-2692 (JHW)
                                                     :
                             Debtors.                :
                                                     :    (Jointly Administered)
---------------------------------------------------- x
                                                     :
In re                                                :    Chapter 11 Cases No.
                                                     :
MULTICARE AMC, INC., et al.,                         :    00-2494 (JHW)
                                                     :
                             Debtors.                :
                                                     :    (Jointly Administered)
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                            DISCLOSURE STATEMENT FOR
                      DEBTORS' JOINT PLAN OF REORGANIZATION
                      -------------------------------------


 WEIL, GOTSHAL & MANGES LLP               RICHARDS, LAYTON & FINGER P.A.
 767 Fifth Avenue                         One Rodney Square
 New York, New York 10153                 P.O. Box 551
 (212) 310-8000                           Wilmington, Delaware 19899
                                          (302) 658-6541

 Co-Attorneys for the Genesis Debtors     Co-Attorneys for the Genesis Debtors
   as Debtors and Debtors in Possession     as Debtors and Debtors in Possession

================================================================================

 WILLKIE FARR & GALLAGHER                 YOUNG CONAWAY STARGATT & TAYLOR LLP
 787 Seventh Avenue                       11th Floor, Wilmington Trust Company
 New York, New York 10019                 P.O. Box 391
 (212) 728-8000                           Wilmington, Delaware 19899-0391
                                          (302) 571-6600

 Co-Attorneys for the Multicare Debtors   Co-Attorneys for the Multicare Debtors
  as Debtors and Debtors in Possession     as Debtors and Debtors in Possession

               Dated:  July 6, 2001
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I.      Introduction.................................................................3

II.     Treatment of Creditors and Shareholders Under the Plan of Reorganization.....5

        A.     Merger of Genesis and Multicare.......................................5

        B.     Summary of New Capital Structure of Reorganized Genesis...............6

        C.     Summary of Classification and Treatment...............................7

        D.     Allocation of Value Under the Plan of Reorganization..................9

               1.     Senior Lender Deficiencies....................................10

               2.     Compromise and Settlement with Unsecured Classes..............11

               3.     Exceptions to the Liens of the Senior Lenders.................11

        E.     Description of the Genesis Classes...................................12

               1.     Genesis Other Secured Claims (Class G1).......................12

               2.     Genesis Senior Lender Claims (Class G2).......................16

               3.     Genesis Priority Non-Tax Claims (Class G3)....................19

               4.     Genesis General Unsecured Claims (Class G4)...................19

               5.     Genesis Senior Subordinated Note Claims (Class G5)............20

               6.     Genesis Intercompany Claims (Class G6)........................21

               7.     Genesis Punitive Damage Claims (Class G7).....................21

               8.     Genesis Series G Preferred Stock Interests (Class G8).........22

               9.     Genesis Series H Preferred Stock Interests (Class G9).........22

               10.    Genesis Series I Preferred Stock Interests (Class G10)........22

               11.    Genesis Common Stock Interests (Class G11)....................22

        F.     Description of the Multicare Classes.................................23

               1.     Multicare Other Secured Claims (Class M1).....................23

               2.     Multicare Senior Bank Claims (Class M2).......................24

               3.     Multicare Priority Non-Tax Claims (Class M3)..................25

               4.     Multicare General Unsecured Claims (Class M4).................25

               5.     Multicare Senior Subordinated Note Claims (Class M5)..........26

               6.     Multicare Intercompany Claims (Class M6)......................26

               7.     Multicare Punitive Damage Claims (Class M7)...................27

               8.     Multicare Common Stock Equity Interests (Class M8)............27

        G.     Administrative Expenses for the Genesis Debtors and the
               Multicare Debtors ...................................................27

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               1.     Debtor in Possession Financing................................28

               2.     Federal Medicare Claims.......................................28

               3.     State Medicaid Claims.........................................29

               4.     Fees and Expenses of Professionals............................29

               5.     Payments to Employees.........................................29

               6.     Fees and Expenses of Indenture Trustees.......................29

        H.     Securities to be Issued Under the Plan of Reorganization.............29

               1.     New Senior Notes..............................................29

               2.     New Convertible Preferred Stock...............................30

               3.     New Common Stock..............................................31

               4.     New Warrants..................................................31

               5.     New Multicare Common Stock....................................31

        I.     Deemed Consolidation of Certain Debtors for Purposes of the Plan.....32

               1.     Genesis Debtors...............................................32

               2.     Multicare Debtors.............................................33

               3.     Proviso.......................................................34

        J.     Securities Law Matters...............................................34

               1.     Issuance and Resale of New Securities Under the
                      Plan of Reorganization .......................................35

               2.     Listing.......................................................37

               3.     Secondary Stock Offering......................................37

               4.     Registration Rights...........................................37

        K.     Settlement and Compromise............................................37

               1.     Settlement with the Federal Government........................37

               2.     Settlement Between the Genesis Debtors and
                      the Multicare Debtors ........................................38

        L.     Reservation of "Cram Down" Rights....................................39

III.    Voting Procedures And Requirements..........................................39

        A.     Vote Required for Acceptance by a Class..............................40

        B.     Classes Not Entitled to Vote.........................................40

        C.     Voting...............................................................40

IV.     Financial Information, Projections, And Valuation Analyses..................41

        A.     Introduction.........................................................41

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        B.     The Genesis Debtors..................................................42

               1.     Operating Performance.........................................42

               2.     Five Year Projections.........................................44

               3.     Going Concern Valuation.......................................45

        C.     The Multicare Debtors................................................47

               1.     Operating Performance.........................................47

               2.     Five Year Projections.........................................47

               3.     Going Concern Valuation.......................................48

        D.     Reorganized Genesis (Merger of Genesis and Multicare)................50

               1.     Operating Performance.........................................50

               2.     Five Year Projections.........................................50

V.      Business Description and Reasons for Chapter 11.............................51

        A.     The Debtors' Businesses..............................................51

               1.     Relationship Between the Genesis Debtors and
                      the Multicare Debtors ........................................51

               2.     Pharmacy and Medical Supply Services (Genesis Debtors)........52

               3.     Inpatient Services (Genesis Debtors and Multicare Debtors)....53

               4.     Other Services (Genesis Debtors and Multicare Debtors)........53

               5.     Revenue Sources...............................................54

               6.     Personnel.....................................................54

        B.     Events Leading to the Commencement of the Chapter 11 Cases...........55

               1.     Medicare Reimbursement........................................55

               2.     Medicaid Reimbursement........................................57

               3.     Debt Burden...................................................57

        C.     Prepetition Negotiations.............................................58

        D.     Pending Litigation and Other Proceedings.............................58

               1.     The Genesis and Vitalink Actions Against the
                      Manor Care Entities ..........................................58

               2.     The Vitalink Action Against Omnicare and Heartland............60

               3.     The Manor Care Action Against Genesis in Delaware.............60

               4.     The Manor Care Action Against Genesis in Ohio.................60

               5.     Age Institute.................................................61

               6.     Qui Tam Suits.................................................61

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               7.     Personal Injury and Employment Law Litigation.................62

               8.     Multicare Litigation..........................................63

               9.     Ordinary Course Litigation....................................63

VI.     Significant Events During the Reorganization Cases..........................64

        A.     Filing and First Day Orders..........................................64

        B.     Appointment of the Creditors' Committee..............................65

               1.     Genesis Creditors' Committee..................................65

               2.     Multicare Creditors' Committee................................66

        C.     DIP Credit Agreements................................................66

               1.     Genesis Debtors...............................................66

               2.     Multicare Debtors.............................................67

        D.     Cash Collateral Protection...........................................67

               1.     Genesis Debtors...............................................67

               2.     Multicare Debtors.............................................68

        E.     Key Employee and Executive Retention Programs........................68

               1.     First Retention Program.......................................69

               2.     Second Retention Program......................................69

        F.     Claims Process and Bar Date..........................................69

               1.     Schedules and Statements......................................69

               2.     Bar Date......................................................70

        G.     ElderTrust Transactions..............................................70

        H.     CareFirst Transactions...............................................70

        I.     Swap Settlement......................................................71

        J.     Alternative Dispute Resolution Procedures............................71

        K.     Settlement with the Multicare Debtors................................72

        L.     Appointment of Fee Auditor...........................................73

        M.     Motion for Appointment of Trustee in the Multicare
               Reorganization Cases ................................................73

        N.     Potential Purchase of Pharmacy Business of Mariner
               Post-Acute Networks and Mariner Health Group.........................73

VII.    Governance of the Reorganized Debtors.......................................74

        A.     Board of Directors of Reorganized Genesis............................74

        B.     Senior Management of Reorganized Genesis.............................74


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VIII.   Other Aspects of the Plan of Reorganization.................................75

        A.     Analysis of the Proposed Merger of Genesis and Multicare.............75

        B.     Mechanics of the Merger..............................................76

        C.     Exit Facility -- Condition Precedent to Effective Date...............76

        D.     Distributions Under the Plan of Reorganization.......................77

               1.     Timing and Conditions of Distributions........................77

               2.     Certain Claims Allowed........................................78

               3.     Procedures for Treating Disputed Claims Under
                      the Plan of Reorganization ...................................78

        E.     Treatment of Executory Contracts and Unexpired Leases................79

               1.     Contracts and Leases Not Expressly Rejected are Assumed.......79

               2.     Cure of Defaults..............................................80

               3.     Rejection Claims..............................................80

        F.     Management Incentive Plan............................................80

        G.     Releases.............................................................80

        H.     Effect of Confirmation...............................................81

               1.     Discharge of Claims and Termination of Equity Interests.......81

               2.     Indemnification...............................................82

               3.     Exculpation...................................................82

        I.     Preservation of Certain Avoidance Actions............................82

        J.     Miscellaneous Provisions.............................................82

IX.     Certain Factors To Be Considered............................................82

        A.     Certain Bankruptcy Considerations....................................82

        B.     Risks Relating to the Plan Securities................................83

               1.     Variances from Projections....................................83

               2.     Substantial Leverage; Ability to Service Debt.................83

               3.     Significant Holders...........................................83

               4.     Lack of Trading Market........................................84

               5.     Dividend Policies.............................................84

               6.     Restrictions on Transfer......................................84

        C.     Risks Associated with the Business...................................84

X.      Confirmation of the Plan of Reorganization..................................85

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        A.     Confirmation Hearing.................................................85

        B.     General Requirements of Section 1129.................................86

        C.     Best Interests Tests.................................................87

        D.     Liquidation Analyses.................................................88

               1.     The Genesis Debtors...........................................89

               2.     Multicare Debtors.............................................94

        E.     Feasibility..........................................................99

        F.     Section 1129(b)......................................................99

               1.     No Unfair Discrimination......................................99

               2.     Fair and Equitable Test.......................................99

XI.     Alternatives to Confirmation and Consummation of the Plan
        of Reorganization .........................................................101

        A.     Liquidation Under Chapter 7.........................................101

        B.     Alternative Plan of Reorganization..................................102

XII.    Certain Federal Income Tax Consequences of the Plan of Reorganization......102

        A.     Consequences to the Debtors.........................................103

               1.     Cancellation of Debt.........................................103

               2.     Limitations on Loss Carryforwards and Other Tax Benefits.....104

               3.     Alternative Minimum Tax......................................107

               4.     Issuance of the New Senior Notes.............................107

        B.     Consequences to Holders of Certain Claims...........................108

               1.     Consequences to All Holders (Including Holders Whose
                      Claims Are Against Any of the Multicare Debtors) Who
                      Receive Cash, New Senior Notes, New Convertible
                      Preferred Stock, New Common Stock, or New Warrants,
                      Other Than Holders of Claims Against Genesis That
                      Constitute "Securities"......................................108

               2.     Consequences to Holders of Genesis Senior
                      Subordinated Note Claims and Genesis General
                      Unsecured Claims That Constitute
                      "Securities".................................................110

               3.     Consequences to Holders of Genesis Senior Lender
                      Claims That Constitute
                      "Securities".................................................110

               4.     Distributions in Discharge of Accrued Interest...............111

               5.     Market Discount..............................................111

               6.     Treatment of Distributions on New Convertible
                      Preferred Stock and New Common
                      Stock........................................................112

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               7.     Subsequent Sale of New Common Stock or New
                      Convertible Preferred Stock .................................114

               8.     Conversion of New Convertible Preferred Stock................114

               9.     Redemption of New Convertible Preferred Stock................115

               10.    Ownership and Disposition of New Warrants....................115

               11.    Interest and Original Issue Discount on the
                      New Senior Notes.............................................116

               12.    Information Reporting and Withholding........................116

XIII.   Conclusion.................................................................117


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                                    GLOSSARY

The terms in the following table are used in the Disclosure Statement and Plan of Reorganization. These definitions are summaries. Please refer to the Plan of Reorganization for the complete definitions of these terms.

--------------------------------------------------------------------------------

Administrative         Any expense relating to the administration of the chapter
Expense Claim          11 cases, including actual and necessary costs and
                       expenses of preserving the Debtors' estates and operating the Debtors' businesses, any indebtedness or obligations incurred or assumed during the chapter 11 cases, allowances for compensation and reimbursement of expenses to the extent allowed by the Bankruptcy Court, claims arising under (i) that certain Revolving Credit and Guaranty Agreement, dated as of June 22, 2000, as amended, among Genesis, certain subsidiary Genesis
                       Debtors named therein, Mellon Bank N.A., as administrative agent, and the lenders party thereto, or
                       (ii) that certain Revolving Credit and Guaranty
                       Agreement, dated as of June 22, 2000, as amended, among The Multicare Companies, Inc., certain subsidiary
                       Multicare Debtors named therein, Mellon Bank N.A., as administrative agent, and the lenders party thereto, and certain statutory fees chargeable against the Debtors' estates.

Bankruptcy Code        Title 11 of the United States Code.

Bankruptcy Court       The United States Bankruptcy Court for the District of
                       Delaware.

Commencement Date      The date the Debtors' chapter 11 cases were commenced
                       (June 22, 2000, for all the Debtors other than Healthcare
                       Resources Corp., whose Commencement Date is July 31,
                       2000).

Debtors                The Genesis Debtors and the Multicare Debtors.

Disclosure Statement   This document together with the annexed exhibit.

Effective Date         A business day selected by the Debtors on or after the
                       date of confirmation of the Plan of Reorganization, on which any conditions to the effectiveness of the Plan have been satisfied or waived and there is no stay of the order confirming the Plan of Reorganization.

Genesis                Genesis Health Ventures, Inc.

Genesis Debtors        Genesis and the entities listed on Exhibit "A" to the
                       Plan of Reorganization.

Genesis General        Any general unsecured claim against any of the Genesis
Unsecured Claim        Debtors.

Genesis Senior Lender  Any claim against any of the Genesis Debtors based on the
Claim Genesis Senior Lender Agreements (as defined in the Plan of Reorganization) net of all postpetition cash payments made by the Genesis Debtors.

Multicare              Genesis ElderCare Corp. (the corporate parent of The
                       Multicare Companies, Inc.).

Multicare Debtors      Multicare and the entities listed on Exhibit "B" to the
                       Plan of Reorganization.

Multicare General      Any general unsecured claim against any of the Multicare
Unsecured Claim        Debtors.

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

Multicare Senior       Any claim against any of the Multicare Debtors based on
Lender Claim           the Multicare Senior Lender Agreements (as defined in the
                       Plan of Reorganization).

New Common Stock       New common stock of Reorganized Genesis to be issued
                       under the Plan of Reorganization as described in section
                       II.H.3 of this Disclosure Statement.

New Convertible        New convertible 6% PIK preferred stock of Reorganized
Preferred Stock        Genesis to be issued under the Plan of Reorganization as
                       described in section II.H.2 of this Disclosure Statement.

New Multicare Stock    New common stock of Reorganized Multicare to be issued
                       under the Plan of Reorganization as described in section
                       II.H.5 of this Disclosure Statement.

New Senior Notes       New senior notes in the aggregate principal amount of
                       $242.6 million to be issued under the Plan of Reorganization as described in section II.H.1 of this Disclosure Statement.

New Warrants           New warrants to purchase 11.1% of the New Common
                       Stock to be issued under the Plan of Reorganization, as described in section II.H.4 of this Disclosure Statement.

Plan of Merger         The Plan of Merger among Genesis, Multicare
                       Acquisition Corporation, and Multicare, as set forth in the Plan Supplement. The proposed merger is described in section II.A of this Disclosure Statement.

Plan or Plan of        The Debtors' Joint Plan of Reorganization Under Chapter
Reorganization         11 of the Bankruptcy Code annexed as Exhibit A to this
                       Disclosure Statement.

Plan Securities        The New Senior Notes, the New Convertible Preferred
                       Stock, the New Common Stock, and the New Warrants.

Plan Supplement        A supplemental appendix to the Plan of Reorganization.
                       The Plan Supplement will be filed with the Bankruptcy
                       Court within 10 days before the hearing to confirm the Plan, but no later than 5 days before the last day to vote to accept or reject the Plan. Documents to be included in the Plan Supplement will be posted at www.ghv.com as they become available, but no later than 5 days before the last day to vote to accept or reject the Plan. After the Plan Supplement is filed, copies may be requested from the Voting Agent.

Reorganized Genesis    Genesis as reorganized as of the Effective Date in
                       accordance with the Plan of Reorganization and after giving effect to the merger described in section II.A of this Disclosure Statement.

Voting Agent           See section I of this Disclosure Statement for contact
                       information.

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                                       2
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                                       I.

                                  Introduction

               The Genesis Debtors and the Multicare Debtors are soliciting votes to accept or reject their joint plan of reorganization. A copy of the Plan is attached as Exhibit A to this Disclosure Statement. Please refer to the Glossary and the Plan for definitions of terms used in this Disclosure Statement.

               The purpose of the Disclosure Statement is to provide sufficient information to enable the creditors of the Debtors who are entitled to vote to make an informed decision on whether to accept or reject the Plan of Reorganization. The Disclosure Statement describes:

               o the proposed merger of Genesis and Multicare, the new capital structure for the combined companies, how creditors and shareholders of the Debtors are treated, and the terms of the securities to be issued under the Plan (section II)

               o  how to vote on the Plan and who is entitled to vote (section
                  III)

               o certain financial information about the Debtors, including their 5-year cash flow projections, and a range of potential enterprise valuations (section IV)

               o the businesses of the Debtors and the reasons why they commenced their chapter 11 cases (section V)

               o significant events that have occurred in the Debtors' chapter 11 cases (section VI)

               o how the Debtors will be governed when the Plan becomes effective (section VII)

               o how distributions under the Plan will be made and the manner in which disputed claims are resolved (section VIII)

               o certain factors creditors should consider before voting (section IX)

               o the procedure and requirements for confirming the Plan, including a liquidation analysis (section X)

               o  alternatives to the Plan (section XI) and

               o  certain federal tax considerations (section XII)

               Additional financial information about the Genesis Debtors can be found in the annual report on Form 10-K for the fiscal year ended September 30, 2000, which was filed by Genesis with the Securities and Exchange Commission on February 21, 2001, and the quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001, which was filed by Genesis on May 17, 2001. Copies of these SEC filings are included in the Plan Supplement and may be obtained over the internet at www.sec.gov or www.freeedgar.com.

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               Additional financial information about the Multicare Debtors can be found in the annual report on Form 10-K for the fiscal year ended September 30, 2000, which was filed by The Multicare Companies, Inc. (the wholly-owned subsidiary of Multicare) with the Securities and Exchange Commission on February 21, 2001, and that company's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001, which was filed on May 17, 2001. Copies of these SEC filings are included in the Plan Supplement and may be obtained over the internet at www.sec.gov or www.freeedgar.com.

               This Disclosure Statement and the attached Plan of Reorganization are the only materials creditors should use to determine whether to vote to accept or reject the Plan of Reorganization.

          ------------------------------------------------------------------
          |                                                                 |
          | The last day to vote to accept or reject the Plan of            |
          | Reorganization is August 17, 2001.                              |
          |                                                                 |
          |                                                                 |
          | The record date for determining which creditors may vote        |
          | on the Plan of Reorganization is July 6, 2001.                  |
          |                                                                 |
          ------------------------------------------------------------------

               The Plan of Reorganization is based on extensive negotiations with the holders of the largest claims against the Genesis Debtors and the Multicare Debtors. The Debtors believe that approval of the Plan is their best chance for emerging from chapter 11 and returning their businesses to profitability. The agent and the informal steering committee for the holders of the Genesis Senior Lender Claims and the Multicare Senior Lender Claims and the respective official committees of unsecured creditors in the Genesis Debtors' and the Multicare Debtors' reorganization cases fully support the Plan of Reorganization.

          ------------------------------------------------------------------
          |                                                                 |
          | Recommendations: The Debtors believe that confirmation of       |
          | the Plan is the best chance for creditors to maximize           |
          | their recoveries and for the business operations of the         |
          | Debtors to succeed. The Debtors encourage creditors to          |
          | vote in favor of the Plan.                                      |
          |                                                                 |
          | The respective official unsecured creditors' committees in      |
          | the Genesis Debtors' and the Multicare Debtors'                 |
          | reorganization cases have participated fully in the             |
          | reorganization process and also urge creditors of the           |
          | Genesis Debtors and Multicare Debtors to vote to accept         |
          | the Plan. Please review the letter from the Genesis             |
          | unsecured creditors' committee which is included with this      |
          | Disclosure Statement.                                           |
          |                                                                 |
          ------------------------------------------------------------------

               Additional copies of this Disclosure Statement or copies of the Plan Supplement are available upon request made to the Voting Agent, at the following address:

          ------------------------------------------------------------------
          | If by overnight or hand delivery:  If by standard mailing:      |
          | Poorman-Douglas Corporation        Poorman-Douglas Corporation  |
          | 10300 S.W. Allen Boulevard         P.O. Box 4390                |
          | Beaverton, Oregon 97005            Portland, Oregon 97208-4390  |
          | Attn: Genesis-Multicare Balloting  Attn: Genesis-Multicare      |
          |       Ctr.                               Balloting Center       |
          ------------------------------------------------------------------

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               The summaries of the Plan and other documents related to the restructuring of the Debtors are qualified in their entirety by the Plan, its exhibits, and the documents and exhibits contained in the Plan Supplement. The Plan Supplement will be filed with the Bankruptcy Court within 10 days prior to the hearing to confirm the Plan, but no later than 5 days before the last day to vote to accept or reject the Plan. Documents to be included in the Plan Supplement will also be posted at www.ghv.com as they become available, but no later than 5 days before the last day to vote to accept or reject the Plan. The financial and other information included in this Disclosure Statement is for purposes of soliciting acceptances of the Plan and are being communicated for settlement purposes only.

               The Bankruptcy Code provides that only creditors who vote on the Plan will be counted for purposes of determining whether the requisite acceptances have been attained. Failure to timely deliver a properly completed ballot by the voting deadline will constitute an abstention and any improperly completed or late ballot will not be counted.

                                      II.

                     Treatment of Creditors and Shareholders
                        Under the Plan of Reorganization

               The Plan of Reorganization governs the treatment of claims against and interests in the Genesis Debtors and the Multicare Debtors. This section describes the proposed merger of Genesis and Multicare, summarizes the new capital structure of the combined companies, summarizes the treatment of each of the classes, describes which claims and interests are in each class, and discusses certain legal issues affecting the trading of Plan Securities.

A.      Merger of Genesis and Multicare

               Genesis and Multicare are proposing a merger as part of the Plan of Reorganization. Both Debtors believe that the merger of the two companies will be beneficial to all creditors receiving distributions under the Plan due primarily to the preservation of the benefits created by the significant synergies each company already realizes under the current relationship, enhanced by the incremental savings which may be achieved. Today, Multicare is a significant subsidiary of Genesis which, while not wholly-owned, is consolidated from an operational perspective as well as for public financial reporting purposes. Multicare is managed by Genesis subject to a comprehensive management agreement which includes all operational as well as financial and administrative responsibilities and accordingly, has no management or administrative infrastructure of its own. Together, the two companies create significant critical mass which benefits both entities in numerous ways, including: a) revenue enhancements through the marketing and provision of services under a common "ElderCare" brand name and strategy, b) purchasing leverage, which both reduces operating costs and expands access to services which are more difficult to obtain, such as professional liability insurance, c) the ability to attract and effectively utilize human resources, and d) providing better access to capital markets in which size and diversification are critical factors. The merger of the two companies would eliminate risks created by continuing uncertainty regarding the permanence of these operating and administrative efficiencies, as well as create additional administrative cost savings through the reduction of duplicative staffing and other costs required to maintain segregated accounts and financial reporting and separate governance structures. For a more complete discussion of the benefits of the merger and the effects of a separation of the companies, see section VIII.A, below.

               At the present time, Genesis owns 43.6% of the common stock of Multicare. The balance of that common stock presently is owned by persons who have no affiliation with Genesis. Under the Plan of Reorganization, the common stock of Multicare will be cancelled and new common stock of Reorganized Multicare will be deemed to be allocated to certain of the creditors of the Multicare Debtors. By voting for the Plan of Reorganization, such creditors, as persons otherwise entitled to the new common stock of Multicare, will also be deemed to have voted to adopt the Plan of Merger. The Plan of Merger provides that such creditors will receive cash, New Senior Notes, New Convertible Preferred Stock, New Common Stock, and/or New Warrants of Reorganized Genesis in exchange for the new common stock of Reorganized Multicare allocated to them and that a newly created indirect subsidiary of Genesis will be merged into Multicare. The creditors who will participate in this exchange are described below. The Plan of Merger will be effective on the Effective Date and will result in Multicare and all its interests in the other Multicare Debtors becoming owned by Reorganized Genesis. It is important to note that the merger of Genesis and Multicare is not based on Genesis's present 43.6% ownership interest in Multicare. Reorganized Genesis will be providing Plan Securities to the future owners of the Multicare Debtors as consideration for agreeing to the proposed merger. By voting to accept the Plan of Reorganization, the creditors of the Genesis Debtors will also be approving the transaction, including the issuance of shares of the New Common Stock of Reorganized Genesis to accomplish the merger.

B.      Summary of New Capital Structure of Reorganized Genesis

               The following table summarizes the proposed capital structure for Reorganized Genesis, including the post-Effective Date financing arrangements Genesis expects to execute to fund Administrative Expense Claims and the working capital needs of the ongoing business operations of the restructured companies. The post-Effective Date financing arrangements are anticipated to include a revolving credit facility in the amount of at least $100,000,000. The Debtors' administrative expenses will be paid through the incurrence of senior secured debt of approximately $235,000,000. In the alternative, it may be desirable for Reorganized Genesis to raise funds in the public debt markets. The Debtors will determine the best form of such exit financing as the projected Confirmation Date approaches. Possible terms of the exit financing are described in section VIII.C, below. Except as otherwise provided in the Plan and described herein, unless the underlying property is sold or surrendered, the Genesis Debtor or Multicare Debtor that is the current obligor on a mortgage will continue as the mortgagee. The securities to be issued to creditors are described in section II.H, below.

         Instrument                Description                        Comments
-------------------------------------------------------------------------------------------
Revolver                       up to $150.0 million              (exit financing)

Senior Secured Term Loans or
New Public Debt                $235.0 to $245.0 million          (exit financing)

Mortgages                      $146.4 million                    (reinstated or amended)

New Senior Notes               $242.6 million                    (restructuring securities)

New Convertible Preferred
Stock                          $42.6 million                     (restructuring securities)

New Common Stock               41,000,000 shares                 (restructuring securities)

New Warrants                   To purchase up to 11.1% of the    (restructuring securities)
                               New Common Stock

C.      Summary of Classification and Treatment

               The following tables divide the claims against, and equity interests in, the Genesis Debtors and the Multicare Debtors into separate classes and summarize the treatment for each class. The tables also identify which classes are entitled to vote on the Plan of Reorganization based on rules set forth in the Bankruptcy Code and an order of the Bankruptcy Court establishing voting procedures. Finally, the tables indicate an estimated recovery for each class. Important Note: As described in section IX, below, the long-term care industry is affected by numerous uncertainties, including changes in Medicare and Medicaid reimbursement, labor costs, professional liability exposure and the ability to insure those risks, and regulatory enforcement. Those uncertainties and other risks related to the Genesis Debtors and the Multicare Debtors make it difficult to determine a precise value for the Debtors and the equity interests to be distributed under the Plan of Reorganization. The recoveries described in the following tables represent the Debtors' best estimates of those values given the information available at this time. Unless otherwise specified, the information in the following tables and in the sections below are based on calculations as of June 30, 2001. The estimation of recoveries makes the following assumptions:

               o The new debt instruments to be issued under the Plan of Reorganization have a value equal to their face amounts.

               o The enterprise value for the Debtors is $1,525,000,000 (including cash on hand). This amount, less cash on hand of $25,000,000, is the mid-point of the range of valuations for the Genesis Debtors and the Multicare Debtors described in section IV, below.

               o The aggregate amount of allowed secured claims against the Genesis Debtors (excluding the Genesis Senior Lender Claims) is $120,077,000 and against the Multicare Debtors (excluding the Multicare Senior Lender Claims) is $26,318,000.

               o The aggregate amount of Genesis Senior Lender Claims is $1,193,460,000 (excluding postpetition interest and before giving effect to postpetition payments) and the aggregate amount of Multicare Senior Lender Claims is $443,400,000 (excluding postpetition interest).

               o The aggregate amount of general unsecured claims against the Genesis Debtors is $467,494,000 (Classes G4 and G5 described below, but excluding the claims of the Multicare Debtors against the Genesis Debtors) and the aggregate amount of general unsecured claims against the Multicare Debtors is $284,256,000 (Classes M4 and M5 described below, but excluding the claims of the Genesis Debtors against the Multicare Debtors).

               o For purposes of the recovery estimate in the table below, no current value is included for the New Warrants because they are priced at the approximate projected value of the New Common Stock. However, under a Black-Scholes analysis, the New Warrants would have a value between $16,000,000 and $23,000,000.


Treatment of Genesis Creditors and Shareholders

----------------------------------------------------------------------------------------------------
  Class       Description                       Treatment                  Entitled    Estimated
                                                                            to Vote    Recovery
----------------------------------------------------------------------------------------------------
   --      Debtor in Possession         Payment of all amounts outstanding,   No        100%
           Credit Agreement Claims      and cash collateralization or
                                        replacement of outstanding letters
                                        of credit by letters of credit
                                        issued under the exit facility.
----------------------------------------------------------------------------------------------------
   --      Other Administrative         Paid in full.                         No        100%
           Expense Claims
----------------------------------------------------------------------------------------------------
   --      Priority Tax Claims          Paid in full or with interest over    No        100%
                                        a period not to exceed six (6)
                                        years from the date of assessment
                                        of the tax.
----------------------------------------------------------------------------------------------------
   G1      Genesis Other Secured        See separate descriptions in          See       See below
           Claims                       section II.E, below.                  below
----------------------------------------------------------------------------------------------------
   G2      Genesis Senior Lender        $195,979,000 in cash*                 Yes       78.89%
           Claims                       $94,923,000 in New Senior Notes
                                        $31,000,000 in New Conv. Preferred
                                        Stock
                                        74.35% of the New Common Stock.
                                        *cash payments through June 30, 2001
----------------------------------------------------------------------------------------------------
   G3      Genesis Priority Non-Tax     Paid in full.                         No        100%
           Claims
----------------------------------------------------------------------------------------------------
   G4      Genesis General Unsecured    Uninsured Claims:                     Yes       7.34%
           Claims                       0.71% of the New Common Stock                   (exclusive
                                        10.65% of the New Warrants.                     of the
                                        Insured Claims:  Paid in ordinary               value of
                                        course of business from insurance               the New
                                        proceeds to the extent of such                  Warrants)
                                        insurance; any portion of such
                                        claims which are not covered by
                                        insurance will be treated in same
                                        manner as uninsured claims.
----------------------------------------------------------------------------------------------------
   G5      Genesis Senior               3.41% of the New Common Stock         Yes       7.34%
           Subordinated Note Claims     51.54% of the New Warrants.                     (exclusive
                                                                                        of the
                                                                                        value of
                                                                                        the New
                                                                                        Warrants)
----------------------------------------------------------------------------------------------------
   G6      Genesis Intercompany Claims  Unimpaired.                           No        100%
----------------------------------------------------------------------------------------------------
   G7      Genesis Punitive Damage      No distribution (except to the        No        None
           Claims                       extent covered by insurance).
----------------------------------------------------------------------------------------------------
   G8      Genesis Series G Preferred   No distribution.                      No        None
           Stock Interests
----------------------------------------------------------------------------------------------------
   G9      Genesis Series H Preferred   No distribution.                      No        None
           Stock Interests
----------------------------------------------------------------------------------------------------
   G10     Genesis Series I Preferred   No distribution.                      No        None
           Stock Interests
----------------------------------------------------------------------------------------------------
   G11     Genesis Common Stock         No distribution.                      No        None
           Interests
----------------------------------------------------------------------------------------------------

                                                 8

Treatment of Multicare Creditors and Shareholders

----------------------------------------------------------------------------------------------------
  Class       Description                       Treatment                  Entitled    Estimated
                                                                            to Vote    Recovery
----------------------------------------------------------------------------------------------------
   --      Debtor in Possession         Payment of all amounts outstanding,   No        100%
           Credit Agreement Claims      and cash collateralization or
                                        replacement of outstanding letters
                                        of credit by letters of credit
                                        issued under the exit facility.
----------------------------------------------------------------------------------------------------
   --      Other Administrative         Paid in full.                         No        100%
           Expense Claims
----------------------------------------------------------------------------------------------------
   --      Priority Tax Claims          Paid in full or with interest over    No        100%
                                        a period not to exceed six (6)
                                        years from the date of assessment
                                        of the tax.
----------------------------------------------------------------------------------------------------
   M1      Multicare Other Secured      See separate descriptions in          See       See below
           Claims                       section II.F, below.                  below
----------------------------------------------------------------------------------------------------
   M2      Multicare Senior Lender      $25,000,000 in cash                   Yes       77.31%
           Claims                       $147,682,000 in New Senior Notes
                                        $11,600,000 in New Conv. Preferred
                                        Stock 19.02% of the New Common Stock.
----------------------------------------------------------------------------------------------------
   M3      Multicare Priority Non-Tax   Paid in full.                         No        100%
           Claims
----------------------------------------------------------------------------------------------------
   M4      Multicare General            Uninsured Claims:                     Yes       7.34%
           Unsecured Claims             0.23% of the New Common Stock                   (exclusive
                                        3.52% of the New Warrants.                      of the
                                        Insured Claims:                                 value of
                                        Paid in ordinary course of business             the New
                                        from insurance proceeds to the                  Warrants)
                                        extent of such insurance; any
                                        portion of such claims which are
                                        not covered by insurance will be
                                        treated in same manner as uninsured
                                        claims.
----------------------------------------------------------------------------------------------------
  M5       Multicare Senior             2.27% of the New Common Stock         Yes       7.34%
           Subordinated Note Claims     34.29% of the New Warrants.                     (exclusive
                                                                                        of the
                                                                                        value of
                                                                                        the New
                                                                                        Warrants)
----------------------------------------------------------------------------------------------------
  M6       Multicare Intercompany       Unimpaired.                           No        100%
           Claims
----------------------------------------------------------------------------------------------------
  M7       Multicare Punitive Damage    No distribution (except to the        No        None
           Claims                       extent covered by insurance).
----------------------------------------------------------------------------------------------------
  M8       Multicare Common Stock       No distribution.                      No        None
           Interests
----------------------------------------------------------------------------------------------------

D.      Allocation of Value Under the Plan of Reorganization

               The largest claims against the Genesis Debtors and the Multicare Debtors consist of the Genesis Senior Lender Claims (Class G2) and the Multicare Senior Lender Claims (Class M2). With minor exceptions discussed below, the claims in these classes are secured by first priority liens on substantially all the property of the Genesis Debtors and the Multicare Debtors, subject to the liens of the lenders under the debtor in possession credit agreements and the liens of pre-existing mortgagees and other secured creditors described in Classes G1 and M1.

         1.     Senior Lender Deficiencies

                After setting aside the value of the properties that are collateral for the pre-existing secured claims (Classes G1 and M1), there is not enough enterprise value remaining to provide a full recovery to the holders of the Genesis Senior Lender Claims and the Multicare Senior Lender Claims, even if those classes received 100% of the New Senior Notes, the New Convertible Preferred Stock, the New Common Stock, and the New Warrants. In the absence of a consensual restructuring and except as described in section II.D.3, below, the absolute priority rule in section 1129(b) of the Bankruptcy Code would preclude the distribution of any value to junior classes, including to holders of unsecured claims in Classes G4, G5, M4, and M5. The following table, which draws information from later sections of the Disclosure Statement, illustrates the deficiencies of the Genesis Senior Lender Claims and the Multicare Senior Lender Claims.

                                                        Value or Claim  Section
     --------------------------------------------------------------------------
     Genesis Enterprise Value                           $1,125,000,000  IV.B.3

       less: Debtor in Possession financing                200,000,000  II.E
             Administrative Expenses                        25,000,000
             Other Secured Claims (Class G1)               120,077,000
                                                       ---------------
     Value Remaining                                      $779,923,000

     Amount of Genesis Senior Lender Claims (Class G2)  $1,193,460,000  II.E.2

       less: Adequate Protection Payments Received         195,979,000  II.E.2
                                                       ---------------
     Remaining Genesis Senior Lender Claims (Class G2)    $997,481,000
     Deficiency for Class G2                             ($217,558,000)

     --------------------------------------------------------------------------
     Multicare Enterprise Value (including cash on hand)  $400,000,000  IV.C.3

       less: Administrative Expenses                        10,000,000  II.F
             Other Secured Claims (Class M1)                26,318,000
                                                        ---------------
     Value Remaining                                      $363,682,000

     Amount of Multicare Senior Lender Claims (Class M2)  $443,400,000  II.F.2
                                                        ---------------
     Deficiency for Class M2                              ($79,718,000)

In the case of the Genesis Debtors, the holders of the Genesis Senior Lender Claims have a deficiency of over $217 million. As to the claims of holders of the Genesis senior subordinated note claims (Class G5), the deficiency would include postpetition interest on the Genesis Senior Lender Claims, for a total deficiency, calculated as of June 30, 2001, of approximately $330 million. In the case of the Multicare Debtors, the holders of the Multicare Senior Lender Claims have a deficiency of over $79 million. As to the claims of holders of the Multicare senior subordinated note claims (Class M5), the deficiency would include postpetition interest on the Multicare Senior Lender Claims, for a total deficiency, calculated as of June 30, 2001, of approximately $120 million.

         2.      Compromise and Settlement with Unsecured Classes

                 The Genesis Debtors, the Genesis unsecured creditors' committee, and the holders of the Genesis Senior Lender Claims have had extensive negotiations concerning a consensual restructuring and the advantages of facilitating a rapid conclusion to these chapter 11 cases. Based on those discussions and notwithstanding the deficiencies specified above, the holders of the Genesis Senior Lender Claims have agreed to provide a portion of the value to which they would otherwise be entitled to holders of unsecured claims in Classes G4 and G5. The Multicare Debtors, the Multicare unsecured creditors' committee, and the holders of the Multicare Senior Lender Claims have also engaged in negotiations concerning a consensual restructuring. Those discussions have also resulted in an agreement which is reflected in the terms of the Plan and is based on the agreement of the holders of the Multicare Senior Lender Claims to provide a portion of the value to which they would otherwise be entitled to holders of unsecured claims in Classes M4 and M5. The treatment of those classes in the Plan reflects this settlement and is not an admission by the holders of the Genesis Senior Lender Claims and the Multicare Senior Lender Claims that such classes would otherwise be entitled to any recovery. Conversely, the support of the Plan by the Genesis unsecured creditors' committee and the Multicare unsecured creditors' committee is not an agreement as to the enterprise value of the Genesis Debtors or the Multicare Debtors described in the Disclosure Statement, the validity of the liens of the holders of the Genesis Senior Lender Claims or the Multicare Senior Lender Claims, or, as to the Multicare unsecured creditors' committee, the representations made herein concerning the business relationship described below between the Genesis Debtors and the Multicare Debtors.

         3.      Exceptions to the Liens of the Senior Lenders

                 As to Classes G4 and M4, the absolute priority rule would not apply to any properties of the Debtors that are not encumbered. As the following analysis indicates, Classes G4 and M4 would receive small recoveries in a nonconsensual restructuring.

                 Recovery for Class G4 Under the Absolute Priority Rule. The aggregate value of the properties owned by the Genesis Debtors that are unencumbered or likely would become unencumbered through the exercise of the Genesis Debtors' avoidance powers is approximately $4,290,000. In a nonconsensual restructuring, the value of these two properties would be available to the holders of unsecured claims, including the deficiency claims of the holders of the Genesis Senior Lender Claims. The following table shows how the value of those properties would be allocated, giving effect to the contractual subordination provisions of the holders of claims in Class G5 in favor of the Genesis Senior Lender Claims in Class G2.

                                                                    Recovery
                                 Claim         %      Distribution     %
   -------------------------- ------------- --------- ------------ ----------
   Genesis Sr Lender Deficit  $221,848,000*   32.18%   $3,792,000    1.71%**
   G4 (Gen Unsecured Claims)    80,069,000    11.62%      498,000    0.62%
   G5 (Gen Subord Claims)      387,425,000    56.20%            0    0.00%**
   -------------------------- ------------- --------- ------------ ----------
      total unsecured claims  $689,342,000   100.00%   $4,290,000

        * This amount is greater than the deficiency calculated in section II.D.1, above because it includes the value of the property on which the liens securing the Genesis Senior Lender Claims may be avoidable.

        **All value otherwise allocable to Class G5 would be distributed to Class G2 until the deficiency in Class G2 is paid in full, in accordance with the subordination provisions in the indentures governing the senior subordinated notes in Class G5.

As the table illustrates, the recovery under the Plan is superior to the application of the absolute priority rule for Class G4 (7.34% compared to 0.62%) and Class G5 (7.34% compared to 0.00%).

               Recovery for Class M4 Under the Absolute Priority Rule. The aggregate value of the properties owned by the Multicare Debtors that are unencumbered or likely would become unencumbered through the exercise of the Multicare Debtors' avoidance powers is approximately $19,300,000. In a nonconsensual restructuring, the value of these properties would be available to the holders of unsecured claims, including the deficiency claims of the holders of the Multicare Senior Lender Claims. The following table shows how such value would be allocated, giving effect to the contractual subordination provisions of the holders of claims in Class M5 in favor of the Multicare Senior Lender Claims in Class M2.

                                                                    Recovery
                                  Claim        %      Distribution     %
   --------------------------- ------------ --------- ------------ ----------
   Multicare Sr Lender Deficit $ 99,018,000*  25.83%  $17,969,000    18.15%**
   M4 (Mul Unsecured Claims)     26,439,000    6.90%    1,331,000     5.04%
   M5 (Mul Subord Claims)       257,817,000   67.27%            0     0.00%**
   --------------------------- ------------ --------- ------------ ----------
       total unsecured claims  $383,247,000  100.00%  $19,300,000

        * This amount is greater than the deficiency calculated in section II.D.1, above because it includes the value of the property on which the liens securing the Multicare Senior Lender Claims may be avoidable.

        **All value otherwise allocable to Class M5 would be distributed to Class M2 until the deficiency in Class M2 is paid in full, in accordance with the subordination provisions in the indentures governing the senior subordinated notes in Class M5.

As the table illustrates, the recovery under the Plan is superior to the application of the absolute priority rule for Class M4 (7.34% compared to 5.04%) and Class M5 (7.34% compared to 0.00%).

E.      Description of the Genesis Classes

                 Unless otherwise indicated, the characteristics and amount of the claims or equity interests in the following classes are based on the books and records of the Genesis Debtors. Each subclass is treated as a separate class for purposes of the Plan of Reorganization and the Bankruptcy Code. However, the following discussion may refer to a group of subclasses as a single class for ease of reference.

         1.      Genesis Other Secured Claims (Class G1)

                 Description. Class G1 is a group of subclasses, including aggregate allowed mortgage secured claims of approximately $120,077,000 as of the date of this Disclosure Statement (exclusive of interest and net of reinstatement payments). For the most part, claims in these subclasses are mortgage financings of various properties owned and/or operated by the

Genesis Debtors and equipment financings of various types. Each subclass represents a separate mortgage or collateral pool. The following table describes the material subclasses in Class G1.

               The Plan of Reorganization reinstates the claims in Subclasses G1-1 through G1-12. The aggregate cost to cure defaults and reinstate the debt in these subclasses is projected to be $6,604,000 as of June 30, 2001. These claims are not impaired, and the holders of the debt are not entitled to vote to accept or reject the Plan of Reorganization. Subclasses G1-13 through G1-17 are impaired and are entitled to vote. The following table identifies and summarizes the treatment for each of the material subclasses in Class G1. The interest rates for the new notes proposed for certain of the impaired classes will be as specified below, unless modified by the Bankruptcy Court at the time of confirmation of the Plan of Reorganization. The proposed notes will be secured by the same collateral securing the existing obligations. In the event any of those impaired classes rejects the Plan of Reorganization, the Genesis Debtors reserve the right to return the collateral in full satisfaction of the claims secured by such property or adjust the principal amount of the proposed note to the value of the collateral as determined by the Bankruptcy Court. The percentage recovery indicated in the following table is based on the value of the collateral securing these obligations.

Treatment of Subclasses

--------------------------------------------------------------------------------------------
                   Description                                        Entitled  Estimated
Sub-Class  Collateral (lender or guantor)         Treatment           to Vote   Recovery
--------------------------------------------------------------------------------------------
G1-1       Broad Street Office Building  $1,600,000 mortgage           No        100%
           148 West State Street,        reinstated
           Kennett Square, Pa. (Pa.
           IDA)
--------------------------------------------------------------------------------------------
G1-2       Broad Street Office Building  $985,039 mortgage reinstated  No        100%
           148 West State Street,
           Kennett Square, Pa. (Pa.
           IDA)
--------------------------------------------------------------------------------------------
G1-3       Pleasant View Center (HUD)    $8,864,446 mortgage           No        100%
                                         reinstated
--------------------------------------------------------------------------------------------
G1-4       Country Village Center (HUD)  $1,810,259 mortgage           No        100%
                                         reinstated
--------------------------------------------------------------------------------------------
G1-5       Abington Manor (Lackawanna    $3,475,000 mortgage           No        100%
           County IDA)                   reinstated
--------------------------------------------------------------------------------------------
G1-6       Silver Lake Center (Del.      $2,155,000 mortgage           No        100%
           EDA Bonds)                    reinstated
--------------------------------------------------------------------------------------------
G1-7       River Street Center           $2,430,000 mortgage           No        100%
           (Luzerne County IDA)          reinstated
--------------------------------------------------------------------------------------------
G1-8       Kresson View Center (NJEDA    $5,535,000 mortgage           No        100%
           Refunding Bonds)              reinstated  See description
           See description below.        below.
--------------------------------------------------------------------------------------------
G1-9       Mifflin Court (ElderTrust)    $2,474,000 mortgage           No        100%
                                         reinstated (as previously
                                         reduced and approved by the
                                         Bankruptcy Court)
--------------------------------------------------------------------------------------------
G1-10      Oaks Center (ElderTrust)      $3,500,086 mortgage           No        100%
                                         reinstated (as previously
                                         reduced and approved by the
                                         Bankruptcy Court)
--------------------------------------------------------------------------------------------
G1-11      Coquina Assisted Living       $1,400,000 mortgage           No        100%
           (ElderTrust)                  reinstated (as previously
                                         reduced and approved by the
                                         Bankruptcy Court)
--------------------------------------------------------------------------------------------

                                             13

--------------------------------------------------------------------------------------------
                   Description                                        Entitled  Estimated
Sub-Class  Collateral (lender or guantor)         Treatment           to Vote   Recovery
--------------------------------------------------------------------------------------------
G1-12      Homestead Center              $19,337,000 mortgage          No        100%
           Kimberly Hall South Center    reinstated
           Kimberly Hall North Center
           Seaford Center
           Milford Center
           Windsor Center
           (U.S. Bank, N.A., as
           trustee for the "Bradford
           Bonds")
--------------------------------------------------------------------------------------------
G1-13      Brakeley Park Center (HUD)    New secured note maturing     Yes       100%*
           Outstanding Mortgage:         on January 1, 2033, in
           $7,985,079                    $7,985,079 principal amount
           Interest Rate:  10.35%        with annual interest at
           Value of Collateral:          8.5% and level monthly
           approximately equal to        payments of principal and
           amount of claim               interest
--------------------------------------------------------------------------------------------
G1-14      North Cape Center (HUD)       New secured note maturing     Yes       100%*
           Outstanding Mortgage:         on March 1, 2036, in
           $5,573,020                    $5,573,020 principal amount
           Interest Rate:  9.5%          with annual interest at
           Value of Collateral:          8.0% and level monthly
           approximately equal to        payments of principal and
           amount of claim               interest
--------------------------------------------------------------------------------------------
G1-15      Oak Hill Center (HUD)         Return the collateral         Yes       100%*
           Outstanding Mortgage:
           $7,805,061
           Interest Rate:  8.75%
--------------------------------------------------------------------------------------------
G1-16      Rittenhouse Pine Center       New secured 10 year note in   Yes       100%*
           (Meditrust)                   $5,000,000 principal amount
           Outstanding Mortgage:         with annual interest at 8%
           $6,690,441                    and level monthly payments
           Interest Rate:  10.75%        of principal and interest
                                         based on a 25-year
                                         amortization schedule
                                         (unsecured deficiency of
                                         $1,690,441)
--------------------------------------------------------------------------------------------
G1-17      Atlantis Center               New secured 6 year note in    Yes       100%*
           Bowmans Center                $50,000,000 principal
           Fairway Center                amount with annual interest
           Oakwood Center                at LIBOR plus 5% and no
           Riverwood Center              amortization before
           Tierra Center                 maturity (secured
           Willimsburg Center            deficiency of $28,236,000,
           Windham Center                but see discussion in
           Woodmont Center               section II.E.2, below)
           (synthetic lease lenders)
           Outstanding Liability:
           $78,235,000
--------------------------------------------------------------------------------------------

        * Based on a valuation of the collateral securing these claims. Section 506(a) of the Bankruptcy Code provides that a claim is secured only to the extent of the value of the underlying collateral. Any deficiency claims of the holders of claims in Subclasses G1-13 through G1-16 are part of Class G4 (Genesis General Unsecured Claims). The obligations of the Genesis Debtors under the synthetic lease (Subclass G1-17) are secured by the property identified above and by all the property of the Genesis Debtors that secures the claims in Class G2. Therefore the deficiency claims of the holders of claims in Subclass G1-17 are part of Class G2 (Genesis Senior Lender Claims). To the extent the Bankruptcy Court determines that any of the proposed interest rates do not meet the standards set forth in section 1129 of the Bankruptcy Code, the Debtors will adjust such rates accordingly.

                 Subclass G1-8. Subclass G1-8 consists of the secured claim of SunTrust Bank, as successor indenture trustee ("SunTrust") under that certain Trust Indenture, dated as of May 1, 1990 (the "SunTrust Indenture"), between the New Jersey Economic Development Authority ("NJEDA") and SunTrust, pursuant to which NJEDA issued (a) those certain $1,175,000 New Jersey Economic Development Authority Economic Development Refunding Bonds (Geriatric and Medical Services, Inc.--Care Inn of Voorhees Project) 1990 Series A; and (b) those certain $5,000,000 New Jersey Economic Development Authority Economic Development Refunding Bonds (Geriatric and Medical Services, Inc.--Care Inn of Voorhees Project) 1990 Series B (collectively, the "Kresson View Center Bonds"). The secured claim of SunTrust in Subclass G1-8 is (i) allowed in the principal amount of $5,535,000, plus accrued and unpaid interest, and reasonable costs and expenses, as more fully provided in the SunTrust Indenture and all other documents and agreements executed in connection with the Kresson View Center Bonds, and (ii) secured by a duly perfected, first priority mortgage and lien on certain real and personal property (whether now owned or hereafter acquired) of Geriatric and Medical Services, Inc. relating to a project known as the "Kresson View Center" f/k/a "Care Inn of Voorhees" located in the Township of Voorhees, New Jersey, including without limitation, all revenues and accounts arising therefrom, among other collateral. In addition, the secured claim of SunTrust in Subclass G1-8 is guaranteed pursuant to a Guaranty Agreement (the "Kresson View Center Guaranty") by and between Geriatric & Medical Companies, Inc. (as successor to Geriatric & Medical Centers, Inc.) and SunTrust.

                 As of the Effective Date, the Genesis Debtors' obligations in connection with the Kresson View Center Bonds shall be reinstated and each and every indenture, loan agreement, mortgage, security agreement, guaranty, subordination agreement, and other document executed in connection with the Kresson View Center Bonds, including, without limitation, the Kresson View Center Guaranty and the Subordination Agreement dated May 1, 1990 executed by Mellon Bank N.A., as agent, in favor of NJEDA (all of the foregoing, together with the Kresson View Center Bonds, the "Kresson View Center Bond Documents"), shall be reinstated. All legal, equitable, and contractual rights under the Kresson View Center Bond Documents and the Kresson View Center Bonds shall remain unaltered after confirmation of the Plan. To the extent necessary to reinstate all such obligations, rights, agreements, and documents, the Genesis Debtors shall execute and obtain such replacement agreements and documents, including, without limitation, a guaranty, subordination agreements, and UCC financing statements, each in form and substance materially identical to existing agreements and documents, as SunTrust may require. As of the Effective Date, the maturity date of the Kresson View Center Bonds shall be reinstated. On the Effective Date, the Genesis Debtors shall cure any default under the Kresson View Center Bonds and the Kresson View Center Bond Documents (including, without limitation, past due payments of principal), and shall reimburse SunTrust for all reasonable fees, costs, and expenses, including legal fees and expenses, which have accrued and are required to be paid under the relevant Kresson View Center Bond Documents.

                 Subclass G1-12. Upon confirmation of the Plan, the claim of U.S. Bank Trust National Association ("U.S. Bank"), as successor indenture trustee pursuant to the Indenture of Mortgage and Deed of Trust, dated as of September 1, 1992 (the "U.S. Bank Indenture"), shall be deemed an allowed Genesis Other Secured Claim in the principal amount of $19,337,000, plus accrued and unpaid interest, fees, and other costs. The Plan shall leave unaltered the legal, equitable, and contractual rights to which the holders of claims in Subclass G1-12 are entitled, and the allowed Claim of U.S. Bank in Subclass G1-12 shall be unimpaired under the Plan. In satisfaction of their allowed Subclass G1-12 claim, members of Subclass G1-12 shall receive, on or before the Effective Date, (i) all accrued and unpaid interest due under the 9 1/4% First Mortgage Bonds (Series A) due 2007 in the original principal amount of $25,000,000 (the "Bradford Bonds"), whether incurred prior to or after the Commencement Date, together with interest on interest, pursuant to the terms of the U.S. Bank Indenture, and (ii) all indenture trustee fees and expenses due under the U.S. Bank Indenture, including reasonable attorneys' fees, whether incurred prior to or after the Commencement Date. U.S. Bank shall submit to the Genesis Debtors an itemization of the amounts due and owing under the U.S. Bank Indenture ten (10) days prior to the Effective Date. From and after the Effective Date, all documents relating to the Bradford Bonds, including, but not limited to, the U.S. Bank Indenture, the mortgages securing repayment of the Bradford Bonds, and the bond instruments shall be deemed reinstated in their entirety. In connection with such reinstatement and as a result of the Genesis Debtors' failure to redeem the Bradford Bonds in April 2001, any holder of a Bradford Bond shall have the right for sixty (60) days following the Effective Date to present such Bradford Bonds for redemption in accordance with Article 9 of the U.S. Bank Indenture. Thereafter, the deadline to present the Bradford Bonds for redemption shall be governed by the applicable provisions of the Indenture. All rights and liens of U.S. Bank, as indenture trustee, shall survive to the same extent, validity, and priority as existed prior to the Commencement Date. Among other things, all of the mortgages securing repayment of the Bradford Bonds shall continue to be valid and perfected, and no further notice, filing, or other act shall be required to effect such perfection.

                 Subclass G1-17. Subclass G1-17 consists of the claims under the Amended and Restated Synthetic Lease Financing Facility, dated as of October 7, 1996, among Genesis, Genesis Eldercare Properties, Inc., Mellon Bank N.A., as administrative agent, certain co-agents named therein, and the lender parties thereto. These claims are secured by the properties identified in the chart above (the "G1-17 Properties"). Under the Plan, the holders of these claims will receive a mortgage note in the principal amount of $50,000,000. The mortgage note will bear interest at LIBOR plus 5% and will mature on the sixth anniversary of the Effective Date. The mortgage note will be secured by (i) the G1-17 Properties and (ii) a lien of equal priority with the New Senior Notes on the property securing such notes. The mortgage documents will permit a junior lien on the G1-17 property in favor of the New Senior Notes.

                 Other Subclasses. In addition to Subclasses G1-1 through G1-17, there are other subclasses of miscellaneous secured claims of approximately $3,536,000 against the Genesis Debtors, each of which will be treated as a separate class. This class also includes certain contingent claims of Bank of America, N.A. in connection with a guaranty by Genesis of the obligations of the Age Institute. Under the Plan of Reorganization, either these claims will be reinstated or the Reorganized Debtors will return the property securing such claim. The reinstated claims are not impaired and the holders are not entitled to vote to accept or reject the Plan of Reorganization.

         2.      Genesis Senior Lender Claims (Class G2)

                 Description. The prepetition claims in this class aggregate approximately $1.2 billion and are the largest claims against the Genesis Debtors. This class consists of the following prepetition claims:

                             Instrument                     Amount
               --------------------------------------- ---------------
               Revolver                                  $650,000,000
               Term Loan A                                110,445,000
               Term Loan B                                152,131,000
               Term Loan C                                151,378,000
               Tranche II                                  40,000,000*
               Swap termination claims                     17,291,000
               Synthetic Lease deficiency claims           28,236,000
                                                       --------------
                                         Subtotal      $1,149,481,000
               Prepetition interest                        43,979,000*
                                                       ---------------
               Total prepetition claims                $1,193,460,000

              * Paid as part of adequate protection payments pursuant to the cash collateral order described in sections VI.C and VI.D, below.

                 The claims under the Revolver, Term Loan A, Term Loan B, Term Loan C, and Tranche II arise under Genesis's Fourth Amended and Restated Credit Agreement, dated as of August 20, 1999, among Genesis, certain subsidiary Genesis Debtors named therein, Mellon Bank N.A., as administrative agent, certain co-agents named therein, and the lenders participating in such agreement. To secure those claims, the Genesis Debtors granted first priority security interests in substantially all their assets and junior security interests in certain properties already subject to liens.

                 The swap termination claims arise from the prepetition termination of certain interest rate hedging agreements between Citibank, N.A. and Genesis. Prior to the commencement of these chapter 11 cases, Genesis hedged a portion of the floating interest rate risk associated with the obligations under the credit agreement identified above. In accordance with that credit agreement, Genesis's obligations under those hedging agreements were entitled to share in the collateral securing the other Genesis Senior Lender Claims. Citibank, N.A. asserted $28,548,000 of claims against Genesis due to the termination of the hedging agreements. Genesis and Citibank, N.A. have agreed that $17,290,962 of those claims share the same collateral as the other Genesis Senior Lender Claims. The balance of the claims of Citibank, N.A. are part of Class G4. That agreement was approved by the Bankruptcy Court on May 11, 2001.

                 Certain properties owned by the Genesis Debtors were financed through a "synthetic lease." The claims of the lenders under that financing arise under the Amended and Restated Synthetic Lease Financing Facility, dated as of October 7, 1996, among Genesis, Genesis Eldercare Properties, Inc., Mellon Bank N.A., as administrative agent, certain co-agents named therein, and the lender parties thereto. For purposes of bankruptcy law, the "synthetic lease" is treated as a loan rather than a true lease. The synthetic lease claims, which total $78,236,000, are secured by the properties leased under the Synthetic Lease Financing Facility referred to above, as well as by the same collateral securing the other Genesis Senior Lender Claims. Accordingly, a portion of such claims ($50,000,000) is classified in Subclass G1-17 (based on a negotiated valuation of the properties securing such claims - see the discussion for Class G1, above). The remaining portion of the claims (deficiency claims of $28,236,000) are part of this Class G2. However, for purposes of the pro rata distribution of property to this class, the deficiency claims of the synthetic lease lenders shall be deemed to be $35,154,762.47. This amount reflects a negotiated settlement among the holders of claims in Class G2.

                 At the commencement of these chapter 11 cases, the Bankruptcy Court entered a cash collateral order which permitted the Genesis Debtors to grant senior postpetition liens on their properties to the lenders under their debtor in possession financing. The debtor in possession financing and the cash collateral order are described in sections VI.C and VI.D, below. Under the cash collateral order, the Genesis Debtors will have made approximately $195,979,000 of payments as of June 30, 2001, with respect to the Genesis Senior Lender Claims. Based on the valuation of the Genesis Debtors presented in section IV, below, these postpetition payments are assumed to apply against the prepetition Genesis Senior Lender Claims described above, resulting in an outstanding Genesis Senior Lender Claim of approximately $997,481,000. However, in the event the Bankruptcy Court determines that the value of the Genesis Debtors is higher, the Genesis Senior Lender Claims would include postpetition interest. In that case, the postpetition payments would be allocated to repay the Tranche II facility ($40,000,000), prepetition interest ($43,979,000), and approximately $112,000,000 of postpetition interest at contractual nondefault rates. Other than interest that accrued prior to the Commencement Date on overdue payments of interest as of that date, no portion of the postpetition payments would be allocated to compound interest.

                 The claims in Class G2 have the benefit of subordination provisions in the various instruments representing the claims in Class G5 (Genesis Senior Subordinated Note Claims). The effect of these subordination provisions is to require that distributions that would otherwise be made to Class G5 be made to the holders of Genesis Senior Lender Claims. The Plan of Reorganization does not give effect to those provisions, and the distribution of New Common Stock and New Warrants to the holders of claims in Class G5 (Genesis Senior Subordinated Note Claims) represents a negotiated settlement between the official committee of unsecured creditors in the Genesis reorganization cases and the holders of the Genesis Senior Lender Claims.

                 Treatment. Class G2 will receive

                 o cash in an amount equal to the interest on the Genesis Senior Lender Claims at contractual, nondefault rates, as paid pursuant to certain cash collateral and adequate protection stipulations described in section VI.D.1, below (as of June 30, 2001, such amount is $195,979,000)

                 o   New Senior Notes in the principal amount of $94,923,000

                 o shares of New Convertible Preferred Stock with an aggregate liquidation preference of $31,000,000

                 o   approximately 74.35% of the New Common Stock

The allocation of New Common Stock is also subject to dilution based on future issuances of additional shares of New Common Stock, including in connection with the conversion of the New Convertible Preferred Stock, the exercise of the New Warrants, and the issuance of restricted shares of New Common Stock and options under the New Management Incentive Plan for key employees. Distributions to Class G2 will be made to the individual holders of the Genesis Senior Lender Claims in such denominations and registered in the names of the holders as Mellon Bank, N.A. shall have directed in writing.

         3.      Genesis Priority Non-Tax Claims (Class G3)

                 Description. The claims in Class G3 are the types of claims identified in section 507(a) of the Bankruptcy Code that are entitled to priority in payment (other than administrative expense claims and priority tax claims). For the Genesis Debtors, these claims relate primarily to prepetition wages and employee benefit plan contributions that had not yet been paid as of the Commencement Date. The Genesis Debtors believe that all of these claims have already been paid pursuant to an order entered by the Bankruptcy Court on the Commencement Date.

                 Treatment. Claims in Class G3 that have not already been paid will be paid on the later of (i) the Effective Date, (ii) the date such claim becomes allowed, and (iii) the date for payment provided by any agreement or understanding between the parties, except to the extent the holders of such claims agree to a different treatment.

         4.      Genesis General Unsecured Claims (Class G4)

                 Description. The aggregate amount of general unsecured claims filed against the Genesis Debtors on or before the December 19, 2000 bar date was approximately $1,131,655,000. However, the Genesis Debtors estimate that the aggregate amount of allowed claims in Class G4 will be approximately $80,069,000, after deducting duplicate claims, claims not supported by the Genesis Debtors' books and records, claims that are covered by insurance, and claims that are subject to other objections. The claims in Class G4 consist of the claims of suppliers and other vendors, landlords with prepetition rent claims and/or claims based on rejection of leases, personal injury and other litigation claimants to the extent not covered by insurance, parties to contracts with the Genesis Debtors that are being rejected, deficiency claims of mortgage lenders, the unsecured portion of the claims arising from the prepetition termination of certain interest rate hedging agreements, claims (if any) arising from the remaining qui tam suit identified in section V.D.6, below, contingent (as of the date hereof) claims relating to bonds executed on behalf of the Debtors by Liberty Bond Services, and other general unsecured claims. The following table lists the types of claims and the estimated amount in these groups to the extent material.

                             Type of claim                         Amount
               --------------------------------------------------------------
               Suppliers and vendors (estimated amount)       $   51,329,000
               Mortgage deficiency claims                          7,483,000
               Swap deficiency claims                             11,257,000
               Other (including estimate of rejection damages)    10,000,000
                                                              --------------
                                                    Total     $   80,069,000

For purposes of the initial distribution, and as part of the distribution mechanism under the Plan for holders of claims in Classes G4 and G5, the Debtors will be required to estimate the total amount of claims that will be allowed. See section V.D.5, below.

                 For completeness, this class also includes claims covered by insurance in whole or in part maintained by the Genesis Debtors. However, such claims will be entitled to share in the treatment of this class only to the extent they are not covered by such insurance. See section V.D.7, below. The Genesis Debtors believe that their professional liability insurance is sufficient to cover all allowed claims for personal injury or wrongful death.

               Treatment. The holders of claims in Class G4 which are uninsured in whole or in part will share 4.12% of the New Common Stock and 62.19% of the New Warrants with the holders of claims in Class G5. Based on the books and records of the Genesis Debtors, the holders of claims in Class G4 will receive

                o    approximately 0.71% of the New Common Stock

                o    10.65% of the New Warrants

Holders of claims in this class that are covered by insurance in whole or in part will be paid in the ordinary course of the business of the Reorganized Debtors to the extent of such insurance, and to the extent that these claims are not covered by insurance will be treated in the same manner as the holders of uninsured claims in this class. All shares of New Common Stock are subject to dilution based on future issuances of additional shares of New Common Stock, including in connection with the conversion of the New Convertible Preferred Stock, the exercise of the New Warrants, and the issuance of restricted shares of New Common Stock and options under the New Management Incentive Plan for key employees.

         5.      Genesis Senior Subordinated Note Claims (Class G5)

                 Description. The claims in this class total $387,425,000 and consist of the principal and interest accrued and unpaid through the Commencement Date under four separate series of senior subordinated notes issued by Genesis. The following table describes the notes:

                            Subordinated Note                   Amount
               -------------------------------------------- ---------------
               9-3/4%  Senior Subordinated Notes due 2005     $120,000,000
                       Indenture, dated as of June 15, 1995,
                       between Genesis and State Street Bank
                       and Trust Company, as trustee

               9-1/4%  Senior Subordinated Notes due 2006
                       125,000,000 Indenture, dated as of
                       October 7, 1996, between Genesis and
                       State Street Bank and Trust Company,
                       as successor trustee

               9-7/8%  Senior Subordinated Notes due 2009      120,920,000*
                       Indenture, dated as of
                       December 23, 1998, between Genesis
                       and The Bank of New York, as
                       trustee

               9-3/8%  Senior Subordinated Notes due 2005        1,590,000
                       Indenture, dated as of
                       September 15, 1995, between
                       Grancare, Inc. and Marine Midland
                       Bank, as trustee
                                 Plus prepetition interest      19,915,000
                                                            --------------
                                                     Total    $387,425,000

               *$125,000,000 face amount less $4,080,000 of original issue discount

The claims in Class G5 are contractually subordinated to the Genesis Senior Lender Claims in Class G2.

                 Treatment. The holders of claims in Class G5 will share 4.12% of the New Common Stock and 62.19% of the New Warrants with the holders of claims in Class G4. Based on the books and records of the Genesis Debtors, Class G5 will receive

                 o    approximately 3.41% of the New Common Stock

                 o    51.54% of the New Warrants

All shares of New Common Stock are subject to dilution based on future issuances of additional shares of New Common Stock, including in connection with the conversion of the New Convertible Preferred Stock, the exercise of the New Warrants, and the issuance of restricted shares of New Common Stock and options under the New Management Incentive Plan for key employees.

         6.      Genesis Intercompany Claims (Class G6)

                 Description. The Genesis Debtors record transfers of funds among themselves as intercompany claims. For example, funds raised by Genesis through the issuance of securities to the public (both stock and debt), as well as amounts borrowed under its prepetition credit agreement, have been used to fund and build the operations of many of the other Genesis Debtors. In addition, funds earned by the subsidiaries of Genesis have been transferred to Genesis as partial repayment of such advances.

                 Treatment. For purposes of the Plan, these claims are unimpaired.

         7.      Genesis Punitive Damage Claims (Class G7)

                 Description. Class G7 consists of any claim against any of the Genesis Debtors for any fine, penalty, forfeiture, or attorneys' fees (but only to the extent such attorneys' fees are punitive in nature), or for multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, attorneys' fees, or damages is not compensation for actual pecuniary loss suffered by the holder of such claim and not statutorily prescribed. In general, punitive or exemplary damage claims are intended to punish or make an example of a wrongdoer. However, in the context of an insolvent entity, such as the Genesis Debtors, the enforcement of punitive claims would have the effect of punishing unsecured creditors by diluting the ultimate recovery to all unsecured creditors. Moreover, punitive and exemplary damage claims differ significantly from other general unsecured claims which are based upon pecuniary losses. For these reasons, such claims have been classified separately from other unsecured claims. The Genesis Debtors do not believe that there will be any allowed claims in this class. However, several proofs of claim have been filed concerning personal injury or wrongful death claims that include punitive or exemplary damage amounts and this class has been included in the Plan for completeness. In addition, the AGE Institute has asserted unspecified punitive and exemplary damages in connection with certain counterclaims it has asserted against certain Genesis Debtors in response to the commencement of an adversary proceeding commenced against it.

                 Treatment. To the extent there are any allowed claims in this class, they are subordinated to the claims in other classes. No property will be distributed to the holders of any allowed claims in this class from the Genesis Debtors' estates. Solely, to the extent these claims are covered by applicable insurance policies, and such insurance is permitted under state law, holders of allowed claims in this class shall receive insurance proceeds.

         8.      Genesis Series G Preferred Stock Interests (Class G8)

                 Description. Class G8 consists of the equity interests represented by the outstanding shares of Genesis's Series G Cumulative Convertible Preferred Stock. This issue consists of 586,240 shares of preferred stock issued to HCR Manor Care, Inc. in connection with Genesis's 1998 acquisition of the pharmacy business of that company. This class also includes any claims that HCR Manor Care, Inc. has or may assert against Genesis in connection with the issuance of this preferred stock, whether based on state or federal securities laws or otherwise (although no proof of claim for such amounts has been filed).

                 Treatment. Holders of equity interests in Class G8 will receive no property under the Plan, and these equity interests will be cancelled on the Effective Date.

         9.      Genesis Series H Preferred Stock Interests (Class G9)

                 Description. Class G9 consists of the equity interests represented by the outstanding shares of Genesis's Series H Senior Convertible Participating Cumulative Preferred Stock. This issue consists of 24,369 shares of preferred stock issued to The Cypress Group and certain of its affiliates, TPG Partners II, L.P., and Nazem, Inc. in connection with a 1999 restructuring of Genesis's obligations. That restructuring is described in detail in Genesis's Form 10-K for the fiscal year ended September 30, 2000.

                 Treatment. Holders of equity interests in Class G9 will receive no property under the Plan and these equity interests will be cancelled on the Effective Date.

         10.     Genesis Series I Preferred Stock Interests (Class G10)

                 Description. Class G10 consists of the equity interests represented by the outstanding shares of Genesis's Series I Senior Convertible Exchangeable Participating Cumulative Preferred Stock. This issue consists of 17,631 shares of preferred stock issued to The Cypress Group and certain of its affiliates, TPG Partners II, L.P., and Nazem, Inc. in connection with a 1999 restructuring of Genesis's obligations. That restructuring is described in detail in Genesis's Form 10-K for the fiscal year ended September 30, 2000.

                 Treatment. Holders of equity interests in Class G10 will receive no property under the Plan, and these equity interests will be cancelled on the Effective Date.

         11.     Genesis Common Stock Interests (Class G11)

                 Description. This class consists of the common equity interests in Genesis represented by Genesis's outstanding 48,641,456 shares of common stock, $0.02 par value. The class includes all shares owned by affiliates or members of the management of the Genesis Debtors and any outstanding options, warrants, or rights to purchase such stock, including conversion or exchange rights under the Series G Cumulative Convertible Preferred Stock, the Series H Senior Convertible Participating Cumulative Preferred Stock, and the Series I Senior Convertible Exchangeable Participating Cumulative Preferred Stock.

                 Treatment. Holders of equity interests in Class G11 will receive no property under the Plan, and these equity interests will be cancelled on the Effective Date.

F.       Description of the Multicare Classes

                 Unless otherwise indicated, the characteristics and amount of the claims or equity interests in the following classes are based on the books and records of the Multicare Debtors. Each subclass is treated as a separate class for purposes of the Plan of Reorganization and the Bankruptcy Code. However, the following discussion may refer to a group of subclasses as a single class for ease of reference.

         1.      Multicare Other Secured Claims (Class M1)

                 Description. Class M1 is a group of subclasses, with aggregate allowed secured claims of approximately $26,318,000 as of the date of this Disclosure Statement (exclusive of interest and net of reinstatement payments). For the most part, claims in these subclasses are mortgage financings of various properties owned and/or operated by the Multicare Debtors and equipment financings of various types. Each subclass represents a separate mortgage or collateral pool. The following table describes the material subclasses in Class M1.

                 The Plan of Reorganization reinstates the claims in Subclasses M1-1 through M1-6. The aggregate cost to cure defaults and reinstate the debt in these subclasses is projected to be $3,522,000 as of June 30, 2001. These claims are not impaired, and the holders of the debt are not entitled to vote to accept or reject the Plan. Subclass M1-7 is impaired and is entitled to vote. The following table identifies and summarizes the treatment for each of the material subclasses in Class M1. The percentage recovery indicated in the following table is based on the value of the collateral securing these obligations.

Treatment of Subclasses

--------------------------------------------------------------------------------------------------
 Subclass            Description                                           Entitled  Estimated
             Collateral (lender or guarantor)      Treatment               to Vote    Recovery
--------------------------------------------------------------------------------------------------
M1-1         Rosewood Center (Tyler          $825,000 mortgage reinstated    No        100%
             County, WV)
--------------------------------------------------------------------------------------------------
M1-2         Sisterville Center (Care        $1,960,000 mortgage reinstated  No        100%
             Haven) (Tyler County, WV)
--------------------------------------------------------------------------------------------------
M1-3         Raleigh Center (WV Hospital     $1,840,000 mortgage bonds       No        100%
             Authority)                      reinstated
--------------------------------------------------------------------------------------------------

M1-4         Westford Center (HUD)           $6,637,992 mortgage reinstated  No        100%
--------------------------------------------------------------------------------------------------
M1-5         Willows Center                  $11,900,815 mortgage            No        100%
             Cedar Ridge Center              reinstated
             Dawn View Center
             (MediTrust)
--------------------------------------------------------------------------------------------------
M1-6         Teays Valley (West Virginia     $3,665,000 mortgage reinstated  No        100%
             Hospital Authority)
--------------------------------------------------------------------------------------------------
M1-7         Point Pleasant (Mason County    Return of collateral            Yes       100%*
             WV) Outstanding Mortgage:
             $1,535,000
--------------------------------------------------------------------------------------------------

         * Based on a valuation of the collateral securing these claims. Section 506(a) of the Bankruptcy Code provides that a claim is secured only to the extent of the value of the underlying collateral.

                 In addition to Subclasses M1-1 through M1-7, there are other subclasses of miscellaneous secured claims of approximately $71,000 against the Multicare Debtors, each of which will be treated as a separate class. Under the Plan of Reorganization, either these claims will be reinstated or the Reorganized Debtors will return the property securing such claim. The reinstated claims are not impaired, and the holders are not entitled to vote to accept or reject the Plan of Reorganization.

         2.      Multicare Senior Bank Claims (Class M2)

                 Description. The prepetition claims in this class aggregate approximately $443,400,000 and are the largest claims against the Multicare Debtors. This class consists of the following prepetition claims:

                             Instrument                      Amount
               --------------------------------------------------------
               Revolver                                   $112,700,000
               Term Loan A                                 116,400,000
               Term Loan B                                 145,800,000
               Term Loan C                                  49,100,000
                                                       ----------------
                                             Subtotal     $424,000,000
               Prepetition interest                         19,400,000
                                                       ----------------
               Total prepetition claims                   $443,400,000

                 The claims under the Revolver, Term Loan A, Term Loan B, and Term Loan C arise under Multicare's Fourth Amended and Restated Credit Agreement, dated as of August 20, 1999, among The Multicare Companies, Inc., certain subsidiary Multicare Debtors named therein, Mellon Bank N.A., as administrative agent, certain co-agents named therein, and the lenders participating in such agreement. To secure those claims, the Multicare Debtors granted first priority security interests in substantially all their assets and junior security interests in certain properties already subject to liens.

                 The claims in Class M2 have the benefit of subordination provisions in the instruments representing the claims in Class M5 (Multicare Senior Subordinated Note Claims). The effect of these subordination provisions is to require that distributions that would otherwise be made to Class M5 be made to the holders of Multicare Senior Lender Claims. The Plan of Reorganization does not give effect to those provisions, and the distribution of New Common Stock and New Warrants to the holders of claims in Class M5 (Multicare Senior Subordinated Note Claims) represents a negotiated settlement between the official committee of unsecured creditors in the Multicare reorganization cases and the holders of the Multicare Senior Lender Claims.

                 Treatment. Class M2 will be entitled to receive 88.37% of the shares of the New Multicare Stock. However, approval of the Plan will implement the Plan of Merger, under which all such stock will be deemed to be immediately exchanged for

                 o    $25,000,000 in cash

                 o    New Senior Notes in the principal amount of $147,682,000

                 o shares of New Convertible Preferred Stock with an aggregate liquidation preference of $11,600,000

                 o    approximately 19.02% of the New Common Stock

The allocation of New Common Stock is also subject to dilution based on future issuances of additional shares of New Common Stock, including in connection with the conversion of the New Convertible Preferred Stock, the exercise of the New Warrants, and the issuance of restricted shares of New Common Stock and options under the New Management Incentive Plan for key employees. Distributions to Class M2 will be made to the individual holders of the Multicare Senior Lender Claims in such denominations and registered in the names of the holders as Mellon Bank, N.A. shall have directed in writing.

         3.      Multicare Priority Non-Tax Claims (Class M3)

                 Description. The claims in Class M3 are the types of claims identified in section 507(a) of the Bankruptcy Code that are entitled to priority in payment (other than administrative expense claims and priority tax claims). For the Multicare Debtors, these claims relate primarily to prepetition wages and employee benefit plan contributions that had not yet been paid as of the Commencement Date. The Multicare Debtors believe that all of these claims have already been paid pursuant to an order entered by the Bankruptcy Court on the Commencement Date.

                 Treatment. Claims in Class M3 that have not already been paid will be paid on the later of (i) the Effective Date, (ii) the date such claim becomes allowed, and (iii) the date for payment provided by any agreement or understanding between the parties, except to the extent the holders of such claims agree to a different treatment.

         4.      Multicare General Unsecured Claims (Class M4)

                 Description. The aggregate amount of general unsecured claims filed against the Multicare Debtors on or before the December 19, 2000 bar date was approximately $1,702,490,000. However, the Multicare Debtors estimate that the aggregate amount of allowed claims in Class M4 will be approximately $26,439,000, after deducting duplicate claims, claims not supported by the Multicare Debtors' books and records, claims covered by insurance, and claims that are subject to other objections. The claims in Class M4 consist of the claims of suppliers and other vendors, landlords with prepetition rent claims and/or claims based on rejection of leases, personal injury and other litigation claimants to the extent not covered by insurance, parties to contracts with the Multicare Debtors that are being rejected, deficiency claims of mortgage lenders, contingent (as of the date hereof) claims relating to bonds executed on behalf of the Debtors by Liberty Bond Services, and other general unsecured claims. For completeness, this class also includes claims covered by insurance in whole or in part maintained by or on behalf of the Multicare Debtors. However, such claims will be entitled to share in the treatment of this class only to the extent they are not covered by such insurance. The Multicare Debtors believe that their professional liability insurance is sufficient to cover all allowed claims for personal injury or wrongful death. See section V.D.7, below. For purposes of the initial distribution, and as part of the distribution mechanism under the Plan for holders of claims in Classes M4 and M5, the Debtors will be required to estimate the total amount of claims that will be allowed. See section V.D.5, below.

                 Treatment. The holders of claims in Class M4 which are uninsured in whole or in part will share 11.63% of the shares of New Multicare Stock with the holders of claims in Class M5. Approval of the Plan will implement the Plan of Merger, under which all such stock will be deemed to be immediately exchanged for 2.50% of the New Common Stock and 37.81%
of the New Warrants, which will be shared with the holders of claims in Class M5 on a pro rata basis. Based on the books and records of the Multicare Debtors, Class M4 will receive

                 o    approximately 0.23% of the New Common Stock

                 o    3.52% of the New Warrants

Holders of claims in this class that are covered by insurance will be paid in the ordinary course of the business of the Reorganized Debtors to the extent of such insurance, and to the extent that these claims are not covered by insurance will be treated in the same manner as the holders of uninsured claims in this class. All shares of New Common Stock are subject to dilution based on future issuances of additional shares of New Common Stock, including in connection with the conversion of the New Convertible Preferred Stock, the exercise of the New Warrants, and the issuance of restricted shares of New Common Stock and options under the New Management Incentive Plan for key employees.

         5.      Multicare Senior Subordinated Note Claims (Class M5)

                 Description. The claims in this class total $257,817,000 and consist of the principal and interest accrued and unpaid through the Commencement Date, less unamortized original issue discount, under Multicare's 9% Senior Subordinated Notes due 2007, issued and governed by the Indenture, dated as of August 11, 1997, between Multicare and PNC Bank, National Association, as trustee. The claims in Class M5 are contractually subordinated to the Multicare Senior Lender Claims in Class M2.

                 Treatment. The holders of claims in Class M5 will share 11.63% of the shares of New Multicare Stock with the holders of claims in Class M4. Approval of the Plan will implement the Plan of Merger, under which all such stock will be deemed to be immediately exchanged for 2.50% of the New Common Stock and 37.81% of the New Warrants, which will be shared with the holders of claims in Class M4 on a pro rata basis. Based on the books and records of the Multicare Debtors, Class M5 will receive

                 o    approximately 2.27% of the New Common Stock

                 o    34.29% of the New Warrants

All shares of New Common Stock are subject to dilution based on future issuances of additional shares of New Common Stock, including in connection with the conversion of the New Convertible Preferred Stock, the exercise of the New Warrants, and the issuance of restricted shares of New Common Stock and options under the New Management Incentive Plan for key employees.

         6.      Multicare Intercompany Claims (Class M6)

                 Description. The Multicare Debtors record transfers of funds among themselves as intercompany claims. For example, funds borrowed by Multicare under its prepetition credit agreement have been used to fund and build the operations of many of the other Multicare Debtors. In addition, funds earned by the subsidiaries of Multicare have been transferred to Multicare as partial repayment of such advances.

                 Treatment. For purposes of the Plan, these claims are unimpaired.

         7.      Multicare Punitive Damage Claims (Class M7)

                 Description. Class M7 consists of any claim against any of the Multicare Debtors for any fine, penalty, forfeiture, or attorneys' fees (but only to the extent such attorneys' fees are punitive in nature), or for multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, attorneys' fees, or damages is not compensation for actual pecuniary loss suffered by the holder of such claim and not statutorily prescribed. In general, punitive or exemplary damage claims are intended to punish or make an example of a wrongdoer. However, in the context of an insolvent entity, such as the Multicare Debtors, the enforcement of punitive claims would have the effect of punishing unsecured creditors by diluting the ultimate recovery to all unsecured creditors. Moreover, punitive or exemplary damage claims differ significantly from other general unsecured claims which are based upon pecuniary losses. For these reasons, such claims have been classified separately from other unsecured claims. The Multicare Debtors do not believe that there will be any allowed claims in this class. However, several proofs of claim have been filed concerning personal injury or wrongful death claims that include punitive or exemplary damage amounts and this class has been included in the Plan for completeness.

                 Treatment. To the extent there are any allowed claims in this class, they are subordinated to the claims in other classes. No property will be distributed to the holders of any allowed claims in this class from the Multicare Debtors' estates. Solely, to the extent these claims are covered by applicable insurance policies, and such insurance is permitted under state law, holders of allowed claims in this class shall receive insurance proceeds.

         8.      Multicare Common Stock Equity Interests (Class M8)

                 Description. This class consists of all the common equity interests in Genesis ElderCare Corp., including any outstanding options, warrants, or rights to acquire such equity interests, represented by that company's 745,000 outstanding shares of common stock, $0.01 par value, of which approximately 43.6% is currently owned by Genesis.

                 Treatment. Holders of equity interests in Class M8 will receive no property under the Plan, and these equity interests will be cancelled on the Effective Date.

G.       Administrative Expenses for the Genesis Debtors and the Multicare
         Debtors

                 In order to confirm the Plan of Reorganization, Administrative Expense Claims and Priority Tax Claims must be paid in full or in a manner otherwise agreeable to the holders of those claims. Administrative expenses are the actual and necessary costs and expenses of the chapter 11 cases of the Genesis Debtors and the Multicare Debtors. Those expenses include, but are not limited to, postpetition salaries and other benefits for employees, postpetition rent for facilities and offices, amounts owed to vendors providing goods and services during the chapter 11 cases, tax obligations incurred after the commencement of the chapter 11 cases, and certain statutory fees and expenses. Other administrative expenses include the actual, reasonable, and necessary professional fees and expenses of the professionals retained by the Genesis Debtors, the Multicare Debtors, and their respective creditors' committees, as well as the obligations outstanding under the separate debtor in possession financing agreements for the Genesis Debtors and the Multicare Debtors.

                 Consistent with the requirements of the Bankruptcy Code, the Plan of Reorganization generally provides for allowed Administrative Expense Claims to be paid in full on the later of the Effective Date and the first business day after the date that is thirty (30) days after the date such Administrative Expense Claim becomes allowed, except for Administrative Expense Claims relating to ordinary course of business transactions or for money borrowed, both of which will be paid in accordance with the past practice of the Debtors and the terms of the agreements governing such obligations. Administrative Expense Claims relating to compensation of the professionals retained by the Genesis Debtors, the Multicare Debtors, their respective creditors' committees, or for the reimbursement of expenses for certain members of their respective creditors' committees will, unless otherwise agreed by the claimant, be paid on the later of the Effective Date and the date on which an order allowing such Administrative Expense Claim is entered.

                 Allowed tax claims entitled to priority under the Bankruptcy Code will be paid either in full on the later of the Effective Date and the first business day after the date that is thirty (30) days after the date such claim becomes allowed or with interest at a fixed annual rate equal to eight percent (8%) over a period not exceeding six (6) years from the date of assessment of the tax.

         1.      Debtor in Possession Financing

                 The Genesis Debtors estimate that there will be approximately $200,000,000 outstanding under their debtor in possession financing agreements on the Effective Date. Of that amount, approximately $2,500,000 will relate to outstanding letters of credit. With the exception of those letters of credit, obligations under the debtor in possession financing agreements will be paid on the Effective Date. On the Effective Date, outstanding letters of credit will either be replaced or will remain outstanding and will be backed up with new letters of credit or cash collateralized on the Effective Date. The Multicare Debtors do not expect that any amounts will be outstanding under their debtor in possession financing agreements on the Effective Date, other than approximately $500,000 of letters of credit, which will either be replaced or will remain outstanding and will be backed up with new letters of credit or cash collateralized on the Effective Date.

         2.      Federal Medicare Claims

                 The Medicare fiscal intermediaries for the Genesis Debtors and the Multicare Debtors have determined that the Debtors have received Medicare overpayments. The Medicare statute, regulations, and procedures require the fiscal intermediaries to adjust Medicare payments to recover such overpayments upon determining those overpayments. However, because of the bankruptcy, many of these determined overpayments remain outstanding. In addition, the Centers for Medicare and Medicaid Services (CMS) f/k/a the Health Care Financing Administration (HCFA) has imposed civil money penalties (CMPs) on certain of the Debtors that remain unpaid to date. CMS asserts no other claims against the Debtors.

                 CMS and the Debtors agree that total determined overpayments have not taken into account underpayments that Genesis and Multicare believe are due under the Medicare program. The Debtors expect that these determined overpayments, and CMPs, will be reduced to zero, as of the effective date of the confirmation of the Plan of Reorganization, by application of underpayments. After the effective date, the Debtors will pay all Medicare determined overpayments and CMPs, and receive all determined underpayments, in the ordinary course of their businesses, in accordance with the Medicare statute, regulations, and procedures.

                 Separately, the Genesis Debtors have entered into an agreement to resolve four pending civil qui tam suits filed by private citizens under the federal False Claims Act, 31 U.S.C. ss. 3729 et seq. relating to alleged overbilling to the federal Medicare program. The terms of that settlement, which involve a payment of approximately $2.1 million to the federal government, are described in section II.K.1, below.

         3.      State Medicaid Claims

                 Certain of the Genesis Debtors have accrued credits or overpayments due to various state Medicaid programs. The aggregate amount of such credits and overpayments is approximately $8,000,000. As part of the assumption of certain agreements and/or programs related to participation in the Medicaid programs in those states, the Genesis Debtors expect to make such payments in the ordinary course of their businesses.

         4.      Fees and Expenses of Professionals

                 The Genesis Debtors estimate that the fees and expenses of the various professionals in their chapter 11 cases will be approximately $8,000,000, including amounts paid on an interim basis during the chapter 11 cases. The Multicare Debtors estimate that the fees and expenses of the various professionals in their chapter 11 cases will be approximately $10,000,000, including amounts paid on an interim basis during the chapter 11 cases.

         5.      Payments to Employees

                 The Bankruptcy Court has approved retention programs for key employees of the Genesis Debtors and has approved the reimbursement of a portion of those expenses from the estates of the Multicare Debtors. Under those programs, approximately $4.4 million in retention payments has not yet been made and approximately $2.1 million in plan of reorganization incentive payments will be made (assuming an Effective Date of August 31, 2001).

         6.      Fees and Expenses of Indenture Trustees

                 The Debtors estimate that the fees and expenses of the trustees under the indentures described in sections II.E.5 and II.F.5, above, including the fees and expenses of any professionals retained by such indenture trustees, assuming an Effective Date of August 31, 2001, will be approximately $280,000.

H.      Securities to be Issued Under the Plan of Reorganization

        1.       New Senior Notes

                 Reorganized Genesis will issue $242,605,000 of New Senior Notes as part of the Plan. The New Senior Notes will bear interest at LIBOR plus 5.0%. The New Senior Notes will mature 6 months after the term note portion of the exit financing, which is expected to be 5-1/2 years after the Effective Date. The New Senior Notes will amortize 1% each year and will be secured by a junior lien on real property and related fixtures of substantially all the Debtors, subject to the liens granted to the lenders providing exit financing and any other pre-existing liens on such property. The liens granted to secure the New Senior Notes will also secure, on an equal and ratable basis, the claims in Subclass G1-17 and the liens of the property securing the claims in Subclass G1-17 will secure the New Senior Notes, on a junior and subordinate basis. The New Senior Notes will be governed by an Indenture, a copy of which is part of the Plan Supplement.

The Indenture will include covenants that are standard for public debt. Reorganized Genesis may prepay all or a portion of the New Senior Notes at any time without penalty (although such prepayment may be restricted by the terms of the exit financing). The New Senior Notes will be guarantied by substantially all the Debtors. The only Debtors excluded from the liens and guaranties are ones that have obligations which are being reinstated under the Plan if the terms of those obligations would prohibit such liens and/or guaranties. See sections II.E.1 and II.F.1, above, for a discussion of reinstated classes, and section VIII.C, below, for a discussion of the exit financing.

                 The Debtors used the following methodology to allocate the New Senior Notes between the holders of the Genesis Senior Lender Claims and the holders of the Multicare Senior Lender Claims. After consultation with their respective advisors and with prospective exit financing lenders, the Debtors determined that the overall debt capacity of the combined companies should not exceed $624,000,000. The Debtors allocated this debt capacity pro rata, based on the respective adjusted year 2001 EBITDA projections for the Genesis Debtors and the Multicare Debtors, to determine an overall debt capacity of $440,000,000 for the Genesis Debtors and $184,000,000 for the Multicare Debtors. The Genesis Debtors then deducted their aggregate miscellaneous secured claims (Class G1) and the amount of exit financing needed to pay their administrative expenses from their overall debt capacity allocation. After those calculations, the Genesis Debtors would have a remaining debt capacity of $94,923,000. The Multicare Debtors performed a similar calculation, resulting in a remaining debt capacity of $147,682,000. These amounts were used to allocate the New Senior Notes.

         2.      New Convertible Preferred Stock

                 On the Effective Date, Reorganized Genesis will issue convertible preferred stock with a liquidation preference of $42,600,000. The New Convertible Preferred Stock will accrue dividends at the annual rate of 6%, payable by Reorganized Genesis in additional shares of New Convertible Preferred Stock. The New Convertible Preferred Stock is convertible at any time, at the option of the holders, into shares of New Common Stock. Reorganized Genesis will have the right to convert all the shares of New Convertible Preferred Stock to shares of New Common Stock at any time after the first anniversary of the Effective Date when the average trading price for a share of New Common Stock over the immediately preceding 30 calendar days is $30.00 or more. In either case, the conversion rate will be $20.33 of liquidation preference for each share of New Common Stock. Reorganized Genesis will have the right to redeem the New Convertible Preferred Stock at any time by giving 30 days notice to the holders (although such redemptions may be restricted by the terms of the exit financing). The holders may convert their shares prior to the expiration of that 30-day period. The New Convertible Preferred Stock is also subject to mandatory redemption on the 9th anniversary of the Effective Date. It will also be subject to mandatory redemption from the actual cash received by Reorganized Genesis from the following: (i) the sale of certain real and personal property, as identified in the Plan Supplement; (ii) the exercise of the New Warrants; (iii) any settlement with the federal government in connection with certain administrative appeals identified in the Plan Supplement; (iv) the settlement or other resolution of the claims of the Genesis Debtors against the AGE Institute and its related entities; and (v) the issuance of any equity (other than exercise of the New Warrants) to the extent that such proceeds are not required to be a mandatory prepayment pursuant to the terms of the exit financing required by the Plan. Although the recovery of any cash from the AGE Institute is uncertain (the AGE Institute has asserted that there will be no recovery), the receipt of such amounts is not needed to meet the redemption requirements for the New Convertible Preferred Stock. See section V.D.5, below. Reorganized Genesis will give 30 days notice to the holders of any mandatory redemption, and holders of the New Convertible Preferred Stock may convert their shares prior to the expiration of that period.

         3.      New Common Stock

                 On the Effective Date, Reorganized Genesis will issue 41,000,000 shares of its New Common Stock, par value $0.01. The shares will be issued to the holders of claims in Classes G2, G4, G5, M2, M4, and M5. The following table shows the allocation among these classes:

                                              Shares of New       % of New
                    Class                     Common Stock      Common Stock
   -------------------------------------------------------------------------
   G2 (Genesis Senior Lender Claims)             30,485,079          74.35%
   G4 (Genesis General Unsecured Claims)            289,305           0.71%
   G5 (Genesis Senior Subordinated Claims)        1,399,842           3.41%
                                             -------------------------------
                                   Subtotal      32,174,226          78.47%

   M2 (Multicare Senior Lender Claims)            7,798,917          19.02%
   M4 (Multicare General Unsecured Claims)           95,509           0.23%
   M5 (Multicare Senior Subordinated Claims)        931,348           2.27%
                                             -------------------------------
                                   Subtotal       8,825,774          21.53%
                                             -------------------------------
                                      Total      41,000,000         100.00%

                 The New Common Stock will vote as a single class for the election of directors and on other matters that require shareholder approval and will be subject to dilution for the issuance of additional shares of New Common Stock, including in connection with the conversion of the New Convertible Preferred Stock, the exercise of the New Warrants, and the issuance of restricted shares of New Common Stock and options under the New Management Incentive Plan for key employees. The Management Incentive Plan is described in section VIII.F, below. The Plan of Reorganization will provide for authorization of sufficient shares of New Common Stock to accomplish the purposes described hereunder.

         4.      New Warrants

                 On the Effective Date, Reorganized Genesis will issue warrants to purchase 4,559,475 shares of New Common Stock. This represents approximately 11.12% of the New Common Stock issued on the Effective Date, before dilution for stock issuances or the exercise of options under the New Management Incentive Plan for key employees described in section VIII.F, below. The New Warrants will expire on the first anniversary of the Effective Date and will have an exercise price of $20.33 per share of New Common Stock. The current valuation of the New Warrants of between $16,000,000 and $23,000,000 is based on (i) a volatility of 40% - 60%, (ii) a market price of $20.33 per share for the New Common Stock,
(iii) the exercise price of $20.33 for the New Warrants, (iv) a one-year expiration for the New Warrants, and (v) a risk free rate of 3.6%.

         5.      New Multicare Common Stock

                 On the Effective Date, Multicare will issue shares of its new common stock to the holders of claims in Classes M2, M4, and M5. This stock will not be distributed. Instead, it will be exchanged for New Senior Notes, New Convertible Preferred Stock, New Common Stock, and New Warrants in accordance with the Plan and the terms of the Plan of Merger.

I.       Deemed Consolidation of Certain Debtors for Purposes of the Plan

                 For purposes of distributions to Classes G2, G4, and G5, the Genesis Debtors will be considered to be a single legal entity. Similarly, for purposes of distributions to Classes M2, M4, and M5, the Multicare Debtors will be considered to be a single legal entity (although separate from the Genesis Debtors). This "deemed" consolidation has three major effects. First, it eliminates intercompany claims from the treatment scheme. Second, it eliminates guaranties of the obligations of one Genesis Debtor by another Genesis Debtor and one Multicare Debtor by another Multicare Debtor. Finally, each claim filed in Classes G2, G4, and G5 against any of the Genesis Debtors will be considered to be a single claim against the consolidated Genesis Debtors and each claim filed in Classes M2, M4, and M5 against any of the Multicare Debtors will be considered to be a single claim against the consolidated Multicare Debtors.

                 The deemed consolidation will not affect the legal and organizational structure of the Reorganized Debtors, the modification or reinstatement of claims in Classes G1 and M1 (with the legal, equitable, and contractual rights to which the holder of any such claim in Glass G1 or M1 being reinstated and unimpaired under the Plan being left unaltered), guaranties or the grants of collateral in connection with any financing entered into, or New Senior Notes issued, on the Effective Date or pursuant to any contract or lease that is assumed under the Plan, or distributions out of any insurance policies or proceeds of policies. The foregoing deemed consolidation of the Genesis Debtors will result in the deemed elimination of multiple and duplicative claims, joint and several liability claims and guaranties, and the payment of allowed claims against each of the Genesis Debtors from a common fund. The deemed consolidation of the Multicare Debtors will have the same effect in their respective chapter 11 cases.

                 Subject to the proviso contained at the end of this section, the Genesis Debtors and the Multicare Debtors believe that the foregoing deemed consolidation of their respective estates is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases. The two critical factors considered in assessing the entitlement to substantive consolidation are (i) whether creditors dealt with the Genesis Debtors or the Multicare Debtors as a single economic unit and did not rely on their separate identity in extending credit or (ii) whether the affairs of the Genesis Debtors or the Multicare Debtors are so entangled that consolidation will benefit all creditors. With respect to the first factor, creditors who make loans on the basis of the financial status of a separate entity expect to be able to look to the assets of their particular borrower for satisfaction of that loan. The second factor involves whether there has been a commingling of the assets and business functions and considers whether all creditors will benefit because untangling is either impossible or so costly as to consume the assets. The following is a discussion of these factors as they relate to the Genesis Debtors and the Multicare Debtors.

         1.      Genesis Debtors

                 There is an ample factual basis for the deemed consolidation of the Genesis Debtors. First, the holders of the Genesis Senior Lender Claims dealt with substantially all the Genesis Debtors as a single economic unit and did not rely on their separate identity in extending credit. Specifically, almost all the Genesis Debtors are obligors under the credit agreement governing the Genesis Senior Lender Claims. In addition, almost all the Genesis Debtors granted first priority security interests in substantially all their assets and junior security interests in certain properties already subject to liens to secure the Genesis Senior Lender Claims. This course of dealing and the expectations of the holders of the Genesis Senior Lender Claims together justify consolidation.

                 Second, the affairs of the Genesis Debtors are entangled to the extent that consolidation will benefit all creditors. The Genesis Debtors consist of Genesis and 152 of its direct and indirect subsidiaries. Genesis's integrated healthcare networks provide inpatient, pharmacy, medical supply, and other healthcare services through eldercare centers, long-term care pharmacies, medical supply distribution centers serving over 1,000 eldercare centers, and community-based pharmacies in over 40 states. There is little correlation between the names of the centers and the names of the legal entities that technically own such facilities. This fact alone will make it very difficult for creditors to ascertain which Genesis Debtors they have a claim against. In fact, due to the organization of their books and records, the Genesis Debtors filed with the Bankruptcy Court their statement of financial affairs, schedules of assets and liabilities, and schedules of executory contracts and unexpired leases on a partially consolidated basis.

                 Third, the books and records of the Genesis Debtors reflect a large amount of intercompany claims reflecting, among other things, advances from Genesis to fund and build its operations, upstreamed funds from the other Genesis Debtors to enable Genesis to make payments to creditors, the allocation of corporate overhead, and the transfer of other property from one Genesis Debtor to another. In view of the complexity of such transactions and the adjustments that have been made over time, it would be difficult to reconcile intercompany claims without embarking on an enormous effort that would diminish the return for all creditors.

                 Finally, for the most part, the business units of the Genesis Debtors operate as integrated units, without all the formalities of separate corporate entities. As such, the Genesis Debtors participate in a unified cash management system (which includes non-Debtor subsidiaries) which would make it extremely difficult to confirm a plan of reorganization for individual Genesis Debtors.

                 In view of the foregoing, the Genesis Debtors believe that creditors would not be prejudiced to any significant degree by the deemed consolidation proposed in the Plan of Reorganization, which is consistent with creditors' having dealt with the Genesis Debtors as a single economic entity, and further believe that such deemed consolidation would best utilize the Genesis Debtors' assets and potential of all of the Genesis Debtors to pay to the creditors of each entity the distributions proposed in the Plan of Reorganization.

         2.      Multicare Debtors

                 There is an ample factual basis for the deemed consolidation of the Multicare Debtors. First, the Multicare Debtors all share a single manager -- Genesis -- which, as a general matter, operates each of the Multicare Debtors under the "Genesis" trade name.

                 Second, holders of the Multicare Senior Lender Claims dealt with substantially all the Multicare Debtors as a single economic unit and did not rely on their separate identity in extending credit. Specifically, almost all the Multicare Debtors are obligors under the credit agreement governing the Multicare Senior Lender Claims. In addition, almost all the Multicare Debtors granted first priority security interests in substantially all their assets and junior security interests in certain properties already subject to liens to secure the Multicare Senior Lender Claims. This course of dealing and the expectations of the holders of the Multicare Senior Lender Claims together justify consolidation.

                 Third, the affairs of the Multicare Debtors are entangled to the extent that consolidation will benefit all creditors. The Multicare Debtors operate as a single enterprise, and have a single line of business -- the operation of assisted living and skilled nursing care facilities. There is not always a correlation between the names of the centers and the names of the legal entities that technically own such facilities. This fact alone will make it very difficult for some creditors to ascertain which Multicare Debtors they have a claim against. In fact, due to the organization of their books and records, the Multicare Debtors filed with the Bankruptcy Court their statement of financial affairs, schedules of assets and liabilities, and schedules of executory contracts and unexpired leases on a partially consolidated basis.

                 Fourth, the books and records of the Multicare Debtors reflect a large amount of intercompany claims reflecting, among other things, advances from Multicare to fund and build its operations, upstreamed funds from the other Multicare Debtors to enable Multicare to make payments to creditors, the allocation of corporate overhead, and the transfer of other property from one Multicare Debtor to another. In view of the complexity of such transactions and the adjustments that have been made over time, it would be difficult to reconcile intercompany claims without embarking on an enormous effort that would diminish the return for all creditors.

                 Finally, for the most part, the Multicare Debtors operate as a single integrated unit, without all the formalities of separate corporate entities. As such, the Multicare Debtors participate in a unified cash management system (which includes non-Debtor subsidiaries) which would make it extremely difficult to confirm a plan of reorganization for individual Multicare Debtors.

                 In view of the foregoing, the Multicare Debtors believe that creditors would not be prejudiced to any significant degree by the deemed consolidation proposed in the Plan of Reorganization, which is consistent with creditors' having dealt with the Multicare Debtors as a single economic entity, and further believe that such deemed consolidation would best utilize the Multicare Debtors' assets and potential of all of the Multicare Debtors to pay to the creditors of each entity the distributions proposed in the Plan of Reorganization.

         3.      Proviso

                 In the event the Plan of Reorganization is not confirmed, any and all statements made in section II.I, above and any and all evidence presented with respect to the appropriateness of the substantive consolidation of (i) each of the Genesis Debtors into a single legal entity for purposes of distributions under the Plan and (ii) each of the Multicare Debtors into a single legal entity for purposes of distributions under the Plan, shall be deemed withdrawn by the Debtors and shall not constitute admissions with respect to the appropriateness of substantive consolidation of such entities. The Plan represents a negotiated settlement among the holders of the Genesis Senior Lender Claims, the Multicare Senior Lender Claims, and the respective official committees of unsecured creditors appointed in the Genesis Debtors' and Multicare Debtors' reorganization cases concerning the distribution of property to unsecured creditors despite the deficiency claims of the holders of the Genesis Senior Lender Claims and the Multicare Senior Lender Claims. Because the Plan is a settlement, the statements contained herein and in the Plan are entitled to the protection of Rule 408 of the Federal Rules of Evidence.

J.       Securities Law Matters

                 Holders of allowed claims in Classes G2, G4, G5, M2, M4, and M5 will receive Plan Securities pursuant to the Plan of Reorganization. Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities under a plan of reorganization.

         1.      Issuance and Resale of New Securities Under the Plan of
                 Reorganization

                 Section 1145 of the Bankruptcy Code provides that the securities registration requirements of federal and state securities laws do not apply to the offer or sale of stock, warrants, or other securities by a debtor if (i) the offer or sale occurs under a plan of reorganization, (ii) the recipients of securities hold a claim against, an interest in, or claim for administrative expense against the debtor, and (iii) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property. In reliance upon this exemption, the issuance of the New Senior Notes, the New Convertible Preferred Stock, the New Common Stock, and the New Warrants on the Effective Date as provided in the Plan of Reorganization generally will be exempt from the registration requirements of the Securities Act. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by section 4(1) of the Securities Act, unless the holder is an "underwriter" (see discussion below) with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan of Reorganization are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

                 Section 1145(b)(1) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who, except with respect to "ordinary trading transactions" of an entity that is not an "issuer," (A) purchases a claim against, interest in, or claim for an administrative expense, with a view to distribution of any security to be received in exchange for the claim or interest, or (B) offers to sell securities issued under a plan to the holders of such securities, or (C) offers to buy securities issued under a plan from the holders of such securities, if the offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, the consummation of the plan, or the offer or sale of securities under the plan, or (D) is an issuer of the securities within the meaning of section 2(11) of the Securities Act.

                 The term "issuer" is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities
Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of the securities of a reorganized debtor may be presumed to be a "control person."

                 To the extent that persons deemed to be "underwriters" receive Plan Securities pursuant to the Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Entities deemed to be statutory underwriters for purposes of section 1145 of the Bankruptcy Code may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act.

                 Under certain circumstances, holders of Plan Securities deemed to be "underwriters" may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144. Generally, Rule 144 provides that if certain conditions are met (e.g., the availability of current public information with respect to the issuer, volume limitations, and notice and manner of sale requirements), specified persons who resell "restricted securities" or who resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in section 2(11) of the Securities Act.

                 Pursuant to the Plan, certificates evidencing Plan Securities received by a holder of ten percent (10%) or more of the outstanding New Common Stock will bear a legend substantially in the form below in the event the Debtors reasonably believe such holder is an underwriter:

                 The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction and may not be sold, offered for sale, or otherwise transferred unless registered or qualified under said act and applicable state securities laws or unless the company receives an opinion of counsel reasonably satisfactory to it that such registration or qualification is not required.

                 Any person or entity that would receive legended securities as provided above may instead receive certificates evidencing Plan Securities without such legend if, prior to the Effective Date, such person or entity delivers to Reorganized Genesis (i) an opinion of counsel reasonably satisfactory to Reorganized Genesis to the effect that the Plan Securities to be received by such person or entity are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that such person or entity is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code.

                 Any holder of a certificate evidencing Plan Securities bearing such legend may present such certificate to the transfer agent for the shares of Reorganized Genesis for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as
(i) such shares are sold pursuant to an effective registration statement under the Securities Act, or (ii) such holder delivers to Reorganized Genesis an opinion of counsel reasonably satisfactory to Reorganized Genesis to the effect that such shares are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee shall not bear such legend, unless otherwise specified in such opinion.

                 Whether or not any particular person would be deemed to be an "underwriter" of Plan Securities to be issued pursuant to the Plan, or an "affiliate" of Reorganized Genesis, would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any such person would be such an "underwriter" or an "affiliate."

                 In view of the complex, subjective nature of the question of whether a particular person may be an underwriter or an affiliate of Reorganized Genesis, the Debtors make no representations concerning the right of any person to trade in Plan Securities. Accordingly, the Debtors recommend that potential recipients of Plan Securities consult their own counsel concerning whether they may freely trade such securities.

         2.      Listing

                 Reorganized Genesis will use reasonable commercial efforts to continue to be a reporting company under the Securities Exchange Act of 1934 and will continue to file periodic and current reports as required by that statute. Reorganized Genesis will also list the New Common Stock on a nationally recognized market or exchange or a qualifying interdealer quotation system. Listing criteria initially may not be satisfied.

         3.      Secondary Stock Offering

                 Reorganized Genesis will undertake a secondary stock offering for up to 30% of the shares of New Common Stock received by holders of Genesis Senior Lender Claims and Multicare Senior Lender Claims. Reorganized Genesis will retain an underwriter and holders of the New Common Stock may enter into underwriter agreements with such entity. The secondary stock offering will take place as soon as reasonably practical after the Effective Date, but no sooner than the time when Reorganized Genesis has filed financial reports with the Securities and Exchange Commission for two full financial quarters after the Effective Date.

         4.      Registration Rights

                 The Plan of Reorganization provides for the execution of a registration rights agreement, under which Reorganized Genesis will have the obligation to register the Plan Securities. A copy of the registration rights agreement will be part of the Plan Supplement.

K.       Settlement and Compromise

                 The Plan incorporates two significant settlements under Bankruptcy Rule 9019. The settlement with the federal government is being submitted for approval to the Bankruptcy Court. Approval for the settlement between the Genesis Debtors and the Multicare Debtors will be sought at the time of the hearing on confirmation of the Plan. On the Effective Date, the settlement between the Genesis Debtors and the Multicare Debtors will be binding on the Debtors and all holders of claims or interests in these chapter 11 cases. Entry of the order confirming the Plan will constitute a finding that this compromise and settlement is in the best interests of the Genesis Debtors and the Multicare Debtors, are fair, equitable, and reasonable, and are made in good faith in accordance with Bankruptcy Rule 9019.

         1.      Settlement with the Federal Government

                 The Genesis Debtors have entered into a settlement agreement to resolve four pending civil qui tam suits filed by private citizens under the federal False Claims Act, 31 U.S.C.

3729 et seq. Each action will be dismissed and a release executed, consistent with the settlement agreement, for a total payment of $2,095,000, plus statutory attorneys' fees in the amount of approximately $80,000. The Genesis Debtors dispute the allegations asserted in these actions, and the agreement contains no admission of liability. The settlement agreement will resolve all claims against the Debtors in connection with these suits.

                 The parties to the settlement agreement are Genesis and certain affiliates, the private citizens who brought the suits, the Department of Justice, and the Office of Inspector General for the Department of Health and Human Services. The Department of Justice will provide a release of all administrative and civil monetary claims under the False Claims Act, Civil Monetary Penalties Law, Program Fraud Civil Remedies, common law theories of payment by mistake, unjust enrichment, breach of contract, and fraud for the covered conduct in the agreement. The Office of Inspector General will provide a release of its permissive exclusion remedies for the covered conduct in the agreement.

                 The Debtors are in negotiation with CMS over claims asserted by that agency, as well as claims asserted by Genesis and Multicare regarding reimbursement issues. The parties are working towards a global negotiation of the pending claims.

         2.      Settlement Between the Genesis Debtors and the Multicare
                 Debtors

                 Genesis has managed the Multicare Debtors pursuant to certain management services agreements since 1997. Those agreements were negotiated with the majority owners of Multicare at that time. As of the date the Multicare Debtors commenced their chapter 11 cases, approximately $36 million in deferred fees under these management services agreement and approximately $57 million on account of pharmacy, rehabilitation, and other ancillary services provided by Genesis to the Multicare Debtors remained outstanding.

                 In April 2000, the Multicare Debtors retained Beverly Anderson as their independent restructuring officer and as a director. Shortly thereafter, the Multicare Debtors retained Ernst & Young and E&Y Capital Advisers to assist Ms. Anderson in undertaking an investigation and evaluation of all the relationships between the Genesis Debtors and the Multicare Debtors, including the management services agreements. The Multicare Debtors, with the assistance of their legal and financial advisors, also evaluated potential claims that they may have against the Genesis Debtors. The Genesis Debtors engaged in a similar evaluation with respect to claims they held against the Multicare Debtors and claims held by the Multicare Debtors against the Genesis Debtors. These evaluations were not completed before the December 19, 2000 bar date, and the Multicare Debtors and the Genesis Debtors therefore agreed to extend the bar date to give them additional time to complete their analyses. Pursuant to a series of stipulations and orders, the bar date for the Multicare Debtors to assert claims against the Genesis Debtors, and for the Genesis Debtors to assert claims against the Multicare Debtors, presently is June 30, 2001, which the parties have agreed to extend to September 15, 2001.

                 After consideration of the merits of the claims between the Multicare Debtors and the Genesis Debtors, and after a series of settlement discussions and negotiations between the parties, the Genesis Debtors and the Multicare Debtors have determined to enter into a Settlement and Release Agreement (the "Genesis/Multicare Settlement"), a copy of which will be part of the Plan Supplement. Pursuant to the Genesis/Multicare Settlement, the Genesis Debtors and the Multicare Debtors shall set off their claims against one another and waive and release any and all claims against one another that they may have as of the date of the Settlement Agreement in excess of such setoff. Under the Settlement Agreement, the Genesis Debtors also will acknowledge and agree that they will not seek to recover from the Multicare Debtors any deferred or unpaid management fees that might accrue or have accrued under the Management Agreement on and after the Commencement Date. The Debtors believe that the Genesis/Multicare Settlement represents a fair and equitable settlement of the claims between the parties and satisfies the standards for approval of settlements under Bankruptcy Rule 9019 and applicable law. In addition, the net results of the litigation of these counterclaims would not provide meaningful benefit to the creditors of the winning side. This results from the fact that such claims would share pro rata with hundreds of millions of dollars of other prepetition unsecured claims against the losing debtor and the recoveries under the Plan provide for a relatively small stock and warrant distribution. Moreover, sharing recoveries with the unsecured creditors on the losing side of this litigation could significantly dilute the recoveries of that group.

                 The Debtors will seek approval of the Genesis/Multicare Settlement in connection with confirmation of the Plan.

L.       Reservation of "Cram Down" Rights

                 The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan of reorganization over the dissent of any class of claims or equity interests as long as the standards in section 1129(b) are met. This power to confirm a plan over dissenting classes -- often referred to as "cram down" -- is an important part of the reorganization process. It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

                 The Genesis Debtors and the Multicare Debtors each reserve the right to seek confirmation of the Plan, notwithstanding the rejection of the Plan by any class entitled to vote. In the event a class votes to reject the Plan, the Debtors will request the Bankruptcy Court to rule that the Plan meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to such class. The Debtors will also seek such a ruling with respect to each class that is deemed to reject the Plan.

                                      III.

                       Voting Procedures And Requirements

               Detailed voting instructions are provided with the ballot accompanying this Disclosure Statement. The following classes are the only ones entitled to vote to accept or reject the Plan.

                 Subclass                    Description
               ------------- --------------------------------------------
               G1-13         Brakeley Park Center
               G1-14         North Cape Center
               G1-15         Oak Hill Center
               G1-16         Rittenhouse Pine Center
               G1-17         Synthetic Lease Claims
               G2            Genesis Senior Lender Claims
               G4            Genesis General Unsecured Claims
               G5            Genesis Senior Subordinated Note Claims

                 Subclass                    Description
               ------------- --------------------------------------------
               M1-7          Point Pleasant
               M2            Multicare Senior Lender Claims
               M4            Multicare General Unsecured Claims
               M5            Multicare Senior Subordinated Note Claims

If your claim is not in one of these classes, you are not entitled to vote and you will not receive a ballot with this Disclosure Statement. If your claim is in one of these classes, you should read your ballot and follow the listed instructions carefully. Please use only the ballot that accompanies this Disclosure Statement.


--------------------------------------------------------------------------------
        Ballot information number: For creditors of the
                                   Genesis Debtors: (800) 510-0923

                                   For creditors of the
                                   Multicare Debtors: (800) 473-1419
--------------------------------------------------------------------------------

A.       Vote Required for Acceptance by a Class

                 Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims is determined by calculating the number and the amount of claims voting to accept, based on the actual total claims voting. Acceptance requires an affirmative vote of a majority of the total claims voting and two-thirds in amount of the total claims voting.

B.       Classes Not Entitled to Vote

                 Under the Bankruptcy Code, creditors are not entitled to vote if their contractual rights are unimpaired by the Plan or if they will receive no property under the Plan. Based on this standard, for example, the holders of claims in Classes G3 and M3 and certain miscellaneous secured claims are not being affected by the Plan. In addition, the holders of claims in Classes G7 and M7 and holders of equity interests in Classes G8, G9, G10, G11, and M8 are not receiving any property and are therefore deemed to reject the Plan. For a summary of the classes entitled to vote, see the charts in section II.C, above.

C.       Voting

                 In order for your vote to be counted, your vote must be received by the voting agent at the following address before the voting deadline of 5:00 p.m., Pacific time, on August 17, 2001:

    -------------------------------------------------------------------
    | If by overnight or hand delivery:   If by standard mailing:      |
    | Poorman-Douglas Corporation         Poorman-Douglas Corporation  |
    | 10300 S.W. Allen Boulevard          P.O. Box 4390                |
    | Beaverton, Oregon 97005             Portland, Oregon 97208-4390  |
    | Attn: Genesis-Multicare             Attn: Genesis-Multicare      |
    |       Balloting Ctr.                      Balloting Center       |
    -------------------------------------------------------------------

                 If the instructions on your ballot require you to return the ballot to your bank, broker, or other nominee, or to their agent, you must deliver your ballot to them in sufficient time for them to process it and return it to the voting agent before the voting deadline. If a ballot is damaged or lost, you may contact the Debtors' voting agent at the number set forth above. Any ballot that is executed and returned but which does not indicate an acceptance or rejection of the Plan of Reorganization will not be counted.

                                      IV.

           Financial Information, Projections, and Valuation Analyses

A.       Introduction

                 This section provides summary information concerning the recent financial performance of the Genesis Debtors and the Multicare Debtors. They also provide a summary of five year projections and financial statements for each group of Debtors. Finally, the following discusses an estimate of a going concern valuation for the Genesis Debtors and the Multicare Debtors, based on information available at the time of the preparation of this Disclosure Statement. For purposes of these valuations, the Genesis Debtors and an independent Restructuring Officer for the Multicare Debtors renegotiated the terms of the management and service agreements between the Debtors to reflect current market conditions. The effects of those changes have been included in the projections and valuations described below.

                 The financial projections assume that the Plan will be confirmed and consummated in accordance with its terms and that there will be no material change in the legislation or negotiation that will have an unexpected impact on the Debtors' operations. The Projections assume an Effective Date of September 30, 2001, with allowed claims treated in accordance with those provided for in the Plan. Expenses incurred as a result of the reorganization cases are assumed to be paid upon confirmation of the Plan of Reorganization. If the Debtors do not emerge from chapter 11 by September 30, 2001, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed. These expenses could significantly impact the Debtors' results of operations and cash flows. The financial projections of both Genesis and Multicare were prepared individually and on an unlevered basis. Pursuant to the Plan, the Debtors are to be merged, and accordingly, the impact of the new Plan Securities is reflected on a pro forma consolidated basis.

                 It is important to note that the projections and estimates of values described below may differ from actual performance and are highly dependent on significant assumptions concerning the future operations of these businesses. These assumptions include reimbursement levels under the Medicare and state Medicaid programs, professional liability insurance costs, growth of certain lines of business, labor, and other operating costs, inflation, and the level of investment required for capital expenditures and working capital. Please refer to section IX, below, for a discussion of many of the factors that could have a material effect on the information provided in this section.

                 The estimates of value are not intended to reflect the values that may be attainable in public or private markets. They also are not intended to be appraisals or reflect the value that may be realized if assets are sold.

B.       The Genesis Debtors

         1.      Operating Performance

                 For a recent description of the operating performance of the Genesis Debtors and the Multicare Debtors on a consolidated basis, see the Form 10-K for the fiscal year ended September 30, 2000, which was filed by Genesis with the Securities and Exchange Commission on February 21, 2001, and the Form 10-Q for the period ended March 31, 2001, which was filed by Genesis on May 17, 2001. The following is a consolidating balance sheet and income statement indicating the relative contribution of Genesis and Multicare, individually, to the consolidated totals for the same periods.

Balance Sheet for the Year Ended December 31, 2000  ($000)

                                                     Genesis           Multicare         Eliminations       Consolidated
                                                   -----------        -----------        ------------       ------------
Cash and equivalents                               $     3,312        $    19,636        $         -        $    22,948
Restricted investments in marketable
securities                                              27,899                  -                  -             27,899
Accounts receivable, net                               396,473            101,953            (51,812)           446,614
Other current assets                                   102,931             16,929                  -            119,860
                                                   -----------        -----------        -----------        -----------

      Current Assets                                   530,615            138,518            (51,812)           617,321
Property and equipment, net                            543,901            563,445                  -          1,107,346
Goodwill and other intangibles, net                    897,500            337,806                  -          1,235,306
Other long-term assets                                 207,401             61,924           (101,399)           167,926
                                                   -----------        -----------        -----------        -----------

      Total Assets                                 $ 2,179,417        $ 1,101,693        $  (153,211)       $ 3,127,899
                                                   ===========        ===========        ===========        ===========

Current installments of long-term debt             $   133,000        $         -        $         -        $   133,000
Other current liabilities
                                                       127,440             69,694            (17,054)           180,080
                                                   -----------        -----------        -----------        -----------
      Current Liabilities                              260,440             69,694            (17,054)           313,080


Liabilities subject to compromise                    1,665,921            875,111            (94,359)         2,446,673
Deferred income taxes                                        -             54,082                  -             54,082
Other long term liabilities                             51,113             14,141             (3,140)            62,114
Minority interest                                        6,052                  -             50,007             56,059
Redeemable preferred stock (subject to
compromise)                                            442,820                  -                  -            442,820
Shareholders' equity (deficit)
                                                      (246,929)            88,665            (88,665)          (246,929)
                                                   -----------        -----------        -----------        -----------

      Total Liabilities and shareholders' deficit  $ 2,179,417        $ 1,101,693        $  (153,211)       $ 3,127,899
                                                   ===========        ===========        ===========        ===========

Income Statement for the Year Ended September 30, 2000 ($000)

                                                     Genesis           Multicare         Eliminations       Consolidated
                                                   -----------        -----------        ------------       ------------

Pharmacy and medical supply services               $   993,215         $        -        $   (40,865)       $   952,350
Inpatient services                                     688,073            632,078                  -          1,320,151
                                                       243,126             13,501            (95,270)           161,357
                                                   -----------        -----------        -----------        -----------

Revenues, net                                        1,924,414            645,579           (136,135)         2,433,858


Income Statement for the Year Ended September 30, 2000 ($000) (Continued)

                                                    Genesis           Multicare         Eliminations       Consolidated
                                                  -----------        -----------        ------------       ------------

Operating expenses
      Operating expenses                            1,740,701            592,865           (136,135)         2,197,431
      Debt restructuring,
      reorganization and other                        250,999            186,503                  -            437,502
        charges
Loss on sale of eldercare centers                           -              7,922                  -              7,922
Multicare joint venture restructuring charge          420,000                  -                  -            420,000
                                                  -----------        -----------        -----------        -----------

EBITDAR                                              (487,286)          (141,711)                 -           (628,997)

Lease expense
                                                       25,159             12,965                  -             38,124
                                                  -----------        -----------        -----------        -----------

EBITDA                                               (512,445)          (154,676)                 -           (667,121)

Depreciation and amortization                          78,897             38,064                  -            116,961
Interest expense (Note A)                             145,627             57,943                  -            203,570
                                                  -----------        -----------        -----------        -----------

Pretax loss before income tax
 (benefit), minority interest,
 equity in net income (loss) of
 unconsolidated affiliates and
 cumulative effect of accounting change           $  (736,969)       $  (250,683)       $         -        $  (987,652)
                                                  ===========        ===========        ===========        ===========

Note A - Genesis and Multicare contractual interest expense for the period presented was $155,345 and $76,154, respectively.

Balance Sheet as of March 31, 2001 ($000)
                                                    Genesis           Multicare         Eliminations       Consolidated
                                                  -----------        -----------        ------------       ------------

Cash and equivalents                              $         -        $    23,867        $         -        $    23,867
Restricted investments in marketable
securities                                             34,493                  -                  -             34,493
Accounts receivable, net                              390,086             99,221            (50,912)           438,395
Other current assets                                  118,747             15,046                  -            133,793
                                                  -----------        -----------        -----------        -----------

      Current Assets                                  543,326            138,134            (50,912)           630,548

Property and equipment, net                           542,938            539,093                  -          1,082,031
Goodwill and other intangibles, net                   884,055            332,489                  -          1,216,544
Other long-term assets                                194,883             59,485            (99,689)           154,679
                                                  -----------        -----------        -----------        -----------

      Total Assets                                $ 2,165,202        $ 1,069,201        $  (150,601)       $ 3,083,802
                                                  ===========        ===========        ===========        ===========

Current installments of long-term debt            $   165,000       $          -        $         -        $   165,000
Other current liabilities                             145,879             59,684            (14,396)           191,167
                                                  -----------        -----------        -----------        -----------
      Current Liabilities                             310,879             59,684            (14,396)           356,167

Liabilities subject to compromise                   1,657,661            855,372            (92,909)         2,420,124
Deferred income taxes                                       -             54,082                  -             54,082
Other long term liabilities                            50,335             22,567             (9,508)            63,394

Minority interest                                       5,652                  -             43,708             49,360
Redeemable preferred stock (subject to
compromise)                                           455,735                  -                  -            455,735

Shareholders' equity (deficit)                       (315,060)            77,496            (77,496)          (315,060)
                                                  -----------        -----------        -----------        -----------

      Total Liabilities and
      shareholders' deficit                       $ 2,165,202        $ 1,069,201        $  (150,601)       $ 3,083,802
                                                  ===========        ===========        ===========        ===========

Income Statement for the Six Months Ended March 31, 2001 ($000)

                                                                 Genesis           Multicare         Eliminations       Consolidated
                                                               -----------        -----------        ------------       ------------

Pharmacy and medical supply services                           $   529,543        $         -        $   (18,368)       $   511,175
Inpatient services                                                 354,084            313,890                  -            667,974
Other revenues                                                     129,443              5,384            (54,875)            79,952
                                                               -----------        -----------        -----------        -----------

Revenues, net                                                    1,013,070            319,274            (73,243)         1,259,101

Operating expenses
      Operating expenses                                           922,881            295,015            (73,243)         1,144,653
      Debt restructuring, reorganization                            20,305              7,901                  -             28,206
      and other charges
(Gain)/loss on sale of eldercare center                             (1,770)             2,310                  -                540
                                                               -----------        -----------        -----------        -----------

EBITDAR                                                             71,654             14,048                  -             85,702

Lease expense                                                       12,301              6,200                  -             18,501
                                                               -----------        -----------        -----------        -----------

EBITDA                                                              59,353              7,848                  -             67,201

Depreciation and amortization                                       36,466             16,921                  -             53,387
Interest expense (Note A)                                           63,469              2,298                  -             65,767
                                                               -----------        -----------        -----------        -----------

Pretax loss before income tax
(benefit), minority interest and
equity in net income (loss) of
unconsolidated affiliates                                      $   (40,582)       $   (11,371)         $       -        $   (51,953)
                                                               ===========        ===========        ===========        ===========

Note A - Genesis and Multicare contractual interest expense for the period presented was $41,798 and $19,954, respectively.

         2.      Five Year Projections

                 General Operating Assumptions. Genesis will continue to operate its healthcare service businesses through its five lines of business: ElderCare, NeighborCare Pharmacies, Rehabilitation Services, Other Services, and Management Services & Overhead. ElderCare operates long-term care nursing facilities, NeighborCare is Genesis's institutional pharmacy business and medical supply business, and Rehabilitation Services is the rehabilitation therapy business. Other Services includes hospitality services, group purchasing services, diagnostic services, consulting services, and physician services. Management Services & Overhead includes third party management contracts and administrative costs.

                 The operation of Genesis's business will not change materially from that described in Genesis's Form 10-K as of and for the year ended September 30, 2000. The financial projections generally assume inflationary rate increases and relatively stable occupancy and pharmacy beds served. The financial projections do not assume that Genesis acquires additional nursing facilities or new institutional pharmacies. For purposes of calculating the financial projections of Reorganized Genesis it has been assumed that no consolidated NOLs or NOL carryforwards of the Genesis Group or the Multicare Group will survive the reorganization and that any reduction in the tax basis in depreciable or amortizable assets of the Debtors would be insignificant.

                 Fiscal year 2001 reflects the Genesis Business Plan developed through a detailed bottom-up budgeting approach. Fiscal years 2002-2006 have been projected using fiscal year 2001 as a basis and adjusted for anticipated changes in government reimbursement, patient mix, occupancy rates, and industry trends. The following represents the highlights of the financial projections:

                 o    No growth assumed from acquisitions

                 o    Revenue CAGR 2001-2006 of 5.6%

                 o    EBITDA CAGR 2001-2006 of 4.5%

                 o EBITDA Margin % at 7.7% in 2001, increasing to 8.0% in 2002 and declining to 7.5% in 2006

                 o Capital expenditures at $40 million in 2001 and growing at a CAGR from 2001 to 2006 of 4.5%

                 Projections. The following table presents summary projected financial information for Genesis:

                                          Fiscal Years ($ in 000's)
                      -------------------------------------------------------------------
                         2001       2002       2003       2004        2005       2006
                      -------------------------------------------------------------------

Revenue               $2,039,000  2,126,000  2,229,000  2,349,000   2,476,000  2,610,000
EBITDA                   158,000    170,000    174,000    182,000     190,000    197,000
EBITDA %                    7.7%       8.0%       7.8%       7.7%        7.7%       7.5%

Capital Expenditures      40,000     42,000     44,000     46,000      48,000     50,000

                 More detailed information on the financial projections is included in the Plan Supplement.

         3.      Going Concern Valuation

                 UBS Warburg has acted as financial advisor for the Genesis Debtors in their chapter 11 cases. In connection with UBS Warburg's engagement, Genesis requested that UBS Warburg analyze the enterprise value of Genesis. The valuation analyses did not address other aspects of the proposed restructuring or any related transaction. The valuation analyses were prepared for the information of the Board of Directors of Genesis in connection with its consideration of the Plan of Reorganization and for the purpose of determining the value available to distribute to creditors pursuant the Plan and the relative recoveries to creditors thereunder. These analyses do not constitute a recommendation to any holder of claims against Genesis as to how to vote on the Plan. UBS Warburg's estimate of a range of enterprise value does not constitute an opinion as to the fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

                 In arriving at its views on valuation, UBS Warburg reviewed the Plan and certain related documents, as well as publicly available business and financial information relating to Genesis. UBS Warburg also reviewed other information relating to Genesis, including the 2001 to 2006 financial projections (the "Genesis Projections") (which are included in the Plan Supplement), which Genesis provided to or discussed with UBSW, and met with the management of Genesis to discuss the business and prospects of Genesis. A summary of the Genesis Projections are included above. UBS Warburg also considered financial data of Genesis and compared that data with similar data for other publicly held companies in businesses similar to Genesis and considered, to the extent publicly available, the financial terms of restructurings and other similar transactions that have recently been effected. UBS Warburg also considered other information, financial studies, analyses and investigations, and financial, economic, and market criteria that it deemed relevant.

                 The analysis of comparable companies involved identifying a group of publicly traded companies comparable, in whole or in part, to Genesis and then calculating ratios of the enterprise values and equity values (based on publicly traded stock prices) for such companies to certain operating and financing data estimates for such companies (i.e., EBITDAR and EBITDA). The ranges of ratios indicated by such analysis were then applied to corresponding operating and financial data and estimates for Genesis based on the Genesis Projections to derive an implied enterprise value. UBS Warburg also conducted a discounted cash flow analysis applied on the unlevered free cash flows that Genesis would generate assuming the Genesis Projections were realized. Based on discussions with management, UBS Warburg then applied a range of perpetual growth rates and discount rates based upon the weighted average cost of capital ("WACC") for Genesis after the restructuring. Genesis's WACC was determined by analyzing the WACC of comparable companies and applying the comparable companies' unlevered betas to Genesis's reorganized capital structure.

                 In connection with its review, UBS Warburg did not assume any responsibility for independent verification of any of the information that was provided to, or otherwise reviewed by, it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, UBS Warburg was advised, and assumed, that the Genesis Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of Genesis's management as to the future financial performance of Genesis after giving effect to the proposed restructuring. No representation or warranty, express or implied, can be or is made by UBS Warburg as to the accuracy or achievability of any such valuations, estimates, and/or forecasts, and UBS Warburg expressly disclaims any and all liability relating to or resulting from the use of this material. In addition, UBS Warburg assumed that the restructuring would be completed in accordance with the terms of the Plan without any amendments, modifications, or waivers and also assumed that in the course of obtaining the necessary judicial, regulatory, and third party consents for the proposed restructuring and related transactions, there will be no delays, modifications, or restrictions imposed that will have a material, adverse effect on the contemplated benefits of the proposed restructuring to Genesis. UBS Warburg was not requested to, and did not, make an independent evaluation or appraisal of the individual assets or liabilities, contingent or otherwise, of Genesis, and was not furnished with any such evaluations or appraisals. UBS Warburg's valuation analyses were based on information available to, and financial, economic, market, and other conditions as they existed and could be evaluated by, UBS Warburg on April 6, 2001. Actual results may vary from such estimates, valuation, or forecasts and such variations may be material.

                 The preparation of valuation analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, many of which are beyond the control of Genesis and UBS Warburg. The valuation range indicated by UBS Warburg's analyses is not necessarily indicative of the prices at which the common stock or other securities of Genesis may be bought or sold or predictive of future financial results or values, which may be significantly more or less favorable than those indicated by the analyses. Accordingly, UBS Warburg's analyses and estimates are inherently subject to substantial uncertainty.

                 In arriving at its enterprise valuation, UBSW reviewed the current trading performance of Beverly Enterprises, HCR Manor Care, and Omnicare. This comparable company analysis indicated a range of multiples of enterprise to 2001 projected EBITDA multiples of 6.3x - 7.5x, and adjusted enterprise value (which capitalizes Genesis's rent expense as a long-term liability and accounts for other off balance sheet liabilities) to 2001 projected EBITDAR multiples of 6.5x - 7.7x. These ranges were based on the multiples indicated by the comparable companies identified above, adjusted to take into account, among other things, the relative size of the enterprise, payor mix, quality of assets, and business plan risk. The ranges were applied to Genesis's comparably projected 2001 EBITDA and EBITDAR.

                 UBS Warburg has advised Genesis that, based upon and subject to the foregoing, as of April 6, 2001, their analyses indicated that the enterprise value of Genesis would be between $1.0 billion and $1.25 billion.

C.       The Multicare Debtors

         1.      Operating Performance

                 For a recent description of the operating performance of the Multicare Debtors, see the Form 10-K for the fiscal year ended September 30, 2000, which was filed by The Multicare Companies, Inc. (the wholly-owned subsidiary of Multicare) with the Securities and Exchange Commission on February 21, 2001, and the Form 10-Q for the period ended March 31, 2001, which was filed on May 17, 2001.

         2.      Five Year Projections

                 General Operating Assumptions. The Multicare only projections are exclusive of capital structure (100% equity) and fresh-start accounting is not applied. The projections assume no taxes are paid and no interest is either paid or accrued. These assumptions are made since a capital structure is not relevant in determining a total enterprise value for Multicare and the postbankruptcy capital structure is relevant to feasibility and other issues as applied against only the pro forma consolidated Genesis and Multicare. Accordingly, these issues are discussed in the consolidated assumption section of the Disclosure Statement.

                 Multicare will continue to operate in its primary line of business of ElderCare which operates nursing facilities.

                 The operations of Multicare's business will not change materially from that described in Multicare's Form 10-K as of and for the year ended September 30, 2000. The financial projections generally assume inflationary rate increases and relatively stable occupancy. The financial projections do not assume that Multicare will acquire additional nursing facilities. For purposes of calculating the financial projections of Reorganized Genesis it has been assumed that no consolidated NOLs or NOL carryforwards of the Genesis Group or the Multicare Group will survive the reorganization and that any reduction in the tax basis in depreciable or amortizable assets of the Debtors would be insignificant.

                 Fiscal year 2001 reflects the Multicare Business Plan developed through a detailed bottom-up budgeting approach. Fiscal years 2002-2006 have been projected using fiscal year 2001 as a basis and adjusted for anticipated changes in government reimbursement, patient mix, occupancy rates, and industry trends. The following represents the highlights of the financial projections:

                 o    No growth assumed from acquisitions

                 o    Revenue CAGR 2001-2006 of 3.3%

                 o    EBITDA CAGR 2001-2006 of 4.4%

                 o EBITDA Margin % at 8.7% in 2001, increasing to 9.2% in 2003, and remaining constant through 2006

                 o Capital expenditures at $10 million in 2001 and growing at a CAGR from 2001 to 2006 of 4.2%

                 Projections. The following table presents summary projected financial information for Multicare:

                                         Fiscal Years ($ in 000's)
                      -------------------------------------------------------------------
                         2001       2002       2003       2004        2005       2006
                      -------------------------------------------------------------------

Revenue                 $641,800    670,100    690,500    711,500     733,100    755,300
EBITDA                    56,000     59,400     63,300     65,200      67,300     69,500
EBITDA %                    8.7%       8.9%       9.2%       9.2%        9.2%       9.2%

Capital Expenditures      10,000     10,400     10,800     11,200      11,700     12,200

                 More detailed information on the financial projections is included in the Plan Supplement.

         3.      Going Concern Valuation

                 Credit Suisse First Boston Corporation ("CSFB") has acted as financial advisor for the Multicare Debtors in their chapter 11 cases. In connection with CSFB's engagement, Multicare requested that CSFB analyze the enterprise value of Multicare. The valuation analyses did not address other aspects of the proposed restructuring or any related transaction. The valuation analyses were prepared for the information of the Board of Directors of Multicare in connection with its consideration of the Plan of Reorganization and for the purpose of determining the value available to distribute to creditors pursuant to the Plan and the relative recoveries to creditors thereunder. These analyses do not constitute a recommendation to any holder of claims against Multicare as to how to vote on the Plan. CSFB's estimate of a range of enterprise value does not constitute an opinion as to the fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

                 In arriving at its views on valuation, CSFB reviewed the Plan and certain related documents, as well as publicly available business and financial information relating to Multicare. CSFB also reviewed other information relating to Multicare, including the 2001 to 2006 financial projections (the "Multicare Projections") (which are included in the Plan Supplement), which Multicare provided to or discussed with CSFB, and met with the management of Multicare to discuss the business and prospects of Multicare. A summary of the Multicare Projections is included above. CSFB also considered financial data of Multicare and compared that data with similar data for other publicly held companies in businesses similar to Multicare and considered, to the extent publicly available, the financial terms of restructurings and other similar transactions that have recently been effected. CSFB also considered other information, financial studies, analyses and investigations, and financial, economic, and market criteria that it deemed relevant.

                 The analysis of comparable companies involved identifying a group of publicly traded companies comparable, in whole or in part, to Multicare and then calculating ratios of the enterprise values and equity values (based on publicly traded stock prices) for such companies to certain operating and financing data estimates for such companies (i.e., EBITDAR and EBITDA). The ranges of ratios indicated by such analysis were then applied to corresponding operating and financial data and estimates for Multicare based on the Multicare Projections to derive an implied enterprise value. CSFB also conducted a discounted cash flow analysis applied on the unlevered free cash flows that Multicare would generate assuming the Multicare Projections were realized. Based on discussions with management, CSFB then applied a range of perpetual growth rates and discount rates based upon the weighted average cost of capital ("WACC") for Multicare after the restructuring. Multicare's WACC was determined by analyzing the WACC of comparable companies and applying the comparable companies' unlevered betas to Multicare's reorganized capital structure.

                 In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information that was provided to, or otherwise reviewed by, it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, CSFB was advised, and assumed, that the Multicare Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of Multicare's management as to the future financial performance of Multicare after giving effect to the proposed restructuring. In addition, CSFB assumed that the restructuring would be completed in accordance with the terms of the Plan without any amendments, modifications, or waivers and also assumed that in the course of obtaining the necessary judicial, regulatory, and third party consents for the proposed restructuring and related transactions, there will be no delays, modifications, or restrictions imposed that will have a material, adverse effect on the contemplated benefits of the proposed restructuring to Multicare. CSFB was not requested to, and did not, make an independent evaluation or appraisal of the individual assets or liabilities, contingent or otherwise, of Multicare, and was not furnished with any such evaluations or appraisals. CSFB's valuation analyses were based on information available to, and financial, economic, market, and other conditions as they existed and could be evaluated by, CSFB on March 19, 2001.

                 The preparation of valuation analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, many of which are beyond the control of Multicare and CSFB. The valuation range indicated by CSFB's analyses is not necessarily indicative of the prices at which the common stock or other securities of Multicare may be bought or sold or predictive of future financial results or values, which may be significantly more or less favorable than those indicated by the analyses. Accordingly, CSFB's analyses and estimates are inherently subject to substantial uncertainty.

                 In arriving at its enterprise valuation though the comparable company analysis, CSFB reviewed the enterprise values of Beverly Enterprises and HCR Manor Care and the reorganization value of Vencor (now known as Kindred Healthcare, Inc.) reflected in the company's disclosure statement. This comparable company analysis indicated a range of multiples of enterprise value to 2001 projected EBITDA in the range of 5.0x - 7.0x and of adjusted enterprise value (which capitalizes Multicare's rent expense as a long-term liability and accounts for other off balance sheet liabilities) to 2001 projected EBITDAR in the range of 6.0x - 8.0x. These ranges were based on the multiples indicated by the comparable companies identified above adjusted to take into account, among other things, the relative size of the enterprise, payor mix, quality of assets, and business plan risk. These ranges were then applied to Multicare's projected 2001 EBITDA and EBITDAR.

                 CSFB has advised Multicare that, based upon and subject to the foregoing, as of March 20, 2001, their analyses indicated that the enterprise value of Multicare would be between $350 million and $400 million.

D.       Reorganized Genesis (Merger of Genesis and Multicare)

         1.      Operating Performance

                 Genesis currently reports its financial results on a consolidated basis with Multicare. The most recent results can be found in the Form 10-K for the fiscal year ended September 30, 2000, which was filed with the Securities and Exchange Commission on February 21, 2001, and the Form 10-Q for the fiscal quarter ended March 31, 2001, which was filed on May 17, 2001.

         2.      Five Year Projections

                 The following table presents summary projected financial information for the combined companies of Genesis and Multicare:

                                          Fiscal Years ($ in 000's)
                      -------------------------------------------------------------------
                         2001       2002       2003       2004        2005       2006
                      -------------------------------------------------------------------

Revenue               $2,545,443  2,660,686  2,783,726  2,924,518   3,073,072  3,229,942
EBITDA                   214,457    229,743    238,163    247,495     257,094    266,917
EBITDA %                    8.4%       8.6%       8.6%       8.5%        8.4%       8.3%
Capital Expenditures      50,000     52,400     54,800     57,200      59,700     62,200

               More detailed information on the financial projections is included in the Plan Supplement.

                                       V.

                 Business Description and Reasons for Chapter 11

A.       The Debtors' Businesses

                 The Genesis Debtors and the Multicare Debtors are leading providers of healthcare and support services to the elderly. They operate inpatient facilities in five regional areas of the United States and a national pharmacy and medical supply business. The Genesis Debtors also provide an extensive range of rehabilitation therapy services, including speech pathology and physical and occupational therapy, through six certified rehabilitation agencies. Other related healthcare services provided by the Genesis Debtors include management of elder care centers, group purchasing and shared services programs, portable x-ray, diagnostic, home healthcare, physician, adult day care, staffing, transportation, and consulting services.

         1.      Relationship Between the Genesis Debtors and the Multicare
                 Debtors

                 Prior to October 1997, The Multicare Companies, Inc. was publicly-owned and not affiliated with the Genesis Debtors. Genesis, The Cypress Group, L.L.C., TPG Partners II, L.P., and Nazem, Inc. formed Genesis ElderCare Corp. for the purpose of acquiring The Multicare Companies, Inc. Through a tender offer and merger transaction, Genesis ElderCare Corp. (a Multicare Debtor) acquired 100% of the outstanding stock of The Multicare Companies, Inc. Genesis owns 43.6% of the common stock of Genesis ElderCare Corp. Genesis ElderCare Network Services, Inc., one of the Genesis Debtors, manages Genesis ElderCare Corp. pursuant to a management services agreement, dated as of October 7, 1997.

                 At the time the management services agreement and other agreements were entered into, Multicare was controlled by parties unrelated to Genesis or the Genesis Debtors. The terms of these agreements were the product of arm's-length negotiations between Genesis and the parties controlling Multicare and the agreements were approved by Multicare's independent board of directors. In addition, the terms were disclosed at the time of the issuance of Multicare's senior subordinated notes (Class M5).

                 Services provided by Genesis to Multicare under the management services and other agreements between the parties include operational oversight and management of Multicare's inpatient facilities, rehabilitation, pharmacy, medical supply, and other operational services, as well as accounting, financial services, and corporate administrative services. (In addition to the management services agreement, Genesis (through Genesis ElderCare Rehabilitation Services, Inc., a Genesis Debtor) is the predominant provider of inpatient and outpatient rehabilitation services for Multicare's facilities, and Genesis also is currently the predominant provider of institutional pharmacy services for Multicare's facilities.) In accordance with the understandings between Genesis and Multicare's independent board, the prices under the ancillary agreements were adjusted each year to reflect changes in the marketplace and the market median rate charged by Genesis for similar goods and services provided to other parties.

                 In November 1999, as part of an overall restructuring of the financial obligations of Genesis and Multicare, Genesis became the effective controlling shareholder of Multicare. At that time, the independent members of the board of directors of Multicare resigned. At no time since that change in control were any changes made to the management services and other agreements that were beneficial to Genesis. Within seven months after the change in control, both Genesis and Multicare filed these chapter 11 cases.

                 Multicare's board of directors now consists of two members of Genesis's board of directors, one Genesis officer, and one independent director and officer unaffiliated with Genesis (the "Independent Director"). Each of Multicare's officers (other than the Independent Director) is also an officer of or affiliated with Genesis. As Multicare has no corporate infrastructure and relies upon Genesis to provide operational oversight and accounting, financial, and corporate administrative services, the Independent Director was hired in April 2000 to review and evaluate Multicare's relationships with Genesis.

                 To assist the Independent Officer in performing its duties, Multicare retained Ernst & Young and E&Y Capital Advisers (together, "E&Y") to conduct a comprehensive review and analysis of the related party transactions between Genesis and Multicare. In this regard, E&Y reviewed the following broad lines of contractual and/or business relationships between Genesis and
Multicare: (a) Genesis's management of Multicare; (b) Genesis's provision of rehabilitation services to Multicare; (c) Genesis's provision of hospitality services to Multicare; and (d) Genesis's provision of pharmacy services to Multicare. More specifically, E&Y evaluated, among other matters, (i) whether the rehabilitation therapy rates being charged by Genesis were the same or better than those Genesis charged to third parties, (ii) the expected costs and required management structure if Multicare were to provide these services directly, (iii) the costs, benefits, and structure of the hospitality services (such as food, dietary, housekeeping, linen, and laundry services) being provided by Genesis to Multicare, (iv) the cost and structure of the management services agreement, and (v) the cost and structure of the pharmacy services being provided by Genesis to Multicare.

                 The Independent Director, utilizing the findings and recommendations of E&Y, thereafter engaged in negotiations with Genesis management regarding the terms of the related party relationships to reflect current market conditions. Ultimately, Multicare and Genesis agreed to modifications of the related party business and contractual relationships that resulted in an annualized cost savings to the Multicare Debtors of approximately $12 million. The effects of these changes have been included in the budgets, projections, and valuations described in section IV, above. Thus, the effects have been included in the materials needed for valuation of the separate estates of the Genesis Debtors and the Multicare Debtors. However, the effects of the changes have not been reflected in Multicare's historical financial statements and new contracts have not actually been entered into due to the proposed merger of Genesis and Multicare.

         2.      Pharmacy and Medical Supply Services (Genesis Debtors)

                 The Genesis Debtors provide pharmacy and medical supply services through their NeighborCare pharmacy subsidiaries. Included in pharmacy and medical supply service revenues are institutional pharmacy revenues, which include the provision of prescription and nonprescription pharmaceuticals, infusion therapy, medical supplies, and equipment provided to eldercare centers operated by the Genesis Debtors, as well as to independent healthcare providers by contract. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing, and 24-hour emergency services. NeighborCare provides institutional pharmacy products and services to the elderly, chronically ill, and disabled in long-term care and alternate sites settings, including skilled nursing facilities, assisted living facilities, residential and independent living communities, and the home. The Genesis Debtors also provide pharmacy consulting services to assure proper and effective drug therapy. The Genesis Debtors provided these services through institutional pharmacies (one is jointly-owned) and medical supply distribution centers located in their various market areas. In addition, the Genesis Debtors operated community-based pharmacies which are located in or near medical centers, hospitals, and physician office complexes. The community-based pharmacies provide prescription and over-the-counter medications and certain medical supplies as well as personal service and consultation by licensed professional pharmacists. Approximately 91% of the sales attributable to all pharmacy operations in the twelve months ended September 30, 2000 were generated through external contracts with independent healthcare providers, with the balance attributable to centers owned or leased by the Genesis Debtors, including centers jointly owned with the Multicare Debtors.

         3.      Inpatient Services (Genesis Debtors and Multicare Debtors)

                 The Genesis Debtors own, lease, or manage eldercare centers, standalone assisted living facilities, and transitional care units located in 15 states. These include eldercare centers owned or leased by the Multicare Debtors. The skilled nursing centers of the Genesis Debtors and the Multicare Debtors offer three levels of care for their customers: skilled, intermediate, and personal. Skilled care provides 24-hour per day professional services of a registered nurse; intermediate care provides less intensive nursing care; and personal care provides for the needs of customers requiring minimal supervision and assistance. Each eldercare center is supervised by a licensed healthcare administrator and engages the services of a Medical Director to supervise the delivery of healthcare services to residents and a Director of Nursing to supervise the nursing staff. The Genesis Debtors maintain a corporate quality assurance program to monitor regulatory compliance and to enhance the standard of care provided in each center.

                 The Genesis Debtors have established and actively market programs for elderly and other customers who require subacute levels of medical care. These programs include ventilator care, intravenous therapy, postsurgical recovery, respiratory management, orthopedic or neurological rehabilitation, terminal care, and various forms of coma, pain, and wound management. Private insurance companies and other third party payors, including certain state Medicaid programs, have recognized that treating customers requiring subacute medical care in centers such as those operated by the Genesis Debtors and the Multicare Debtors is a cost-effective alternative to treatment in an acute care hospital. The Genesis Debtors and the Multicare Debtors provide such care at rates that they believe are substantially below the rates typically charged by acute care hospitals for comparable services.

         4.      Other Services (Genesis Debtors and Multicare Debtors)

                 Rehabilitation Therapy. The Genesis Debtors provide an extensive range of rehabilitation therapy services, including speech pathology, physical therapy, and occupational therapy, through six certified rehabilitation agencies in all five of their regional market concentrations. These services are provided by approximately 3,200 licensed rehabilitation therapists and assistants employed or contracted by Genesis to substantially all of the eldercare centers it operates, as well as by contract to healthcare facilities operated by others.

               Management Services. The Genesis Debtors provided management services to 190 eldercare centers (including those owned or leased by the Multicare Debtors) pursuant to management agreements that provide generally for the day-to-day responsibility for the operation and management of the centers. In turn, the Genesis Debtors receive management fees, depending on the agreement, computed as either an overall fixed fee, a fixed fee per customer, a percentage of net revenues of the center plus an incentive fee, or a percentage of gross revenues of the center with some incentive clauses. The various management agreements, including option periods, are scheduled to terminate between 2001 and 2015. The Genesis Debtors have arranged for the extension of various mortgage and other loans to certain facilities under management contract. The Multicare Debtors also provided management services to eldercare centers pursuant to similar management agreements in return for management fees specified in the relevant agreement.

                 Group Purchasing. The Genesis Debtors jointly own and operate The Tidewater Healthcare Shared Services Group, Inc. ("Tidewater"), one of the largest group purchasing companies in the MidAtlantic region. Tidewater provides purchasing and shared service programs specially designed to meet the needs of eldercare centers and other long-term care facilities. Tidewater's services are contracted to approximately 3,100 members with over 308,000 beds in 45 states and the District of Columbia.

                 Other Services. The Genesis Debtors employ or have consulting arrangements with approximately 81 physicians, physician assistants, and nurse practitioners who are primarily involved in designing and administering clinical programs and directing patient care. The Genesis Debtors also provide an array of other specialty medical services in certain parts of their eldercare network, including portable x-ray and other diagnostic services, home healthcare services, adult day care services, consulting services, respiratory health services and hospitality services such as dietary, housekeeping, laundry, plant operations, and facilities management services.

         5.      Revenue Sources

                 The Genesis Debtors and the Multicare Debtors receive revenues from Medicare, Medicaid, private insurance, self-pay residents, other third party payors, and long term care facilities which utilize their specialty medical services. The health care industry is experiencing the effects of the federal and state governments' trend toward cost containment, as government and other third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with providers. These cost containment measures, combined with the increasing influence of managed care payors and competition for patients, generally have resulted in reduced rates of reimbursement for services provided by the Genesis Debtors and the Multicare Debtors.

                 The sources and amounts of the patient revenues for the Genesis Debtors and the Multicare Debtors are determined by a number of factors, including licensed bed capacity and occupancy rates of the nursing centers, the mix of patients, and the rates of reimbursement among payors. Changes in the case mix of the patients as well as payor mix among private pay, Medicare, and Medicaid significantly affect the profitability of the Genesis Debtors and the Multicare Debtors.

                 Additional detail on the operations and business segments of the Genesis Debtors and the Multicare Debtors can be found in Genesis's annual report on Form 10-K for the fiscal year ended September 30, 2000 and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001, and in Multicare's annual report on Form 10-K for the fiscal year ended September 30, 2000, and its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001.

         6.      Personnel

                 At December 31, 2000, the Debtors employed over 46,000 people, including approximately 33,000 full-time and 13,000 part-time employees. Approximately 19% of these employees are physicians, nurses, and professional staff. Approximately 13,000 of these employees are employed by the Multicare Debtors.

                 Including Multicare, the Debtors currently have 81 facilities that are covered by, or are negotiating, collective bargaining agreements. The agreements expire at various dates from 2001 through 2005 and cover approximately 5,100 employees. The Debtors believe that their relationship with their employees is generally good.

                 The Debtors and the industry continue to experience significant shortages in qualified professional clinical staff. They compete with other healthcare providers and with nonhealthcare providers for both professional and nonprofessional employees. As the demand for these services continually exceeds the supply of available and qualified staff, the Debtors and their competitors have been forced to offer more attractive wage and benefit packages to these professionals and to utilize outside contractors for these services at premium rates. Furthermore, the competitive arena for this shrinking labor market has created high turnover among clinical professional staff as many seek to take advantage of the supply of available positions, each offering new and more attractive wage and benefit packages. In addition to the wage pressures inherent in this environment, the cost of training new employees amid the high turnover rates has caused added pressure on the Debtors' operating margins. While the Debtors have been able to retain the services of an adequate number of qualified personnel to staff their facilities appropriately and maintain their standards of quality care, there can be no assurance that continued shortages will not in the future affect their ability to attract and maintain an adequate staff of qualified healthcare personnel. A lack of qualified personnel at a facility could result in significant increases in labor costs at such facility or otherwise adversely affect operations at such facility. Any of these developments could adversely affect the Debtors' operating results or business strategy.

B.       Events Leading to the Commencement of the Chapter 11 Cases

                 The Genesis Debtors and the Multicare Debtors believe that their financial difficulties are attributable to a number of factors. First, the federal government has made fundamental changes to the reimbursement for medical services provided to eligible individuals. The changes have had a significantly negative impact on the healthcare industry as a whole and on the Debtors' cash flows. Second, the federal reimbursement changes have exacerbated a long-standing problem of less than fair reimbursement by the states for medical services provided to indigent persons. Third, numerous other factors have adversely affected the Debtors' cash flows, including increased labor costs, increased professional liability costs and insurance, and increased interest rates. Finally, as a result of declining governmental reimbursement rates and in the face of rising inflationary costs, the Debtors were too highly leveraged to service their indebtedness.

         1.      Medicare Reimbursement

                 The Health Insurance for Aged and Disabled Act (Title XVIII of the Social Security Act), known as "Medicare," has made available to nearly every American 65 years of age and older a broad program of health insurance designed to help the nation's elderly meet hospital and other health care costs. Health insurance coverage has been extended to certain persons under age 65 qualifying as disabled and those having end-stage renal disease. Medicare includes three related health insurance programs: (i) hospital insurance ("Part A"); (ii) supplementary medical insurance ("Part B"); and (iii) a managed care option for beneficiaries who are entitled to Part A and enrolled in Part B ("Medicare+Choice" or "Medicare Part C").

The Medicare program is currently administered by fiscal intermediaries (for Part A and some Part B services) and carriers (for Part B) under the direction of CMS of the Department of Health and Human Services ("HHS").

                 Pursuant to the Balanced Budget Act of 1997 and regulations promulgated by HHS, reimbursement under the Medicare program has changed from a cost-based retrospective reimbursement system to what is known as a prospective-payment system ("PPS") for Medicare Part A services. The changes also resulted in the adoption of fee screen schedules which limit and "cap" reimbursement for Medicare Part B therapy services. The reimbursement rates under PPS were not published until May 12, 1998, less than two months prior to the implementation of PPS, and were significantly lower than anticipated within the industry.

                 The magnitude of the reduction in rates took the industry by surprise. During the mid-1990's, CMS funded the development of the Multi-State Nursing Home Care-Mix and Quality Demonstration. The purpose of that project was to design, implement, and evaluate Medicare nursing home prospective payment and quality monitoring system across several states. A number of facilities participated in the demonstration and helped to perfect the case mix classification system (RUG-III) developed to capture resource use of nursing home patients. Under the demonstration project, most nontherapy ancillary costs were passed through and Medicare Part B expenditures incurred during the beneficiary's inpatient (Part A) stay were not considered. The industry was led to believe that CMS would adjust its payment "grouper" to compensate for these variable costs. That did not happen. First, the expected adjustments for nontherapy ancillary costs were not made. Second, the Medicare Part B expenditures during inpatient stays were undercalculated. Third, adjustments were made that reduced the aggregate base year to the 1995 spending level. Fourth, the market basket used by CMS to trend forward the 1995 expenditures to 1998 was defective. Fifth, the RUG-III case-mix classification system, as implemented, was insensitive to patients requiring multiple services, e.g., rehabilitation and extensive medical care.

                 Since Medicare patients account for a substantial portion of the Debtors' revenues, this change has materially and adversely affected the financial condition of both the Genesis Debtors and the Multicare Debtors. Among other effects, and despite efforts to reduce costs and otherwise adjust operations, the Debtors' revenues fell short of the levels needed to service the debt under their respective debt instruments.

                 In November of 1999, Congress passed the Medicare Balanced Budget Refinement Act (the "Refinement Act"), which repealed the cap on Medicare Part B services and provided for modest increases in the per diem rates paid to skilled nursing facilities for their sickest patients. In spite of the Refinement Act, the substantial reduction in reimbursement under the Medicare system has materially impaired many of the lines of business of the Genesis Debtors and the Multicare Debtors. Long-term care facilities now receive significantly less compensation for any given level of care. In many cases, reimbursement does not cover even the direct cost of care, let alone overhead and capital costs. The Genesis Debtors' eldercare centers began implementation of PPS on October 1, 1998, and the majority of the Multicare Debtors' eldercare centers began implementation of PPS on January 1, 1999.

                 On December 15, 2000, Congress passed the Benefit Improvement and Protection Act of 2000 which, among other provisions, increases the nursing component of Federal PPS rates by approximately 16.7% for the period April 1, 2001 through September 30, 2002. The legislation will also change the 20% add-on to 3 of the 14 rehabilitation RUG categories to a 6.7% add-on to all 14 rehabilitation RUG categories beginning April 1, 2001. The

Part B consolidated billing provision of BBRA will be repealed except for Medicare Part B therapy services and the moratorium on the $1,500 therapy caps will be extended through calendar year 2002.

                 The implementation of PPS has been identified as a significant factor affecting the commencement of chapter 11 cases by five other national nursing home chains (Vencor, Sun Healthcare Group, Inc., Integrated Health Services, Inc., Mariner Post-Acute Network, Inc., and Mariner Health Group, Inc.), and the bankruptcy of numerous smaller nursing home companies.

         2.      Medicaid Reimbursement

                 Medicaid (Title XIX of the Social Security Act) is a federal-state cooperative program in which the federal government supplements funds provided by the participating states for medical assistance to "medically indigent" persons. The programs are administered by the applicable state welfare or social service agencies. Although Medicaid programs vary from state to state, traditionally they have provided for the payment of certain expenses, up to established limits, at rates determined in accordance with each state's regulations. Most states pay prospective rates and have some form of acuity adjustment.

                 Although the amount of reimbursement varies significantly from state to state, in general, Medicaid payments are lower than the costs associated with treating those patients. Moreover, the Balanced Budget Act of 1997 repealed the "Boren Amendment" federal payment standard for Medicaid payments to nursing facilities effective October 1, 1997. The Boren Amendment required that Medicaid payments to certain health care providers be reasonable and adequate in order to cover the costs of efficiently and economically operated healthcare facilities.

                 This imbalance between Medicaid rates and the costs of providing Medicaid patient care has been a chronic problem which, until the implementation of PPS, was partially offset by Medicare reimbursement rates. With the unanticipated and excessive reductions in Medicare reimbursement under PPS, the Genesis Debtors and the Multicare Debtors no longer had the ability to subsidize the treatment of their Medicaid patients while meeting their debt service obligations.

         3.      Debt Burden

                 The most significant portion of the growth of the Genesis Debtors and the Multicare Debtors has been through acquisitions. Those acquisitions were financed through the sale of stock and the incurrence of a significant amount of senior and junior debt obligations. The amount of debt (leverage) incurred was based on revenue projections. Revenue projections were driven, for the most part, by expected reimbursement from the Medicare and Medicaid programs. The negative impact from the implementation of PPS changed the level of debt of the Debtors from "moderate" to "far too high."

                 Following the completion of the Multicare acquisition, the Genesis Debtors' obligations under their senior lender credit facility and Genesis's senior subordinated notes alone aggregated in excess of $1.5 billion. Similarly, the senior lender credit facility for the Multicare Debtors and Multicare's senior subordinated notes aggregated over $700 million. Despite substantial reductions in corporate overhead and operational changes, the Genesis Debtors and the Multicare Debtors simply were unable to repay such indebtedness in accordance with its terms.

C.       Prepetition Negotiations

                 In 1999, the Debtors developed a restructuring strategy based on an infusion of additional equity, an increase in availability under existing bank credit lines, and the sale of certain assets. These restructuring efforts are described in detail in the most recent Form 10-K filed by Genesis. In early 2000, it became apparent that the Debtors would not be able to sell sufficient assets to meet the repayment obligations under their existing debt obligations. At that time they began discussions with the holders of their senior lender claims. Those lenders agreed to forbear from exercising remedies due to certain types of default through May 19, 2000, which was further extended through June 30, 2000. In addition, Genesis and The Multicare Companies, Inc. began discussions with certain holders of their respective public senior subordinated notes. Genesis and Multicare continued discussions with these creditor groups until it became apparent that the businesses would require additional liquidity. In addition, certain creditors threatened to commence involuntary bankruptcy cases against Genesis and Multicare. During this process, Genesis and Multicare determined to commence voluntary cases under chapter 11 of the Bankruptcy Code, which, except for Healthcare Resources Corp., ultimately occurred on June 22, 2000.

D.       Pending Litigation and Other Proceedings

         1.      The Genesis and Vitalink Actions Against the Manor Care
                 Entities

                 On May 7, 1999, Genesis and Vitalink Pharmacy Services (d/b/a NeighborCare(R)), a subsidiary of Genesis, filed multiple lawsuits requesting injunctive relief and compensatory damages against HCR Manor Care, Inc. ("HCR Manor Care"), Manor Care, Inc. ("Manor Care"), ManorCare Health Services, Inc. ("MCHS," and collectively, the "Manor Care Entities") and two principals of such entities. The lawsuits arise from MCHS's threatened termination of long-term pharmacy services contracts effective June 1, 1999. Vitalink filed a complaint against HCR Manor Care, Manor Care, and MCHS in Baltimore City, Maryland circuit court (the "Maryland State Court Action"). Genesis filed a complaint against HCR Manor Care, Manor Care, and two of their principals in federal district court in Delaware including, among other counts, securities fraud (the "Delaware Federal Action"). Vitalink has also instituted an arbitration action before the American Arbitration Association (the "Arbitration"). In these actions, Vitalink is seeking a declaration that it has a right to provide pharmacy, infusion therapy, and related services to all of HCR Manor Care's facilities and a declaration that MCHS's termination of the long-term pharmacy service contracts was unlawful. Genesis, certain of its subsidiaries, and Vitalink also seek over $100,000,000 in compensatory damages and enforcement of a 10-year noncompetition clause.

                 Genesis acquired Vitalink from Manor Care in August 1998. In 1991, Vitalink and MCHS (then known as Manor Healthcare Corp.) had entered into long-term master pharmacy, infusion therapy, and related agreements which gave Vitalink the right to provide pharmacy services to all facilities owned or licensed by MCHS and its affiliates. In 1998, the terms of the pharmacy service agreements were extended to September 2004. Under the master service agreements, Genesis and Vitalink receive revenues at the rate of approximately $107,000,000 per year. The projections upon which the valuation of the Genesis Debtors is based assumes that the Manor Care Entities will not be allowed to terminate the master service agreements and includes the amounts the Genesis Debtors expect to receive in connection with these master service agreements over their remaining 3-1/2 year term. The termination of these agreements, if allowed, would decrease the value of the New Common Stock, although it would not affect the Plan's feasibility.

                 By agreement dated May 13, 1999, the parties agreed to consolidate the Maryland State Court Action relating to the master service agreements with the Arbitration matter. Accordingly, on May 25, 1999, the Maryland State Court Action was dismissed voluntarily. It is the position of the Genesis Debtors that until such time as a final decision is rendered in such Arbitration, the parties have agreed to maintain the master service agreements in full force and effect. However, the Manor Care Entities take the position that the master service agreements were properly terminated prior to the commencement of these chapter 11 cases and that upon a favorable ruling in the Arbitration they intend to implement such termination.

                 The Manor Care Entities have asserted counterclaims in the Arbitration seeking damages for Vitalink's alleged overbilling for products and services provided to MCHS, a declaration that MCHS had the right to terminate the master service agreements, and a declaration that Vitalink does not have the right to provide pharmacy, infusion therapy, and related services to facilities owned by HCR Manor Care (then known as Health Care and Retirement Corporation) prior to its merger with Manor Care. According to an expert report submitted by the Manor Care Entities on May 8, 2000, the Manor Care Entities are seeking $17,800,000 in compensatory damages for alleged overbilling by Vitalink between September 1, 1998 and March 31, 2000.

                 On January 14, 2000, the Manor Care Entities moved to dismiss Vitalink's claims in the Arbitration that it has a right to provide pharmacy and related services to the HCR Manor Care facilities not previously under the control of Manor Care. On May 17, 2000, the Arbitrator ordered the dismissal of Vitalink's claims seeking a declaratory judgment and injunctive relief for denial of Vitalink's right to service the additional HCR Manor Care facilities, but sustained for trial Vitalink's claim seeking compensatory damages against the Manor Care Entities for denial of that right.

                 Trial in the Arbitration was originally scheduled to begin on June 12, 2000. On May 23, 2000, however, the Arbitrator postponed the trial indefinitely due to Vitalink's potential bankruptcy filing. In connection with this stay, the parties agreed that MCHS may pay NeighborCare 90% of the face amount of all invoices for pharmaceutical and infusion therapy goods and services that NeighborCare renders to MCHS under the Master Service Agreements. After Genesis and its affiliates, including Vitalink, commenced their chapter 11 cases on June 22, 2000, the Arbitration was automatically stayed pursuant to section 362(a) of the Bankruptcy Code.

                 On August 1, 2000, the Manor Care Entities moved to lift the automatic stay and compel arbitration. On September 5, 2000, the Bankruptcy Court denied that motion, with leave to refile its request in 90 days. On December 8, 2000, the Manor Care Entities filed a similar motion for relief from the stay. The Genesis Debtors opposed the motion and filed their own motion to assume the contracts between the parties. On February 6, 2000, the Bankruptcy Court ruled in favor of the Manor Care Entities' renewed motion and deferred consideration of the motion to assume until completion of the Arbitration. As a result, the parties are proceeding forward in the Arbitration. The trial in the Arbitration is now scheduled to commence during the week of July 30, 2001.

                 The Manor Care Entities have not filed proofs of claim in these chapter 11 cases. Accordingly, their claims for prepetition overcharges under the contracts will not be a claim against the Genesis Debtors unless they successfully assume those agreements. However, to the extent that the Manor Care Entities have valid setoff or recoupment rights against any of the Debtors, they will be entitled to reduce any recovery by such Debtors against any of the Manor

Care Entities by such amounts. Any such valid setoff or recoupment rights are not being affected by the Plan.

         2.      The Vitalink Action Against Omnicare and Heartland

                 On July 26, 1999, NeighborCare, through its Maryland counsel, filed an additional complaint against Omnicare, Inc. ("Omnicare") and Heartland Healthcare Services (a joint venture between Omnicare and HCR Manor Care) seeking injunctive relief and compensatory and punitive damages. The complaint includes counts for tortious interference with Vitalink's contractual rights under its exclusive long-term service contracts with the Manor Care Entities. On November 12, 1999, in response to a motion filed by the defendants, that action was stayed pending a decision in the Arbitration.

         3.      The Manor Care Action Against Genesis in Delaware

                 On August 27, 1999, Manor Care, a wholly-owned subsidiary of HCR Manor Care, filed a lawsuit against Genesis in federal district court in Delaware based upon Section 11 and Section 12 of the Securities Act of 1933, as amended. Manor Care alleges that in connection with the sale of the Genesis Series G Cumulative Convertible Preferred Stock as part of the purchase price to acquire Vitalink, Genesis failed to disclose or made misrepresentations related to the effects of the conversion to PPS on Genesis's earnings, the restructuring of Genesis's ElderCare Joint Venture, the impact of the operations of Genesis's Multicare affiliate on Genesis's earnings, the status of Genesis's labor relations, Genesis's ability to declare dividends on the Series G Preferred Stock, the value of the conversion right attached to the Series G Preferred Stock, and information relating to the ratio of combined fixed charges and preference dividends to earnings. Manor Care seeks, among other things, compensatory damages and rescission of the purchase of the Series G Preferred Stock.

                 On November 23, 1999, Genesis moved to dismiss this action on the ground, among others, that Manor Care's complaint failed to plead fraud with particularity. On September 29, 2000, the court granted that motion in part and denied it in part. Specifically, the court dismissed all of defendants' allegations except those concerning the company's labor relations and the ratio of combined fixed charges and preference dividends to earnings.

                 On January 18, 2000, Genesis moved to consolidate this action with the Delaware Federal Action. That motion has been fully submitted and is awaiting decision. As a result of the commencement of Genesis's chapter 11 cases, this action is also automatically stayed pursuant to section 362(a) of the Bankruptcy Code. However, as noted above, Manor Care has not filed a proof of claim in these chapter 11 cases. Therefore, it will not be entitled to any affirmative relief against the Genesis Debtors based on these claims. Notwithstanding the fact that no proofs of claim have been filed, to the extent that Manor Care has valid setoff or recoupment rights against any of the Debtors, it will be entitled to reduce any recovery by such Debtors against Manor Care by such amounts. Any such valid setoff or recoupment rights are not being affected by the Plan.

         4.      The Manor Care Action Against Genesis in Ohio

                 On December 22, 1999, Manor Care filed a lawsuit against Genesis and others in the United States District Court for the Northern District of Ohio. Manor Care alleges, among other things, that the Series H Senior Convertible Participating Cumulative Preferred Stock and Series I Senior Convertible Exchangeable Participating Cumulative Preferred Stock were issued in violation of the terms of the Series G Preferred Stock and the Rights Agreement dated as of April 26, 1998 between Genesis and Manor Care. Manor Care seeks, among other things, damages and rescission or cancellation of the Series H and Series I Preferred Stock. On February 29, 2000, Genesis moved to dismiss this action on the ground, among others, that Manor Care's complaint failed to state a cause of action. This motion has been fully submitted, including supplemental briefing by both parties, and is awaiting decision. As a result of the commencement of Genesis's chapter 11 cases, this action is also automatically stayed pursuant to section 362(a) of the Bankruptcy Code. However, as noted above, Manor Care has not filed a proof of claim in these chapter 11 cases. Therefore, it will not be entitled to any affirmative relief against the Genesis Debtors based on these claims. Notwithstanding the fact that no proofs of claim have been filed, to the extent that Manor Care has valid setoff or recoupment rights against any of the Debtors, it will be entitled to reduce any recovery by such Debtors against Manor Care by such amounts. Any such valid setoff or recoupment rights are not being affected by the Plan.

         5.      Age Institute

                 On November 27, 2000, Genesis, along with several other Genesis Debtors, filed an adversary proceeding in their chapter 11 cases against four related nursing home owners affiliated with AGE Holdings, Inc. (the "AGE Entities") to collect unpaid receivables, among other things. In response, the AGE Entities filed counterclaims against the Genesis Debtors alleging violations of RICO, fraud, lender liability, breach of fiduciary duty, breach of management agreements, breach of professional standards/professional negligence, conversion, interference with business relations, and conspiracy. The counterclaims seek punitive, compensatory, statutory, and/or exemplary damages, as well as claims to invalidate certain working capital and subordinated loan obligations of the AGE Entities to the Genesis Debtors. The counterclaims further seek administrative expense treatment of any amount found due to the AGE Entities for postpetition damages. While the Genesis Debtors believe that the counterclaims have no merit, in the event the AGE Entities were to prevail on their counterclaims, such counterclaims could exceed the claims of the Genesis Debtors against the AGE Entities. The AGE Entities have filed proofs of claim (in unliquidated amounts) in the Genesis Reorganization Cases in connection with their counterclaims. It is anticipated that the adversary proceeding will not be tried until the summer of 2002. It should be noted that any recovery against the AGE Entities is uncertain. As part of the mechanics of distribution under the Plan, the Genesis Debtors will estimate the amount that the AGE Entities may establish as an allowed claim against the Genesis Debtors. This amount will result in a holdback from the distribution to unsecured creditors in Classes G4 and G5 until the claims of the AGE Entities are resolved. Based upon the information the Genesis Debtors have at this time, the Genesis Debtors believe that such holdback, if any, will be minimal with respect to this dispute. Inasmuch as the adversary proceeding will not be tried until the summer of 2002, the AGE Entities and the Genesis Debtors have agreed that the AGE Entities will retain the ability to (i) set off or recoup any allowed claims they may have against the Genesis Debtors against the claims the Genesis Debtors have against the AGE Entities and assert any counterclaims against the Genesis Debtors even if said counterclaims exceed the Genesis Debtors' claims, and (ii) participate in any recovery for holders of claims in Class G4 notwithstanding that the Plan will become effective before the claims of the AGE Entities are resolved.

         6.      Qui Tam Suits

                 Currently pending against Genesis or its affiliates, divisions, or subsidiaries are five private citizen suits filed under the federal False Claims Act, 31 U.S.C.ss. 3729 et seq. Genesis has reached an agreement to resolve four of the pending suits. For a description of that settlement, see section II.K, above. The remaining private citizen suit, styled U.S. ex rel Scherfel v. Genesis Health Ventures et al. (D.N.J.), is the subject of a proof of claim in the Genesis reorganization case.

                 In the Scherfel suit, the plaintiff alleges that a pharmacy owned by NeighborCare, Inc. failed to process Medicaid credits for returned medications. The allegations are vaguely alleged for other jurisdictions. While the action was under seal in United States District Court, Genesis fully cooperated with the Department of Justice's evaluation of the allegations. On or about March 2001, the Department of Justice declined to intervene in the suit and prosecute the allegations. The plaintiff filed a proof of claim in the bankruptcy proceeding initially for approximately $650 million and more recently has submitted an amended claim in the amount of approximately $325 million. The Debtors believe that the allegations have no merit and intend to object to the proof of claim and defend the suit. In the event the Debtors are incorrect, any claims ultimately allowed in connection with this suit will be treated as part of Class G4 (Genesis General Unsecured Claims) and thus would dilute the recovery for holders of claims in Class G4 on a pro rata basis. Inasmuch as the claims in Classes G4 and G5 share recoveries on a pro rata basis, any recovery against the Genesis Debtors in connection with the Scherfel suit will dilute the recoveries for the holders of other claims in those classes (which aggregate $467,494,000).

         7.      Personal Injury and Employment Law Litigation

                 Prior to the Commencement Date, the Debtors and/or persons or entities which the Debtors indemnify, were defendants in approximately 375 prepetition lawsuits alleging personal injury, employment disputes, and similar allegations, and/or potential lawsuits where a statutory notice of intent to sue was timely served. These lawsuits allege a variety of personal injury allegations arising from patient care, automobile accidents, and other personal injury incidents, as well as employment discrimination, wrongful termination, and related employment law claims. The lawsuits are pending in state and federal courts nationwide.

                 The majority of the claims asserted in the personal injury lawsuits are covered by insurance. Until June 1, 2000, the Debtors' various insurance policies on personal injury claims contained neither a self-insured retention nor a deductible. Between June 1, 2000 and the Commencement Date, the relevant insurance policies contained a self-insured retention of $500,000 per claim, subject to a $5 million aggregate, except in the state of Florida where the relevant insurance policies contained a self-insured retention of $2.5 million per claim, subject to a $9 million aggregate. Thus, insurance coverage for claims arising in the 22-day period from June 1, 2000 until the Commencement Date are subject to such limitations. However, the Debtors believe that these amounts are fully covered by assets in the Debtors' captive insurance company, which is a non-Debtor subsidiary of Genesis. As of June 10, 2001, the Debtors are aware of 15 claims for which counsel for the claimant has requested insurance information from the Debtors where at least a portion of such claims might be attributed to the period June 1, 2000 through the Commencement Date. Certain claims asserted in the personal injury lawsuits, such as claims for punitive damages, may be uninsured or uninsurable in certain states. With respect to employment law claims, the Debtors purchased an insurance policy in 1999 with a $500,000 self-insured retention per claim. The Debtors vigorously dispute the allegations contained in the personal injury and employment lawsuits. The Debtors are not aware of any general denials of, or challenges to, coverage by any of the Debtors' insurance carriers other than the possibility of the existence of individual reservation of rights letters received in the ordinary course.

                 To the extent these claims are not covered by insurance, they will be treated as part of Class G4 or M4, as applicable. The following table sets forth certain information about the Debtors' personal injury insurance coverage:

                                              # of Open                                                # of Opt-
         Policy Coverage Period                 Claims       Aggregate Coverage      Paid Losses*        Outs**
----------------------------------------------------------------------------------------------------------------
June '95 - May '96 (Genesis)                    13            $50 million***         $ 5,005,369           4

Mar. '95 - Feb. '96 (Multicare)                  3            $52 million                358,419           2

Mar. '96 - Apr. 12, 1996 (Multicare)             1            $52 million                137,527           1

June '96 - May '97 (Genesis)                    31            $50 million***          10,809,194           7

Apr. 12, 1996 - Apr. '97 (Multicare)            14            $52 million              1,537,846           7

June '97 - May '98 (Genesis)                    34            $50 million***           7,413,521           4

May '97 - June '98 (Multicare)                  20            $52 million              1,098,903           5

June '98 - May '99 (Genesis & Multicare)       102            $125 million***          4,146,320          27

June '99 - May '00 (Genesis & Multicare)        76            $128 million               476,235           3

June '00 - May '01 (Genesis & Multicare)        52****        $110 million                10,715           0

*These numbers are based upon information provided to the Debtors by their insurance carriers AIG, CAN, and Zurich as of April 5, 2001, January 15, 2001, and March 31, 2001, respectively. There can be no guarantee that other claims did not settle prior to the date such numbers were compiled by the respective insurance carrier.
**Number of plaintiffs who have stipulated to relief from the automatic stay and agreed to proceed against insurance coverage only.
***The coverage specified is in addition to $1 million per occurrence/$3 million aggregate per location coverage.
****As set forth in the text above, as of June 10, 2001, the Debtors are aware of 15 claims in which counsel for the claimant has requested insurance information from the Debtors where at least a portion of such claims might be attributed to the period June 1, 2000 through June 22, 2000. The aggregate coverage for this policy is in excess of the self-insured retention (in the amounts described above) under this policy. However, the Debtors believe that these amounts are fully covered by the Debtors' captive insurance company.

         8.      Multicare Litigation

                 The Multicare Debtors are not party to any significant litigation, other than litigation arising from the ordinary course of their businesses.

         9.      Ordinary Course Litigation

                 The Debtors are parties to various other legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of business.

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                                      VI.

               Significant Events During the Reorganization Cases

A.       Filing and First Day Orders

                 On June 22, 2000, the Genesis Debtors (other than Healthcare Resources Corp.) and the Multicare Debtors filed their petitions under chapter 11 of the Bankruptcy Code. On June 23, 2000, the Bankruptcy Court entered certain orders designed to minimize the disruption of the Debtors' business operations and to facilitate their reorganization.

                 o Case Administration Orders. These orders (i) authorized separate joint administration of the Genesis Debtors' chapter 11 cases and Multicare Debtors' chapter 11 cases,
                    (ii) established interim compensation procedures for professionals, (iii) granted an extension of the time to file the Debtors' schedules and statements, and (iv) authorized the mailing of initial notices and all other mailings directly to parties in interest and the filing of a list of creditors without claim amounts in lieu of a matrix.

                 o Payments on Account of Certain Prepetition Claims. The Bankruptcy Court authorized the payment of prepetition (i) wages, compensation, and employee benefits, (ii) sales and use taxes, (iii) claims of common carriers and warehousemen,
                    (iv) claims of critical trade vendors, and (v) refunds to patients.

                 o Business Operations. The Bankruptcy Court authorized the Genesis Debtors and the Multicare Debtors to (i) comply with certain license and regulatory agency fee requirements, (ii) continue customer service programs, (iii) continue prepetition premium obligations under workers' compensation insurance and all other insurance policies, and bonds relating thereto, (iv) maintain existing bank accounts and business forms, (v) continue their existing cash management system, (vi) employ certain investment guidelines, (vii) provide adequate assurance to utility companies including the payment of certain prepetition claims, (viii) grant administrative expense status to undisputed obligations arising from the postpetition delivery of goods ordered in the prepetition period and make payment of such claims in the ordinary course of business, and (ix) maintain patient trust accounts.

                 o Other Stipulations. The Bankruptcy Court authorized a stipulation between one of the Genesis Debtors and Cardinal Distribution which provided for a long-term commitment by Cardinal Distribution to continue to ship inventory on credit terms in exchange for the payment over time of certain secured prepetition amounts owed to that company. That stipulation has been amended to provide additional postpetition credit to the Genesis Debtors. The Bankruptcy Court also authorized separate stipulations between the Genesis Debtors and certain agencies of the federal government and between the Multicare Debtors and those entities. These stipulations provided adequate protection to the federal government in the form of payment over time of certain prepetition overpayments alleged to have been made under the Medicare program. The stipulation with the Genesis Debtors was amended to reduce the amounts to be paid and provide the federal

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                    government with an administrative expense claim to the
                    extent of additional amounts discovered.

                 o Bankruptcy Matters. The Bankruptcy Court authorized the Genesis Debtors and the Multicare Debtors to (i) establish notice procedures and (ii) obtain interim postpetition financing under debtor in possession credit agreements on a superpriority basis for $250 million (for the Genesis Debtors) and $50 million (for the Multicare Debtors), pending further interim and final hearings.

                 On July 31, 2000, Healthcare Resources Corp. ("HRC"), one of the Genesis Debtors, filed a petition under chapter 11 of the Bankruptcy Code. On August 1, 2000, the Bankruptcy Court entered orders in HRC's reorganization case substantially similar to the orders entered on June 23, 2000 for the other Genesis Debtors. HRC is a party to the Genesis debtor in possession credit facility.

B.       Appointment of the Creditors' Committee

                 On July 12, 2000, the United States Trustee for the District of Delaware, pursuant to its authority under section 1102 of the Bankruptcy Code, appointed a statutory committee of unsecured creditors in the Genesis reorganization cases and a separate committee in the Multicare reorganization cases.

         1.      Genesis Creditors' Committee

                 The Genesis creditors' committee currently consists of the following six members:

                 American General Investment Management, L.P.
                 2929 Allen Parkway
                 Houston, Texas 77019

                 Abbot Laboratories
                 625 Cleveland Avenue
                 Columbus, Ohio 43215

                 GMS Group, LLC
                 c/o LeBouf, Lamb, Greene & MacRae
                 125 West 55th Street
                 New York, New York 10019

                 Service Employees International Union, AFL-CIO
                 c/o Cohen, Weiss and Simon, LLP
                 3030 W. 42nd Street
                 25th Floor
                 New York, New York 10036

                 State Street Bank and Trust Company
                 2 Avenue de Lafayette
                 6th Floor
                 Boston, Massachusetts 02111

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

                 The Bank of New York
                 101 Barclay Street
                 Floor 21W
                 New York, New York 10286

                 The Genesis creditors' committee has retained Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, and Pachulski Stang Ziehl Young & Jones PC, 919 N. Market Street, 16th Floor, P.O. Box 8075, Wilmington, Delaware 19899-8705, as its attorneys, and Houlihan Lokey Howard & Zukin, 2 First National Plaza, 20 South Clark Street, 21st Floor, Chicago, Illinois 60603-1881, as its financial advisors. The Genesis creditors' committee has actively participated in all aspects of the Genesis reorganization cases.

         2.      Multicare Creditors' Committee

                 The Multicare creditors' committee currently consists of the following three members:

                 Mackay-Shields Financial Corp.
                 9 West 57th Street
                 New York, NY 10019

                 HSBC Bank USA, as Indenture Trustee
                 452 Fifth Avenue
                 New York, NY 10018-2706

                 Gulf South Medical Supply, Inc.
                 4345 Southpoint Blvd
                 Jacksonville, FL 3216

                 The Multicare creditors' committee has retained Kasowitz, Benson, Torres & Friedman LLP, 1633 Broadway, New York, New York 10019, and Saul, Ewing, Remick & Saul LLP, 222 Delaware Avenue, Suite 1200, P.O. Box 1266, Wilmington, Delaware 19899-1266, as its attorneys, and Chanin Capital Partners, 11100 Santa Monica Blvd, Suite 830, Los Angeles, California 90025, as its financial advisors. The Multicare creditors' committee has actively participated in all aspects of the Multicare reorganization cases.

C.       DIP Credit Agreements

         1.      Genesis Debtors

                 On July 18, 2000, the Bankruptcy Court entered a final order
(i) authorizing the Genesis Debtors to (a) obtain postpetition financing and (b) utilize cash collateral, and (ii) granting adequate protection to certain prepetition secured parties. In particular, the Bankruptcy Court approved that certain Revolving Credit and Guaranty Agreement, dated as of June 22, 2000, among Genesis, as borrower, the other Genesis Debtors, as guarantors, Mellon Bank, N.A., as agent, and the lender parties thereto. This agreement provided for maximum borrowings of $250 million and terminates on December 21, 2001. The obligations of the Genesis Debtors under this agreement are secured by substantially all the assets of the Genesis Debtors, subject to certain existing mortgages and inventory liens. The liens granted to the postpetition lenders are senior to the liens securing the Genesis Senior Lender Claims. As of the date hereof, the Debtors have drawn approximately $180,000,000 under their debtor in possession credit facility. The

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

borrowings under this facility have been used to make payments to the holders of the Genesis Senior Lender Claims, to issue letters of credit, to make payments to Cardinal Distribution, and to make other miscellaneous payments. See section II.E.2, above, for a description of those claims and the payments made. The Genesis Debtors amended certain covenants under their debtor in possession credit facility as of February 14, 2001, to bring those covenants into line with current performance and projections.

         2.      Multicare Debtors

                 On July 18, 2000, the Bankruptcy Court entered a final order
(i) authorizing the Multicare Debtors to (a) obtain postpetition financing and
(b) utilize cash collateral, and (ii) granting adequate protection to certain prepetition secured parties. In particular, the Bankruptcy Court approved that certain Revolving Credit and Guaranty Agreement, dated as of June 22, 2000, among Multicare, as borrower, the other Multicare Debtors, as guarantors, Mellon Bank, N.A., as agent, and the lender parties thereto. This agreement provided for maximum borrowings of $50 million and terminates on December 21, 2001. The obligations of the Multicare Debtors under this agreement are secured by substantially all the assets of the Multicare Debtors, subject to certain existing mortgages and inventory liens. The liens granted to the postpetition lenders are senior to the liens securing the Multicare Senior Lender Claims. As of the date hereof, the Debtors have not drawn any funds under this debtor in possession credit facility, although letters of credit for approximately $2 million issued under the facility are outstanding. The Multicare Debtors have been paying the Genesis Debtors under the various service agreements on a current basis postpetition. The Multicare Debtors amended certain covenants under their debtor in possession credit facility as of February 14, 2001, to bring those covenants into line with current performance and projections.

D.       Cash Collateral Protection

         1.      Genesis Debtors

                 At the commencement of these chapter 11 cases, a number of third-party lenders, including the holders of the Genesis Senior Lender Claims, had an interest in the Genesis Debtors' receivables or other cash collateral. In order to provide for the continued use of such cash collateral, the Genesis Debtors agreed to provide certain protections to those third-party lenders. For the holders of the Genesis Senior Lender Claims, the protections consisted of the following:

                 o a superpriority administrative claim against the Genesis Debtors, immediately junior to the claims of the lenders under the debtor in possession credit facility

                 o liens on substantially all the property of the Genesis Debtors immediately junior to the claims of the lenders under the debtor in possession credit facility and existing third party liens

                 o payment of an amount equal to interest on the Genesis Senior Lender Claims at the contractual nondefault rate

                 o reimbursement for the reasonable fees and disbursements of counsel and consultants to the holders of the Genesis Senior Lender Claims and payment of certain administrative fees

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

                 In addition, the Bankruptcy Court entered a generic order protecting all other third party lenders for the use of cash collateral that they had an interest in by providing a postpetition interest in certain accounts and inventory. Since entry of that order, the Genesis Debtors have agreed to provide more specific adequate protection to certain third party lenders, based on the extent to which the claims of such lenders are secured. For Subclasses G1-5, G1-6, and G1-7, the Genesis Debtors agreed to pay amounts equal to postpetition interest at contractual nondefault rates and to pay real estate taxes and insurance on the underlying real property collateral. For Subclass G1-8, the Genesis Debtors agreed to pay amounts equal to postpetition interest at contractual nondefault rates and to maintain insurance on the underlying real property collateral. Finally, for Subclass G1-12, the Genesis Debtors agreed to pay postpetition real estate taxes and maintain insurance on the underlying real property collateral.

         2.      Multicare Debtors

                 As of the Commencement Date, the Multicare Debtors also required the continued use of cash collateral of certain third parties holding security interests in specified accounts receivable, inventory, or other rights to payments, or cash proceeds thereof. The Multicare Debtors therefore requested and received authority from the Bankruptcy Court to use cash collateral as is necessary to continue the Multicare Debtors' business operations. The protections granted to the holders of the Multicare Senior Lender Claims in return for permitting the Multicare Debtors' continued use of cash collateral consisted of the following:

                 o a superpriority administrative claim against the Multicare Debtors, immediately junior to the claims of the lenders under the debtor in possession credit facility

                 o liens on substantially all the property of the Multicare Debtors immediately junior to the claims of the lenders under the debtor in possession credit facility and existing third party liens

                 o reimbursement for the reasonable fees and disbursements of counsel and consultants to the holders of the Multicare Senior Lender Claims and payment of certain administrative fees

                 To date, the Multicare Debtors have not been required to provide more specific adequate protection to any third party lenders (except for Subclass M1-4), although the Multicare Debtors presently are engaged in discussions with a number of such lenders regarding more specific adequate protection. For Subclass M1-4, the Multicare Debtors agreed to bring current their prepetition and postpetition obligations on the underlying loan and to remain current on a go-forward basis.

E.       Key Employee and Executive Retention Programs

                 The Genesis Debtors have established two separate retention programs for key employees. The first program covers all key employees, other than the top four executives of Genesis and was approved by the Bankruptcy Court on September 5, 2000. The second program covers the top four executives of Genesis and was approved by the Bankruptcy Court on February 23, 2001. Both retention programs are designed to encourage key employees to remain with the Debtors by providing them with additional incentives, including cash payments. Inasmuch as the Multicare Debtors do not have any management employees, no retention programs have been implemented for those Debtors (although the Multicare Debtors did request

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and receive authority from the Bankruptcy Court to reimburse Genesis for retention bonuses made by it to administrators and directors of nursing at those of Multicare's facilities managed by Genesis).

         1.      First Retention Program

                 Pursuant to the first retention program, a maximum aggregate of $11.5 million in retention bonus payments are available for all qualifying key employees. The retention payments, paid out over a course of four payments beginning September 30, 2000 and ending on May 31, 2001, are available to middle managers, senior officers, directors, or officers (other than the top four executives of Genesis) who were employed by the Genesis Debtors on or before April 1, 2000, and continue to be employed on the date of payment. As part of this program, the Genesis Debtors also assumed 24 employment agreements of certain key employees.

         2.      Second Retention Program

                 The second retention program, which was not submitted to the Bankruptcy Court until several months after the initial program was implemented, is designed to retain the top four executives through the restructuring process and beyond. The program does not include any guarantied retention payments. Instead, it provides for incentive or restructuring payments to be made on the Effective Date. The aggregate amount of such payments will be approximately $2.1 million if the Effective Date is August 31, 2001. Such amounts increase or decrease if the Effective Date is earlier or later than that date. An earlier Effective Date results in an increase of 5% (up to a maximum increase of 15%) for each month. A later Effective Date results in a decrease of 7.5% (up to a maximum decrease of 15%) for each month.

                 The program also provides severance protection in an amount equal to two times the base salary of the executive. This protection is in place of existing severance arrangements in the prepetition employment agreements for those individuals. In exchange for such protection, each executive will agree to a two-year noncompete arrangement.

                 Finally, the program provides for the assumption of certain deferred compensation arrangements and the forgiveness of certain loans that three of the executives incurred in order to comply with a prepetition requirement by the Board of Directors that they purchase shares of the stock of Genesis. The forgiveness will occur on the earlier of the first anniversary of the Effective Date or the termination of the employment of the executive. The forgiveness includes an agreement to pay any taxes due from the executives due to such forgiveness. The aggregate amount of such loans is approximately $2.5 million.

F.       Claims Process and Bar Date

         1.      Schedules and Statements

                 On October 19, 2000, the Genesis Debtors filed with the Bankruptcy Court their statement of financial affairs, schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and schedule of equity security holders. The Genesis Debtors' schedules and statements were filed on a partially consolidated basis.

                 On October 19, 2000, the Multicare Debtors filed with the Bankruptcy Court their statement of financial affairs, schedules of assets and liabilities, schedules of executory

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

contracts and unexpired leases, and schedule of equity security holders. The Multicare Debtors' schedules and statements were filed on a partially consolidated basis.

         2.      Bar Date

                 By separate orders dated November 6, 2000, the Bankruptcy Court fixed December 19, 2000, at 4:00 p.m. (Eastern Time) as the date and time by which proofs of claim were required to be filed in the Genesis and Multicare reorganization cases, except that governmental entities have until June 25, 2001, at 4:00 p.m. (Eastern Time) to file proofs of claim against the Genesis Debtors and the Multicare Debtors. In accordance with the orders fixing the bar date, on or about November 6, 2000, notices informing creditors of the last date to timely file proofs of claims, and a "customized" proof of claim form, reflecting the nature, amount, and status of each creditor's claim as reflected in the schedules of assets and liabilities, were mailed to all creditors listed on the schedules of assets and liabilities. In addition, consistent with that order, the Debtors caused to be published in the national editions of the Wall Street Journal, New York Times, and USA Today a notice of the last date to timely file proofs of claim.

G.       ElderTrust Transactions

                 In November 2000, the Genesis Debtors and the Multicare Debtors reached agreements to restructure their relationship with ElderTrust, a Maryland healthcare real estate investment trust, and certain of its affiliates (collectively, "ElderTrust"). On January 4, 2001, the Bankruptcy Court approved those agreements. The following transactions were consummated on January 31, 2001. The agreements with ElderTrust cover leases and mortgages for 33 properties operated by the Genesis Debtors and the Multicare Debtors, either directly or through joint ventures. Under its agreement with ElderTrust, Genesis has (i) assumed its leases with ElderTrust, subject to certain modifications, including a reduction in annual lease expenses of $745,000, (ii) extended the maturity and reduced the principal balances for three assisted living properties by $8,500,000 through the satisfaction of an ElderTrust obligation of like amount, and (iii) acquired a building currently leased from ElderTrust, which is located on the campus of a Genesis skilled nursing facility, for $1,250,000.

                 Pursuant to its agreement with ElderTrust, the Multicare Debtors sold three owned assisted living properties that were mortgaged to ElderTrust in exchange for a release of principal amounts owed totaling $19,500,000. ElderTrust has leased the properties back to the Multicare Debtors under a new ten-year lease with annual rents of $791,561.

H.       CareFirst Transactions

                 On January 4, 2001, the Bankruptcy Court approved the Genesis Debtors' settlement agreement with CareFirst of Maryland, Inc., a health insurance corporation, and its affiliates (collectively, "CareFirst"). This agreement settles certain disputes among the Genesis Debtors and CareFirst, and provides a basis from which the Genesis Debtors are able to maintain their integral business relationship with CareFirst and its 2.9 million members. More specifically, the agreement authorizes the Genesis Debtors to (i) assume certain contracts with CareFirst, including (a) home care provider contracts under which the Debtors receive payments in exchange for arranging for or providing certain home care services to CareFirst, and (b) preferred provider agreements which formalize the Genesis Debtors' status as the preferred healthcare provider to CareFirst, (ii) continue to hold as deposit without any impact resulting from the Genesis reorganization cases, the aggregate $4 million in service deposits previously provided by CareFirst, and provide the terms under which such service deposits will be allocated, (iii) pay

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

$4,673,398 to CareFirst as settlement for amounts owed under that certain Transition Agreement between certain of the Genesis Debtors and CareFirst, dated October 20, 1999, and (iv) enter into new business agreements with CareFirst. These agreements were consummated on January 19, 2001.

I.       Swap Settlement

                 Genesis and Citibank, N.A. ("Citibank") are parties to certain interest rate hedging agreements ("swap agreements"). Certain of those agreements allowed Genesis to fulfill its obligation under its prepetition credit agreement to hedge against a portion of the risk of the floating rate of interest in such facility. The obligations of Genesis under swap agreements that met certain requirements are entitled to share in the collateral securing the Genesis Senior Lender Claims. On March 24, 2000, Citibank terminated all its swap agreements with Genesis. Based on the underlying documents and information obtained from other financial institutions engaged in interest rate hedging agreements, Citibank asserted a claim against Genesis of approximately $28.5 million to unwind the swap agreement. Citibank also asserted that such claims constituted Genesis Senior Lender Claims. After negotiations between the parties, they agreed to treat approximately 61% of the claim as a Genesis Senior Lender Claim and the balance as a Genesis General Unsecured Claim in Class G4. The Bankruptcy Court approved this settlement on May 11, 2001.

J.       Alternative Dispute Resolution Procedures

                 The Genesis Debtors and the Multicare Debtors identified approximately 375 prepetition claims (not including claims in which a lawsuit has yet to be commenced or a statutory pre-suit demand has yet to be served) (the "Pending Actions") against the Debtors based on personal injury, employment litigation, and similar claims by various entities (the "Claimants"). Certain Pending Actions related or relate to claims against persons or entities for whom the Debtors retain ultimate liability, including non-Debtor defendants in Pending Actions who are current or former employees, officers, and directors of the Debtors, and any person or entity indemnified by any of the Debtors or listed as additional insureds under the Debtors' liability policies (collectively, the "Indemnitees").

                 By motions dated March 19, 2001, the Genesis Debtors and the Multicare Debtors respectively sought Bankruptcy Court approval of the implementation of alternative dispute resolution procedures (the "ADR Procedures") to assist in expediting the resolution of the Pending Actions. The ADR Procedures in the Genesis Debtors' and the Multicare Debtors' reorganization cases are governed by substantially similar "ADR Term Sheets." By orders dated June 8, 2001 and July 10, 2001, the Bankruptcy Court approved the Genesis Debtors' and the Multicare Debtors' revised ADR Term Sheets, respectively (the "ADR Orders"). The ADR Procedures are implemented as follows:

                 o The Debtors compiled lists of all the Pending Actions of which the Debtors were aware (the "Preliminary ADR Claims Lists"). The Debtors will serve upon the Claimant (or such Claimant's counsel, if known) in each Pending Action a Bankruptcy Court approved notice (the "ADR Notice") indicating that such Claimant's Pending Action shall be deemed an "ADR Claim" and shall be subject to the ADR Procedures.

                 o Additional Pending Actions, which are omitted from the Preliminary ADR Claims Lists, will be added to the ADR Procedures by serving upon such

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

                    Claimants (i) the appropriate ADR Orders; (ii) the appropriate ADR Term Sheet; (iii) an ADR Notice; and (iv) an Opt-Out Stipulation (as defined below) (the "Additional ADR Claims"). If the holder of an Additional ADR Claim does not timely object to inclusion in the ADR Procedures, or if the Bankruptcy Court overrules such objection, such holder's Additional ADR Claim will become subject to the ADR Procedures.

                 o The ADR Term Sheets provide for an injunction, which enjoins until one year from the date of entry of the ADR Orders, holders of ADR Claims and Additional ADR Claims from, among other things, commencing or continuing any action or proceeding in any manner or any place to collect or otherwise enforce such claims against the Debtors or their property other than through the ADR Procedures (the "ADR Injunction"). In addition, the ADR Injunction enjoins proceedings against any Indemnitee and any direct action against a third party payer (which includes insurance companies).

                 o The ADR Procedures establish a four stage process for the orderly and efficient resolution of the ADR Claims and Additional ADR Claims. The first stage is a formal demand/counteroffer stage, where limited discovery is available to the parties. The second stage is mediation. The third stage is binding arbitration for those Claimants who have previously consented to such arbitration and whose ADR and Additional ADR Claims are not resolved through the first two stages of the ADR Procedures. The fourth stage, which shall commence only after all mediations have been completed, is relief from the automatic stay for those Claimants whose ADR Claims and Additional ADR Claims are not settled or submitted to binding arbitration.

                 o At any time, a Claimant has the option to opt out of the ADR Procedures by entering into a stipulation with the Debtors (the "Opt-Out Stipulation"), which requires the Claimant to
                    (i) waive any and all claims for punitive damages, attorneys' fees, and any similar enhanced remedies; (ii) dismiss, with prejudice, any and all claims against any Indemnitee; (iii) agree not to name any Indemnitee as a defendant in the Pending Action; and (iv) agree to limit his or her recovery, if any, solely to available insurance proceeds and waive any and all rights to seek recovery from the assets of the Debtors or their estates. Relief from the automatic stay granted pursuant to an Opt-Out Stipulation shall commence no earlier than four (4) months after the entry of the ADR Orders.

Because the ADR Notices were recently sent out in the Genesis reorganization cases, and have not yet been sent out in the Multicare reorganization cases, the Debtors are not aware of any Claimants who have elected to opt out of the ADR Procedures to date.

K.       Settlement with the Multicare Debtors

                 As described in section II.K, above, the Genesis Debtors and the Multicare Debtors have entered into a settlement of the claims between them. The Debtors intend to seek approval of that settlement at the hearing on confirmation of the Plan.

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L.       Appointment of Fee Auditor

                 On April 26, 2001, the Bankruptcy Court ordered the appointment of the legal auditing firm Stuart, Maue, Mitchell & James, Ltd. as the fee auditor in the reorganization cases to act as a special consultant to the Bankruptcy Court for professional fee review and analysis.

M.       Motion for Appointment of Trustee in the Multicare Reorganization Cases

                 On May 14, 2001, the statutory committee of unsecured creditors in the Multicare reorganization cases filed a motion seeking, in the alternative, (i) the appointment of a trustee to renegotiate the management services and other agreements between Genesis and Multicare, evaluate and prosecute alleged claims of Multicare against Genesis, and propose a competing plan of reorganization for Multicare, or (ii) to force Multicare to bid out its agreements with Genesis. Based on the distribution of property to Classes M4 and M5 under the Plan, the Multicare committee has agreed to withdraw the motion, without prejudice. The Multicare committee has also agreed that it will not refile the motion as long as the Debtors are prosecuting the Plan or any other plan of reorganization that provides the same economic benefit to Classes M4 and M5.

N. Potential Purchase of Pharmacy Business of Mariner Post-Acute Networks and Mariner Health Group

                 Genesis and NeighborCare Pharmacy Services, Inc. ("NeighborCare" and one of the Genesis Debtors) are considering entering into an asset purchase agreement (the "APS Agreement") with Mariner Post-Acute Networks, Inc., Mariner Health Group, Inc., and certain of their affiliates (collectively, the "Mariner Debtors"). Under the APS Agreement, Genesis and NeighborCare propose to purchase the pharmacy businesses of the Mariner Debtors and certain assets related to those businesses (the "APS Pharmacy Business"). Genesis and NeighborCare will also assume certain of the obligations of the Mariner Debtors in connection with the performance of certain contractual employee-related obligations and the payment of a portion of certain personal property and ad valorem taxes. According to the Mariner Debtors, the APS Pharmacy Business provides pharmacy and related services to a significant number of nursing care facilities.

                 The APS Agreement, which will be submitted for approval to the Bankruptcy Court by separate motion, will require an initial cash payment of at least $40 million, with additional earnout payments over time. Due to the fact that the Mariner Debtors have also commenced chapter 11 cases under the Bankruptcy Code, the sale of the APS Pharmacy Business is subject to an auction procedure and approval by the Bankruptcy Court in their chapter 11 cases. The APS Agreement will provide certain bidding protections for Genesis and NeighborCare, including a breakup fee of $1.2 million. The Mariner Debtors will seek court approval for the auction procedures, including the payment of the breakup fee to Genesis and NeighborCare in the event the APS Pharmacy Business is sold to a higher bidder. In addition, Genesis and NeighborCare will seek approval from the Bankruptcy Court in their chapter 11 cases to purchase the APS Pharmacy Business and obtain any necessary financing for that transaction.

                 Genesis and NeighborCare believe that the acquisition of the APS Pharmacy Business will enhance NeighborCare's operations and increase the value of their estates. However, it is not possible at this time to quantify those benefits. In addition, it is not possible to predict whether Genesis and NeighborCare ultimately will be the successful bidders for these

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assets. Accordingly, the projections described in section IV, above, do not include any adjustments for this potential acquisition.

                                      VII.

                      Governance of the Reorganized Debtors

A.       Board of Directors of Reorganized Genesis

                 The initial Board of Directors of Reorganized Genesis will consist of seven members, whose names, qualifications, and compensation will be available upon request to the Genesis Debtors and will be posted on www.ghv.com no later than seven days before the last date to vote to accept or reject the Plan. Six members will be selected by the holders of the Genesis Senior Lender Claims and the Multicare Senior Lender Claims. The Chief Executive Officer of Reorganized Genesis will be the remaining director and Chairman of the Board. Each member of the initial Board of Directors will serve on the Board of Directors in accordance with Reorganized Genesis's Amended Certificate of Incorporation and Bylaws, as the same may be amended from time to time. The Debtors expect that the compensation for directors will include (i) $25,000 and options to purchase 2,500 shares of New Common Stock each year, (ii) $1,500 for attendance at each board meeting, (iii) $1,000 for attendance at each meeting of a committee of the board of directors, and (iv) a one-time grant of options to purchase 25,000 shares of New Common Stock. The final compensation will also be posted on www.ghv.com no later than seven days before the last date to vote.

B.       Senior Management of Reorganized Genesis

                 As of the Effective Date, Reorganized Genesis will enter into long term employment agreements with its top four senior executives. In general, the contracts provide for three year employment terms which are automatically renewed unless either Reorganized Genesis or the employee provides advance notice. The following table summarizes the base salary for the top four executives of Reorganized Genesis:

                 Name                       Title               Base Salary

         Michael R. Walker       Chief Executive Officer and     $850,000
                                 Chairman of the Board

         Richard R. Howard       Vice Chairman                   $500,000

         David C. Barr           Vice Chairman                   $500,000

         George V. Hager, Jr.    Executive Vice President        $400,000
                                 and Chief Financial Officer

These executives will also be entitled to incentive compensation, based on a determination by the new board of directors of Reorganized Genesis. The maximum amount of incentive compensation for these employees under the current incentive plan is 50% of their respective base salaries.

                 Reorganized Genesis will also adopt a new long term Management Incentive Plan under which stock grants and options will be allocated to 129 management employees, including the senior executives. See section VIII.F, below, for a description of the New Management Incentive Plan. Copies of the new employment agreements and the New Management Incentive Plan will be part of the Plan Supplement. The executives named above

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are also entitled to certain rights under an executive retention plan approved by the Bankruptcy Court. That plan is described in section VI.E, above.

                 The Plan of Reorganization will be deemed a solicitation of the holders of New Common Stock for approval of the New Management Incentive Plan. The Debtors believe that the order confirming the Plan of Reorganization should constitute such approval of the New Management Incentive Plan for purposes of sections 422 and 162(m) of the Internal Revenue Code. There can be no assurance, however, that the Internal Revenue Service will agree with such position.

                                     VIII.

                   Other Aspects of the Plan of Reorganization

A.       Analysis of the Proposed Merger of Genesis and Multicare

                 At the present time, Genesis manages the Multicare Debtors pursuant to a management contract that was negotiated with the independent majority shareholders of Multicare in 1997 which is comprehensive and encompasses all management and administrative functions. For the reasons described in the followings sections, both the Genesis Debtors and the Multicare Debtors have concluded that a merger will result in the best outcome for the creditors who will receive distributions under the Plan of Reorganization for the following reasons:

                 At the present time, Genesis and Multicare employ a management structure which serves the combined assets of both companies. Significant efficiencies are realized through the maintenance of a single infrastructure, particularly in an environment where qualified managerial personnel are difficult to recruit and retain. The creation and execution of a common operating strategy implemented using common practices enhances revenues for both companies in the most efficient manner. For instance, Genesis and Multicare are marketed using a common "ElderCare" branding strategy which promotes better name recognition, increasing referrals, and enhances the options for referral sources and third-party payers in geographically concentrated markets. Likewise, the companies are able to leverage off of common resources, such as discharge planning functions and care coordinators and the ElderCare telephone line, to increase the admissions for both companies' centers. The utilization of common systems and a single uniform set of policies and procedures improves internal controls and compliance to standards which result in greater operating cost efficiencies. The merger of Genesis and Multicare creates incentive for additional investment of time and resources to enhance the companies' abilities to realize efficiencies and capitalize on revenue opportunities across the wider group of operating entities.

                 Together, Genesis and Multicare enjoy considerable purchasing power, which is utilized to achieve favorable pricing for nearly all goods and services needed for the operation of their businesses. Additionally, the size and clout of the combined organization provides access to certain goods and services which are more difficult to obtain, for various reasons. For instance, both Genesis and Multicare are able to contract for adequate professional liability insurance, which due to the recent exit of insurers has become significantly more difficult to obtain.

                 Similarly, the availability of debt and equity capital, which has become scarce for the long-term care industry and is essential to the long-term viability and success of each company, is greatly enhanced through the merger of the two companies. Capital markets favor larger and more diverse companies. For instance, the proposed exit financing is possible due, in

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part, to the size of the combined credit facility, which promotes greater liquidity and the more diversified business operation financed, which mitigates credit risk. Access to capital is important for three reasons. First, the long term care industry is real estate based and accordingly, capital intensive. Eldercare centers require regular maintenance in order to remain competitive and meet regulatory standards. Second, capital is necessary in order for either company to realize new business opportunities or to provide necessary working capital for internal growth. Finally, changes in the regulatory landscape, whether state or federal, can result in a significant cash drain, which may be temporary or more permanent, which effects can be mitigated through stronger liquidity. The larger capital base and greater float for the new equity securities than either company would have or enjoy individually enhances the market value for both Genesis and Multicare.

                 While today Genesis and Multicare realize certain savings and efficiencies from contracting with common accounting professionals for financial auditing and consulting services, the merger of Genesis and Multicare into a single corporate entity will eliminate the duplicative costs associated with preparing separate audits and filing separate financial statements and other documents as required by the federal securities laws.

                 In summary, the security the creditors are entitled to receive under the proposed scenario incorporates the value of the combined Multicare and Genesis estates. It is the position of both Debtors that through the preservation of the common infrastructure, purchasing power, access to capital, and opportunities for administrative cost reductions, value is created which exceeds the value that each company would be able to realize independently.

B.       Mechanics of the Merger

                 The merger will be implemented through the Plan of Merger, a copy of which is part of the Plan Supplement. A subsidiary of Genesis will create a new subsidiary -- Multicare Acquisition Corporation -- to effectuate the merger. Genesis, Multicare Acquisition Corporation, and Multicare will be parties to the Plan of Merger. Authorization for the merger will be pursuant to the Plan of Reorganization and the approval of the shareholders of Multicare Acquisition Corporation and the deemed shareholders of Reorganized Multicare. As part of the merger process, Multicare Acquisition Corporation will be merged into Multicare. Note that the shareholders of Multicare will consist of the holders of the Multicare Senior Lender Claims, the Multicare General Unsecured Claims, and the Multicare Senior Subordinated Note Claims in accordance with the distribution provisions of the Plan. The Plan of Merger will provide for the exchange of the stock of Reorganized Multicare received by (i) the holders of the Multicare Senior Lender Claims for New Senior Notes, New Convertible Preferred Stock, and New Common Stock, (ii) the holders of the Multicare General Unsecured Claims for New Common Stock and New Warrants, and (iii) the holders of the Multicare Senior Subordinated Note Claims for New Common Stock and New Warrants.

C.       Exit Facility -- Condition Precedent to Effective Date

                 The Effective Date cannot occur unless the Debtors arrange for sufficient financing to pay the administrative expenses of their respective chapter 11 cases (an "Exit Facility") and all the conditions precedent to the initial extensions of credit thereunder shall be satisfied. The Genesis Debtors estimate that their administrative expenses will total approximately $225 million, including repayment of their debtor in possession financing. The Multicare Debtors estimate their administrative expenses at approximately $10 million. The Debtors expect to arrange for a revolving line of credit for working capital purposes with

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availability of up to $150 million. In addition, to fund the administrative expenses of the reorganization cases, the Debtors expect to issue senior secured debt of between $235 million and $245 million, repayable at the end of 5-1/2 years. The Exit Facility will permit the New Senior Notes to be outstanding. It is anticipated that the obligations under the Exit Facility will be guarantied by all the Debtors and will be secured by all their assets.

                 Several lending institutions have expressed an interest in providing an Exit Facility in the amounts needed. In the alternative, it may be desirable for Reorganized Genesis to raise funds in the public debt markets. The exact form and terms of the Exit Facility selected by the Debtors will be finalized as the Debtors prepare for confirmation of the Plan.

D.       Distributions Under the Plan of Reorganization

                 One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. This term is used throughout the Plan of Reorganization and the descriptions below. In general, an "allowed" claim or "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or interest, and the amount thereof, is in fact a valid obligation of the debtor.

         1.      Timing and Conditions of Distributions

                 (a)      Date of Distribution

                 Except as otherwise provided for in the Plan of Reorganization, distribution on account of allowed claims will be made on or as soon as practicable after the later of the Effective Date and the date an order allowing a disputed claim becomes a Final Order. Disputed claims will be treated as set forth below. All distributions to the holders of the Genesis Senior Lender Claims and the Multicare Senior Lender Claims will be made to the individual holders of the Genesis Senior Lender Claims and Multicare Senior Lender Claims in such denominations and registered in the names of the holders as Mellon Bank, N.A. shall have directed in writing.

                 (b)      Surrender of Certain Securities Necessary for
                          Distribution

                 Plans of reorganization generally require a holder of an instrument or security of a debtor to surrender such instrument or security prior to receiving a new instrument or security in exchange therefor under a plan of reorganization. This rule avoids disputes regarding who is the proper recipient of instruments or securities under a plan of reorganization.

                 As a condition to participating in the distribution under the Plan, a holder of a certificated instrument or note must surrender such instrument or note prior to the first anniversary of the Effective Date or provide the Disbursing Agent with a satisfactory affidavit of loss and/or indemnity and bond. Failure to do so will result in the forfeiture of such holder's right to receive any distribution relating to such instrument or note. This requirement does not apply to certificated instruments or notes that are being reinstated under the Plan.

                 Holders of the Debtors' preferred or common equity interests shall not be required to surrender such securities because they are not receiving a distribution under the Plan of Reorganization on account of such securities.

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

                 (c)      Fractional Shares

                 No fractional shares of New Convertible Preferred Stock, New Common Stock, or fractional New Warrants or cash in lieu thereof will be distributed. For purposes of distribution, fractional shares of New Convertible Preferred Stock or New Common Stock, and fractional New Warrants shall be rounded down to the next whole number or zero, as appropriate.

                 (d)      Final Distribution of New Common Stock and New
                          Warrants

                 Upon the resolution or determination of all disputed claims, the Disbursing Agent shall distribute to all holders of allowed claims entitled to receive New Common Stock and New Warrants the amount of such securities that such holders would have received if the resolution of all disputed claims had been known on the Effective Date. In the event that dividend distributions have been made with respect to the New Common Stock, such holder shall be entitled to receive the allocable portion of such dividends without any interest with respect thereto.

         2.      Certain Claims Allowed

                 Claims in the following classes are allowed in the following amounts (exclusive of postpetition interest, if applicable):

        Class                    Description                       Allowed Claim
        ------------------------------------------------------------------------

         G2        Genesis Senior Lender Claims                   $1,193,460,000

         G5        Genesis Senior Subordinated Note Claims           387,425,000

         M2        Multicare Senior Lender Claims                    443,400,000

         M5        Multicare Senior Subordinated Note Claims         257,817,000


         3. Procedures for Treating Disputed Claims Under the Plan of Reorganization

                 For purposes of the following discussion, the term "allowed" when it applies to a claim means that the claim has been recognized as a valid claim against the Debtors and is entitled to participate in the class to which such claim belongs.

                 (a)      Disputed Claims

                 Disputed claims include those claims (i) listed by any Debtor in such Debtors' schedules of assets and liabilities, as may be amended from time to time, as not liquidated in amount or contingent or disputed, (ii) to which an objection or request for estimation has been filed and not withdrawn or determined, (iii) for which a proof of claim has been filed and with respect to which no corresponding claim is listed in the schedules or the corresponding claim is listed as other than contingent, disputed, or unliquidated but for which the nature or amount of the claim as filed differs from that listed in the schedules, or (iv) asserting tort claims.

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                 (b)      Objections to Claims

                 The Debtors shall be entitled to object to all claims. Any objections to claims shall be served and filed on or before one hundred and twenty (120) days after the Effective Date or such later date as may be fixed by the Bankruptcy Court.

                 (c)      No Distributions Pending Allowance

                 If any portion of a claim is a disputed claim, no payment or distribution shall be made on account of the claim until the disputed portion of the claim becomes an allowed claim or is otherwise resolved. Pending the allowance or disallowance of the disputed claims, the Debtors shall withhold from the payments and distributions made pursuant to the Plan of Reorganization to the holders of allowed claims the payments and distributions allocable to the disputed claims as if the disputed claims had been allowed claims.

                 (d)      Distributions After Allowance

                 Once a disputed claim becomes an allowed claim, the holder of such allowed claim shall receive a distribution in accordance with the provisions of the Plan of Reorganization. If the holder is entitled to a cash distribution under the Plan, the cash distribution shall include interest, calculated at the average rate received by the Debtors in their deposit accounts, from the Effective Date until the date of distributions. Cash distributions shall be made as soon as practicable after the order allowing the disputed claim becomes a Final Order. If the holder of a disputed claim which becomes allowed after the Effective Date is entitled to New Common Stock or New Warrants, the Disbursing Agent may distribute to such holder the amount of shares of such securities as such holder would have received had such holder's claim been allowed in such amount on the Effective Date. In the event dividend distributions have been made with respect to the New Common Stock, such holder shall be entitled to receive such previously distributed dividends without any interest with respect thereto.

                 To the extent that a disputed claim is disallowed, the amount of property withheld by the Debtors on account of such claim shall be retained by the Debtors.

E.       Treatment of Executory Contracts and Unexpired Leases

         1.      Contracts and Leases Not Expressly Rejected Are Assumed

                 All executory contracts and unexpired leases, except for those expressly rejected by the Plan of Reorganization or by separate motion, are assumed pursuant to the Plan of Reorganization, including the bonds executed by Liberty Bond Services on behalf of the Debtors. The Plan of Reorganization provides for the Debtors to reject those executory contracts and unexpired leases specifically designated as a contract or lease to be rejected as specified in the Schedule of Rejected Contracts attached to the Plan. Any time prior to the first Business Day prior to the commencement of the hearing on confirmation of the Plan of Reorganization, the Debtors may modify that list. The Debtors will provide notice to the parties affected by any such amendment. The Debtors expressly reserve the right to reject any contract in the event there is a dispute concerning the amount necessary to cure defaults, notwithstanding the fact that such dispute may arise after the confirmation of the Plan.

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

         2.      Cure of Defaults

                 Generally, if there has been a default (other than a default specified in section 365(b)(2) of the Bankruptcy Code) under an executory contract or unexpired lease, the debtor can assume the contract or lease only if the debtor cures the default. Accordingly, a condition to the assumption of an executory contract or unexpired lease is that any default under an executory contract or unexpired lease that is to be assumed pursuant to the Plan of Reorganization will be cured in a manner consistent with the Bankruptcy Code and as set forth in the Plan of Reorganization.

         3.      Rejection Claims

                 If an entity with a claim for damages arising from the rejection of an executory contract or unexpired lease under the Plan of Reorganization has not filed a proof of claim for such damages, that claim shall be barred and shall not be enforceable against the Debtors and the Reorganized Debtors unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors within thirty (30) days after the Confirmation Date.

F.       Management Incentive Plan

                 Reorganized Genesis will adopt a New Management Incentive Plan, which will provide for grants of shares of New Common Stock and options to purchase additional shares of New Common Stock to the senior managers of Reorganized Genesis. The New Management Incentive Plan will include grants of 750,000 shares of New Common Stock which shall be allocated among 43 management employees. Although all shares shall be allocated to this group, the exact amount of shares allocated to each employee, as well as the establishment of the vesting period (within the range of 3-5 years), will be determined by the new board of directors for Reorganized Genesis or pursuant to agreement with the steering committee for the holders of the Genesis Senior Lenders Claims and the Multicare Senior Lender Claims.

                 The New Management Incentive Plan will also include options to purchase 3,480,000 shares of New Common Stock, which shall be allocated among 129 management employees. As with the stock grants, the exact amount of shares allocated to each employee, as well as the establishment of the vesting period (within the range of 3-5 years), will be determined by the new board of directors for Reorganized Genesis or pursuant to agreement with the steering committee for the holders of the Genesis Senior Lenders Claims and the Multicare Senior Lender Claims. The option exercise price will be $20.33 per share and is based on the enterprise valuations described in this Disclosure Statement.

                 A copy of the New Management Incentive Plan is part of the Plan Supplement.

G.       Releases

                 The Plan of Reorganization includes two types of releases. First, certain affiliates of the Genesis Debtors and the Multicare Debtors, that are not Debtors in these reorganization cases, are obligors on the Debtors' prepetition credit agreements. As part of the Plan, the holders of the Genesis Senior Lender Claims and the Multicare Senior Lender Claims will release those non-Debtors, provided that such entities become guarantors of the New Senior Notes and assuming that the net worth of such entities is not significant.

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                 Second, the Plan provides for a release of all claims by the
Debtors against the officers, directors, employees, financial advisors, professionals, accountants, and attorneys of the Debtors, the Genesis unsecured creditors' committee, the Multicare unsecured creditors' committee, and Mellon Bank, N.A., as agent for the holders of the Genesis Senior Lender Claims, the Multicare Senior Lender Claims, and the lenders under the Debtors' postpetition financing. This provision is intended to release all claims of the Debtors, whether arising prepetition or postpetition, and based on any theory (whether negligence, gross negligence, or willful misconduct) against these individuals. The release is limited to claims that could be asserted by the Debtors and only applies to claims against such parties in their representative capacity. The Plan also provides that the releases may be further limited by the provisions of the order of the Bankruptcy Court confirming the Plan and does not release certain loan obligations of certain of the senior officers, except as provided in a prior order of the Bankruptcy Court, dated February 23, 2001 (see section VI.E.2, above).

                 The purpose of the release of the Genesis and Multicare personnel is to prevent a collateral attack against those individuals based on derivative actions. It is the intent of the Plan to bring finality to the disruption caused by the reorganization of these companies. Because of the extraordinary regulatory scrutiny which currently exists in the healthcare industry, it is generally very difficult to retain qualified management. This difficulty is compounded when the healthcare company is operating as a debtor in possession under chapter 11 of the Bankruptcy Code. Despite these daunting obstacles, management of the Debtors has not only continued to stay with the company, but also made enormous contributions to the reorganization efforts and the compromises set forth in the Plan. The Debtors are not aware of any pending or threatened actions, whether civil or criminal, against the management of the Debtors. However, in order to continue to retain the Debtors' management, it is important that they be relieved of the threat of any derivative actions against them personally by parties in these reorganization cases that may be dissatisfied with the treatment provided in the Plan.

                 The purpose of the release of the representatives of the other major constituencies in these cases, such as the creditors' committees, is to protect the chapter 11 process for individuals who have contributed to the restructuring process. The Debtors are not aware of any pending or threatened actions against these representatives.

H.       Effect of Confirmation

         1.      Discharge of Claims and Termination of Equity Interests

                 Except as otherwise provided in the Plan, confirmation of the Plan of Reorganization will discharge all existing debts and claims and terminate all equity interests, of any kind, nature, or description whatsoever, against or in the Debtors or any of their assets or properties. All holders of existing claims against and equity interests in the Debtors will be enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further claim or equity interest based upon any act or omission, transaction, or other activity that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest. In addition, upon the Effective Date, each holder of a claim against or equity interest in the Debtors shall be forever precluded and enjoined from prosecuting or asserting any discharged claim against or terminated equity interest in the Debtors or the Reorganized Debtors.

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

         2.      Indemnification

                 The Plan provides for the assumption and continuation of normal corporate indemnification provisions related to the protection of officers and directors.

         3.      Exculpation

                 The Plan of Reorganization exculpates the Debtors, the Disbursing Agent, the statutory committees of unsecured creditors appointed in these reorganization cases, Mellon Bank, N.A., as administrative agent under, and any lender under, the Genesis Senior Lender Agreements, the Multicare Senior Lender Agreements, and the Revolving Credit and Guaranty Agreements described in sections II.E.2, II.F.2, and VI.C, above, and their respective agents for conduct relating to the prosecution of the reorganization cases. Specifically, the Plan of Reorganization provides that neither the Debtors, the Disbursing Agent, the statutory committees of unsecured creditors appointed in these reorganization cases, nor their respective members, officers, directors, employees, agents, or professionals shall have or incur any liability to any holder of any claim or equity interest for any act or omission in connection with, or arising out of, the reorganization cases, the confirmation of the Plan of Reorganization, the consummation of the Plan of Reorganization, or the administration of the Plan of Reorganization or property to be distributed under the Plan of Reorganization, except for willful misconduct or gross negligence.

I.       Preservation of Certain Avoidance Actions

                 The Debtors and the Reorganized Debtors are waiving all avoidance actions except as set forth in the Plan Supplement.

J.       Miscellaneous Provisions

                 The Plan of Reorganization contains provisions relating to the cancellation of existing securities, corporate actions, the Disbursing Agent, delivery of distributions, manner of payment, vesting of assets, binding effect, term of injunctions or stays, injunction against interference with the Plan of Reorganization, payment of statutory fees, retiree benefits, dissolution of the statutory committees of unsecured creditors appointed in the reorganization cases, recognition of guaranty rights, substantial consummation, compliance with tax requirements, severablity, revocation, and amendment of the Plan of Reorganization, governing law, and timing. For more information regarding these items, see the Plan of Reorganization attached hereto as Exhibit A.

                                      IX.

                        Certain Factors To Be Considered

A.       Certain Bankruptcy Considerations

                 Although the Debtors believe that the Plan of Reorganization will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan of Reorganization will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. In addition, although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.

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                 The Plan of Reorganization provides for no distribution to
Classes G7 (Genesis Punitive Damage Claims), M7 (Multicare Punitive Damage Claims), and equity interests in the Debtors. The Bankruptcy Code conclusively deems these classes to have rejected the Plan of Reorganization. Notwithstanding the fact that these classes are deemed to have rejected the Plan of Reorganization, the Bankruptcy Court may confirm the Plan of Reorganization if at least one impaired class with respect to the Genesis Debtors and one impaired class with respect to the Multicare Debtors votes to accept the Plan of Reorganization (with such acceptance being determined without including the vote of any "insider" in such class). Thus, for the Plan of Reorganization to be confirmed, (i) one of the impaired subclasses in Class G1 or one of Classes G2 (Genesis Senior Lender Claims), G4 (Genesis General Unsecured Claims), or G5 (Genesis Senior Subordinated Note Claims), and (ii) one of the impaired subclasses in Class M1 or one of Classes M2 (Multicare Senior Lender Claims), M4 (Multicare General Unsecured Claims), or M5 (Multicare Senior Subordinated Note Claims) must vote to accept the Plan of Reorganization. As to each impaired class that has not accepted the Plan of Reorganization, the Plan of Reorganization may be confirmed if the Bankruptcy Court determines that the Plan of Reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to these classes. The Debtors believe that the Plan of Reorganization satisfies these requirements. For more information, see section XI.F, below.

B.       Risks Relating to the Plan Securities

         1.      Variances from Projections

                 The projections included in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Debtors and with respect to the prevailing market and economic conditions which are beyond the control of the Debtors and which may not materialize. The projections include assumptions concerning reimbursement rates with respect to third party payors and patient mix, occupancy, the collectability of accounts receivable, operating costs, and rent expense. The Debtors believe that the assumptions underlying the projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Debtors. Therefore, the actual results achieved throughout the periods covered by the projections necessarily will vary from the projected results, which variations may be material and adverse.

         2.      Substantial Leverage; Ability to Service Debt

                 The Reorganized Debtors will have substantial indebtedness. On the Effective Date, after giving effect to the transactions contemplated by the Plan of Reorganization, the Reorganized Debtors will have approximately $624 million in secured indebtedness. Although this level of debt represents significantly less leverage than many of the Debtors' competitors, significant amounts of cash flows will be necessary to make payments of interest and repay the principal amount of this indebtedness.

         3.      Significant Holders

                 Under the Plan of Reorganization, certain holders of allowed claims may receive distributions of shares in Reorganized Genesis representing in excess of five percent (5%) of the outstanding shares of New Common Stock. If holders of a significant number of shares of Reorganized Genesis were to act as a group, such holders may be in a position to control the outcome of actions requiring shareholder approval, including the election of directors. Further,

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the possibility that one or more of the holders of a number of shares of
Reorganized Genesis may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the stock of Reorganized Genesis.

         4.      Lack of Trading Market

                 Reorganized Genesis will use reasonable commercial efforts to cause the shares of New Common Stock to be listed on a national securities exchange or a qualifying interdealer quotation system as soon as practicable following the Effective Date. There can be no assurance, however, that the New Common Stock will be listed on such exchange or system. Accordingly, there can be no assurance that a holder of such securities will be able to sell such shares in the future or as to the price at which such shares might trade.

         5.      Dividend Policies

                 Because all of the Debtors' cash flows will be used in the foreseeable future to make payments under the exit facility that will be entered into in connection with the emergence from chapter 11 and under certain of the Plan Securities, Reorganized Genesis does not anticipate paying dividends on the New Common Stock in the near future.

         6.      Restrictions on Transfer

                 Holders of Plan Securities who are deemed to be "underwriters" as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be "affiliates" or "control persons" within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (i) "ordinary trading transactions" by a holder that is not an "issuer" within the meaning of section 1145(b), (ii) an effective registration of such securities under the Securities Act and under equivalent state securities or "blue sky" laws, or (iii) pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from registration requirements. For a more detailed description of these matters, see section II.J, above.

C.       Risks Associated with the Business

                 The following categories of risks associated with the Debtors' businesses are set forth in their respective Form 10-Ks, which have been filed with the Securities and Exchange Commission: Risk Associated with Reimbursement Process; Reduced Revenues Resulting from Prospective Payment System; Self-Funded Insurance; Competitive Conditions; Collectability of Certain Accounts Receivable; Risks Related to Investigations and Legal Proceedings; Risk Of Adverse Effect Of Future Healthcare Reform; Potential Adverse Effect of Change in Revenue Sources; Potential Adverse Impact from Extensive Regulation; Risk of International Operations; Foreign Exchange Risk; and Increased Labor Costs. Please refer to those SEC filings for a further discussion on this topic.

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                                       X.

                   Confirmation of the Plan of Reorganization

A.       Confirmation Hearing

                 Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. The confirmation hearing is scheduled for August 28, 2001 (and August 29, 2001 if necessary), at 9:30 a.m., Eastern Time, before the Honorable Judith H. Wizmur, United States Bankruptcy Court for the District of New Jersey, Mitchell H. Cohen Courthouse, Courtroom 4B, 4th and Cooper Street, Camden, New Jersey 08101. The confirmation hearing may be adjourned from time to time by the Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

                 Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization. Any objection to confirmation of the Plan of Reorganization must be in writing, must conform to the Federal Rules of Bankruptcy Procedure, must set forth the name of the objector, the nature and amount of claims or interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges LLP, Co-Attorneys for the Genesis Debtors and Debtors in Possession, 767 Fifth Avenue, New York, New York 10153, Attention: Michael F. Walsh, Esq.; (ii) Richards, Layton & Finger PA, Co-Attorneys for the Genesis Debtors and Debtors in Possession, One Rodney Square, P.O. Box 551, Wilmington, Delaware 19899, Attention: Mark D. Collins, Esq.; (iii) Willkie, Farr & Gallagher, Co-Attorneys for the Multicare Debtors and Debtors in Possession, 787 Seventh Avenue, New York, New York 10019,
Attention: Marc Abrams, Esq.; (iv) Young, Conaway, Stargatt & Taylor, Co-Attorneys for the Multicare Debtors and Debtors in Possession, 11th Floor, Wilmington Trust Company, P.O. Box 391, Wilmington, Delaware 19899-0391,
Attention: James J. Patton, Esq.; (v) The United States Trustee for the District of Delaware, Attention: Joseph McMahon, Esq., 601 Walnut Street, Suite 950 West, Philadelphia, Pennsylvania 19106; (vi) Akin, Gump, Strauss, Hauer & Feld, L.L.P., Co-Attorneys for the Official Committee of Unsecured Creditors for the Genesis Debtors, 590 Madison Avenue, New York, New York 10022, Attention: Lisa Beckerman, Esq.; (vii) Pachulski Stang Ziehl Young & Jones PC, Co-Attorneys for the Official Committee of Unsecured Creditors for the Genesis Debtors, 919 N. Market Street, 16th Floor, P.O. Box 8075, Wilmington, Delaware 19899-8705,
Attention: Laura Davis Jones, Esq., (viii) Kasowitz, Benson, Torres & Friedman LLP, Co-Attorneys for the Official Committee of Unsecured Creditors for the Multicare Debtors, 1633 Broadway, New York, New York 10019, Attention: David Rosner, Esq.; (ix) Saul, Ewing, Remick & Saul LLP, Co-Attorneys for the Official Committee of Unsecured Creditors for the Multicare Debtors, 222 Delaware Avenue, Suite 1200, P.O. Box 1266, Wilmington, Delaware 19899-1266, Attention: Norman Pernick, Esq., (x) Morgan, Lewis & Bockius LLP, Co-Attorneys for Agent for the Prepetition Senior Secured Lenders and Postpetition Lenders, 101 Park Avenue, New York, New York 10178-0060, Attention: Richard S. Toder, Esq., and (xi) Klett Rooney Lieber & Schorling, Co-Attorneys for Agent for the Prepetition Senior Secured Lenders and Postpetition Lenders, 1000 West Street, Suite 1410, Wilmington, Delaware 19801, Attention: Teresa Currier, Esq.

                 Objections to confirmation of the Plan of Reorganization are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure. UNLESS AN OBJECTION TO

CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.       General Requirements of Section 1129

                 At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

         1. The Plan complies with the applicable provisions of the Bankruptcy Code.

         2. The Debtors have complied with the applicable provisions of the Bankruptcy Code.

         3. The Plan has been proposed in good faith and not by any means proscribed by law.

         4. Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

         5. The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, affiliates of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.

         6. With respect to each class of claims or equity interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan or will receive or retain under the Plan on account of such holder's claim or equity interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test," below.

         7. Except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each class of claims or equity interests has either accepted the Plan or is not impaired under the Plan. Classes G7 (Genesis Punitive Damage Claims), G8 (Genesis Series G Preferred Stock Interests), G9 (Genesis Series H Preferred Stock Interests), G10 (Genesis Series I Preferred Stock Interests), G11 (Genesis Common Stock Interests), M7 (Multicare Punitive Damage Claims), and M8 (Multicare Common Stock Interests) are deemed to have rejected the Plan and thus the Plan can be confirmed only if the requirements of section 1129(b) of the Bankruptcy Code are met.

         8. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that Administrative Expense Claims and Priority Non-Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such claims deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such claims, of a value, as of the Effective Date, equal to the allowed amount of such claims.

         9. At least one class of impaired claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such class.

         10. Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility," below.

         11. The Plan provides for the continuation after the Effective Date of payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

C.       Best Interests Tests

                 As described above, the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (i) accept the Plan or
(ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

                 The first step in determining whether this test has been satisfied is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash that would be available for satisfaction of claims and equity interests would be the sum consisting of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case.

                 The next step is to reduce that gross amount by the costs and expenses of liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code. Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) are compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

                 The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. Other liquidation costs include the expenses incurred during the chapter 11 cases allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants, and other professionals for the Debtors and statutory committees of unsecured creditors appointed in the chapter 11 cases, and costs and expenses of members of the statutory committee of unsecured creditors, as well as other compensation claims. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the chapter 11 cases.

                 The foregoing types of claims, costs, expenses, fees, and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured claims. The Debtors believe that in a chapter 7 case, Classes G4 (other than insured claims to the extent of such insurance), G5, G6, G7, G8, G9, G10, G11, M4 (other than insured claims to the extent of such insurance), M5, M6, M7, and M8 would receive no distribution of property.

                 After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the chapter 11 cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) additional costs associated with the rapid transfer or cessation of operations at the facilities and the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) the substantial increases in claims that would be satisfied on a priority basis, the Debtors have determined that confirmation of the Plan will provide each holder of an allowed claim with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

                 The Debtors also believe that the value of any distributions to each class of allowed claims in a chapter 7 case, including all secured claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for one or more years or more after the completion of such liquidation in order to resolve claims and prepare for distributions. In the event litigation was necessary to resolve claims asserted in a chapter 7 case, the delay could be prolonged and administrative expenses increased.

                 The Debtors' liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Debtors. The analysis is based on a number of significant assumptions which are described. The liquidation analysis does not purport to be a valuation of the Debtors' assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

D.       Liquidation Analyses

                 The liquidation analyses has been prepared in consultation with the auditors of Genesis and Multicare. The full reports, including assumptions for each company, are included in the Plan Supplement.

         1.      The Genesis Debtors

                                                     Notes   Unaudited        Asset Realization         Liquidation Values
                                                      Ref    Book Value   Scenario I   Scenario II   Scenario I   Scenario II
                                                     -----   ----------   ----------   -----------   ----------   -----------
Statement of Assets ($000)
     Cash & equivalents                                A     $      806      100%         100%       $      806   $      806

     Restricted investments in marketable securities   B         31,697        0%           0%                -            -
     Accounts receivable (net)                         C        404,770       39%          53%          157,860      214,528
     Inventory                                         D         65,011        0%           0%                -            -

     Prepaid expenses and other current assets         E         45,884       21%          36%            9,636       16,518

     Proceeds from the sale of operating entities      F                      N/A          N/A          273,635      478,557
     Property, plant and equipment                     G        537,215       N/A          N/A           11,893       22,436

     Notes receivable and other investments            H         38,881       48%          63%           18,663       24,495
     Other long term assets                            I        114,222       16%          24%           18,276       27,413

     Investments in unconsolidated affiliates          J         56,801        0%           0%                -            -
     Goodwill and other intangibles                    K        890,888        0%           0%                -            -
     Avoidance & contingency claims                    L                                                Unknown      Unknown
                                                             ----------                              ----------   ----------
Total liquidated proceeds                                     2,186,175    22.45%       35.90%          490,769      784,753
                                                             ----------                              ----------   ----------


                                                                                                        Estimated Recovery
                                                                                                     Scenario I   Scenario II
                                                                                                     ----------   -----------
CHAPTER 7 ADMINISTRATIVE CLAIMS - Section 503(b)
   Trustee & Receiver fees                             M                                                 14,747       23,599
   Counsel for Trustee                                 N                                                  7,374       11,800
   Other professional fees                             O                                                 13,200       13,200
   Estimated liquidation costs                         P                                                 39,262       62,780
                                                                                                     ----------   ----------
TOTAL CHAPTER 7 ADMINISTRATIVE CLAIMS                                                                    74,583      111,379
                                                                                                     ----------   ----------
Net Estimated Recovery - Chapter 7 Admin Claims                                                             100%         100%

Net Estimated Proceeds Available for Distribution                                                    $  416,186   $  673,374

                                                              Estimated
                                                               Balance
                                                              ---------
SECURED CLAIMS
   DIP Financing                                       Q        180,000      100%         100%          180,000      180,000
   G1 miscellaneous mortgage claims                    R        120,385       28%          45%           33,765       54,631
   G2 senior lender claims                             R      1,198,460       17%          37%          202,421      438,743
                                                             ----------                              ----------   ----------
TOTAL SECURED CLAIMS                                          1,498,845                                 416,186      673,374
                                                             ----------                              ----------   ----------

Net Estimated Proceeds Available for Distribution After Secured Claims                               $        0   $        0

ADMINISTRATIVE CLAIMS
   Post petition trade creditor claims                 S         47,655        0%           0%                -            -
   Accrued salaries, wages, and other compensation     T         51,753        0%           0%                -            -
                                                             ----------                              ----------   ----------
TOTAL ADMINISTRATIVE CLAIMS                                      99,408                                       -            -
                                                             ----------                              ----------   ----------

Balance available for distribution to priority creditors                                             $        0   $        0

PRIORITY CLAIMS (G3)
   Accrued salaries, wages, and other compensation     U             17        0%           0%                -            -

                                                     Notes   Unaudited        Asset Realization         Liquidation Values
                                                      Ref    Book Value   Scenario I   Scenario II   Scenario I   Scenario II
                                                     -----   ----------   ----------   -----------   ----------   -----------
   Taxes                                               U         11,508        0%           0%                -            -
   Other claims                                        U          2,056        0%           0%                -            -
                                                             ----------                              ----------   ----------
TOTAL PRIORITY CLAIMS                                            13,581                                       -            -
                                                             ----------                              ----------   ----------

Balance available for distribution to unsecured creditors                                            $        0   $        0

GENERAL UNSECURED CLAIMS
   G4 general unsecured claims                         V         80,761        0%           0%                -            -
   G5 senior subordinated note claims                  W        387,425        0%           0%                -            -
                                                             ----------                              ----------   ----------
TOTAL GENERAL UNSECURED CLAIMS                                  468,186                                       -            -
                                                             ----------                              ----------   ----------

Notes to Genesis Liquidation Analysis

GENERAL ASSUMPTIONS

1 This Liquidation Analysis was prepared in accordance with section 1129(a)(7)(A)(ii) of the Bankruptcy Code to determine that the Plan of Reorganization is in the best interest of each holder of a claim or interest.

2 The Liquidation Analysis is based upon a number of estimates and assumptions that, although developed and considered reasonable by the management of Genesis, are inherently subject to significant economic, business, governmental regulation, competitive uncertainties, and contingencies beyond the control of Genesis or its management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if Genesis were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

3 This analysis assumes the conversion of the current chapter 11 cases to chapter 7 cases with the liquidation of the company's assets being finalized over a six-month period. A chapter 7 trustee would be either elected by creditors or appointed by the Bankruptcy Court to administer the estates. The chapter 7 trustee is independent and would be entitled to make all of his or her own decisions regarding the liquidation of the estates, the hiring of professionals, the pursuit of claims or litigation, the payment of or objection to claims, and the distribution of any ultimate dividend. The chapter 7 trustee would be compensated in accordance with section 326 of the Bankruptcy Code.

4 The Liquidation Analysis assumes that Genesis's captive insurance business would be liquidated separately, and accordingly, that business is excluded from this analysis. It is assumed that this Liquidation Analysis includes all other assets of Genesis, including investments in subsidiaries not currently in bankruptcy. It is assumed that all operating assets would be disposed of through sale, liquidation, and/or termination as appropriate.

5 The Liquidation Analysis uses Genesis's unaudited financial statements as of December 31, 2000, and other figures estimated by Genesis's management.

6 Genesis operates skilled nursing and assisted living eldercare facilities ("centers"). The skilled nursing centers offer three levels of care to their customers: skilled, intermediate, and personal. This analysis assumes that the majority of these centers will be sold as a going-concern over the six-month liquidation period. Genesis believes a six-month liquidation period is sufficient to allow for an orderly transfer of operations to acquirers. During this time, certain personnel would be retained as necessary to support the completion of the sale and liquidation process.

7 Management has assumed that those centers generating negative earnings will be either closed within the six month liquidation period or involuntarily placed into receivership by various state authorities as a result of Genesis's conversion to a chapter 7 case.

8 Genesis operates pharmacy and medical supply services that provide prescription and nonprescription pharmaceuticals, infusion therapy, medical supplies, and equipment to elderly, chronically ill, and disabled patients in long-term care and alternative site settings. Genesis also operates community-based pharmacies which are located in or near medical centers, hospitals, and physician office complexes. This analysis assumes that Genesis's pharmacy services will be sold as a going-concern over the six-month liquidation period. Genesis believes a six-month liquidation period is sufficient to allow for an orderly transfer of operations to acquirers. During this time, certain personnel would be retained as necessary to support the completion of the sale and liquidation process.

9 Genesis provides physical, speech, and occupational rehabilitation services. This analysis assumes that Genesis's rehabilitation services will be sold as a going-concern over the six-month liquidation period. Genesis believes a six-month liquidation period is sufficient to allow for an orderly transfer of operations to acquirers. During this time, certain personnel would be retained as necessary to support the completion of the sale and liquidation process.

10 Genesis provides other ancillary services including group purchasing, hospitality services, respiratory health services, diagnostic services, home healthcare, and other miscellaneous healthcare, management, and consulting services. This analysis assumes that Genesis's other ancillary services will be sold as a going-concern over the six-month liquidation period. Genesis believes a six-month liquidation period is sufficient to allow for an orderly transfer of operations to acquirers. During this time, certain personnel would be retained as necessary to support the completion of the sale and liquidation process.

11 This liquidation analysis assumes that all assets of the Genesis Debtors will be liquidated during the six-month liquidation period. There can be no assurances made that all assets will be completely liquidated during this time period.

12 For purposes of this analysis, management has assumed a high and low range of liquidation scenarios entitled Scenario I and II.

NOTES TO ASSET ACCOUNTS

A Cash & equivalents. The Liquidation Analysis assumes no further cash would be generated during the chapter 7 cases for distribution, except for net proceeds from the disposition of noncash assets. It is assumed that the cash at the date of the actual liquidation would be equal to the cash balance as of December 31, 2000. That cash would be fully available for distribution to creditors.

B Restricted investments in marketable securities. This amount represents investments in marketable securities held by Genesis's captive insurance subsidiary which did not file for bankruptcy. Restricted investments in marketable securities would not be available in Genesis's chapter 7 liquidation. All outstanding liabilities (potential claims) in connection with Genesis's captive insurance subsidiary are omitted from this analysis.

C Accounts receivable. Genesis will retain ownership of the accounts receivable for all entities. The chapter 7 trustee will bill and collect these receivables. For purposes of this analysis, management anticipates recovering between 39% and 53% of net accounts receivable. These percentages are based upon a review of the detailed aging balance for the various payers. Management has assessed the potential recoverability for these receivables based on payer-mix and the days outstanding of these receivables.

         Below are the recovery percentages applied for the nursing centers:

                        Medicare/Medicaid              Managed Care/Private
                        -----------------              --------------------
                     Scenario I   Scenario II        Scenario I   Scenario II
                     ----------   -----------        ----------   -----------
         Current         80%          95%                75%          90%
         -------
         31 - 60         65%          85%                55%          75%
         -------
         61 - 90         55%          80%                45%          65%
         -------
         91 - 120        30%          60%                25%          55%
         --------
         121 - 365       15%          35%                10%          30%
         ---------
         Over 365         0%           0%                 0%           0%
         --------


         Below are the recovery percentages applied for the pharmacy and medical supply division:

                        Medicare/Medicaid              Managed Care/Private
                        -----------------              --------------------
                     Scenario I   Scenario II        Scenario I   Scenario II
                     ----------   -----------        ----------   -----------
         Current         75%          90%                70%          85%
         -------
         31 - 60         60%          80%                50%          70%
         -------
         61 - 90         50%          75%                40%          60%
         -------
         91 - 120        25%          55%                20%          50%
         --------
         121 - 365       10%          30%                 5%          25%
         ---------
         Over 365         0%           0%                 0%           0%
         --------

Certain trade receivables are due from a related entity - Multicare - for prepetition services rendered. It is estimated that no recovery will be made from these receivables.

All other receivables from rehabilitation and other ancillary services represent approximately 5% of net receivables. The cash recovery value for these other receivables was estimated by applying the aggregate recovery percentage average for nursing and pharmacy receivables.

The estimate herein reflects management's approximation of the recoverable value of these receivables during the six-month liquidation period.

D Inventory. For purposes of this analysis, it is assumed that inventory will be included in the sale of going-concern entities and is therefore not projected.

E Prepaid expenses and other current assets. This asset account consists primarily of miscellaneous receivables, prepaid rents, prepaid property taxes, and prepaid insurance. Management has reviewed the individual account balances for this account and has estimated that in aggregate approximately $9 million and $17 million will be recovered under a liquidation scenario.

F Proceeds from the sale of operating entities. The proceeds from the distressed sale of going-concern operations is estimated to be in the range of $274 million to $479 million. The entities sold include Genesis's inpatient nursing centers, pharmacy business, rehabilitation services, and other ancillary businesses. The values estimated for those businesses are based upon various earnings multiples for distressed going concern operations which management considers reasonable.

     The enterprise value for these entities was determined by applying these multiples to a normalized earnings for Genesis. The 2001 projected earnings (EBITDA) were adjusted to reflect the following:
          -    current operations through January 31, 2001;
          - the elimination of negative earnings for underperforming entities likely to be closed;
          -    allocation of corporate overhead to the operating businesses

     A range of multiple of earnings was then applied to this "normalized EBITDA" to estimate enterprise value for these entities. The calculated enterprise value was then further reduced by the secured debt and current liabilities from nonbankrupt subsidiaries of Genesis. It is assumed that any secured debt and current liabilities of the nonbankrupt entities would be paid upon sale of the business units.

G    Property, plant & equipment.

     i.   Centers, Pharmacy, Rehabilitation, and Other Ancillary Services:
          Property, plant, and equipment will be included in the sale as a going concern.
     ii. Corporate Division: Property, plant, and equipment net of accumulated depreciation is approximately $70 million. The liquidation recovery as a percentage of cost is assumed to be the following: Buildings & Land (25% - 50%), Equipment (10% - 20%), Computer Equipment (10% - 15%),
          and construction in progress (10% - 21%).

H Notes receivable and other investments. This asset account is comprised of loans made to various third parties, including managed and jointly-owned properties. Management has reviewed the various notes receivables and investments to determine potential recoveries under a liquidation scenario. It is estimated that Genesis would be able to recover approximately $19 million and $24 million from these receivables and investments.

I Other long-term assets. This asset account is primarily comprised of real estate deposits, deferred financing costs, a deferred management fee due from Multicare, net receivables from CMS and other third-party payors. Management estimates that approximately $18 million and $27 million will be recovered under a liquidation scenario.

J Investments in unconsolidated affiliates. The majority of the investments in unconsolidated affiliates is with Multicare. Management of Genesis assigns no recoverability for this asset.

K Goodwill and other intangibles. Goodwill and other intangible assets are estimated to have no liquidation recovery value.

L Avoidance & contingency claims. The Genesis Debtors may have certain rights for avoidance actions and other contingency claims that may benefit the estate. It is unknown at this time the total benefit that these claims may generate for the estates if the Genesis Debtors were successful in litigating these matters.


NOTES TO CHAPTER 7 ADMINISTRATIVE CLAIMS

M Trustee & Receiver fees. Compensation for the chapter 7 trustee will be limited to fee guidelines in section 326 of the Bankruptcy Code.

N Counsel for Trustee. Compensation for trustee's counsel is estimated at 50% of estimated trustee fees.

O Other professional fees. Management estimates that professional fees for legal, financial, and other advice relating to the bankruptcy proceedings will be $1.7 million per month for the first three months of the liquidation process. It is anticipated that professional fees would reduce to $1 million per month for the subsequent three months. In addition, there was approximately $5.1 million owing in relation to fees outstanding from the Commencement Date to December 31, 2000.

P Liquidation costs. For purposes of this analysis, liquidation costs are estimated as 8% of total liquidated proceeds.

NOTES TO SECURED CLAIMS

Q DIP financing. The administrative claim owing in relation to DIP Financing has been estimated as the amount outstanding as disclosed in the Debtors' borrowing base certificate as of May 31, 2001.

R Secured Claims. Amount of liability represented herein is based on proof of claims filed by the various claimants.

NOTES TO ADMINISTRATIVE CLAIMS

S Postpetition trade creditor claims. This amount represents the trade creditor debt incurred during the Genesis reorganization cases payable as an administrative claim.

T Accrued salaries, wages, and other compensation. Amount represents salaries, wages, and other compensation incurred pre- and postpetition subject to Bankruptcy Court order.

NOTES TO PRIORITY CLAIMS

U    Priority Claims. Amount represents section 507 claims.

NOTES TO UNSECURED CLAIMS

V General unsecured - Class G4 claims. Amount represents trade creditor debt outstanding as of the Commencement Date. Although not specifically shown, technically, this class would also include deficiency claims from Classes G1 and G2.

W Unsecured debt - Class G5 claims. Amount represents claims under certain prepetition senior subordinated notes.

                 Best Interest Comparison

                                                            Liquidation Recovery   Chapter 11

                                  Class                         Low     High        Recovery

                 G1 (Misc Secured Claims)                       28%      45%        100.00%

                 G2 (Genesis Senior Lender Claims               17%      37%         78.89%

                 G3 (Priority Claims)                            0%       0%        100.00%

                 G4 (Genesis General Unsecured Claims)           0%       0%          7.34%

                 G5 (Genesis Sr Subordinated Note Claims)        0%       0%          7.34%

                 G7 (Genesis Punitive Damage Claims)             0%       0%          0.00%

         2.      Multicare Debtors

                                                                              Asset Realization         Liquidation Values
                                                     Notes   Unaudited
                                                      Ref    Book Value   Scenario I   Scenario II   Scenario I   Scenario II
                                                     -----   ----------   ----------   -----------   ----------   -----------
Statement of Assets ($000)
   Cash and equivalents                                A     $   19,070      100%         100%       $   19,070   $   19,070
   Accounts receivable, net                            B        104,581       46%          63%           48,107       65,886
   Prepaid expenses and other current assets           C         15,876       15%          29%            2,381        4,604
   Proceeds from the sale of operating entities        D                      N/A          N/A           83,672      148,731
   Property, plant and equipment, net                  E        559,963        0%           0%                -            -

                                                                              Asset Realization         Liquidation Values
                                                     Notes   Unaudited
                                                      Ref    Book Value   Scenario I   Scenario II   Scenario I   Scenario II
                                                     -----   ----------   ----------   -----------   ----------   -----------
   Other long-term assets                              F         62,052       N/A          N/A            5,000       10,000
   Goodwill and other intangibles, net                 G        335,147        0%           0%                -            -
   Avoidance & contingency claims                      H                                                Unknown      Unknown
                                                             ----------                              ----------   ----------

Total                                                        $1,096,689     14.4%        22.6%       $  158,230   $  248,291
                                                             ==========                              ==========   ==========


CHAPTER 7 ADMINS - Section 503(b)
   Trustee & Receiver fees                             I                                                  4,771        7,473
   Counsel for Trustee                                 J                                                  2,386        3,737
   Other professional fees                             K                                                  8,252        8,252
   Estimated liquidation costs                         L                                                 12,658       19,863
                                                                                                     ----------   ----------
TOTAL CHAPTER 7 ADMIN CLAIMS                                                                             28,067       39,325
                                                                                                     ----------   ----------
Net Estimated Recovery - Chapter 7 Admin Claims                                                             100%         100%

Net Estimated Proceeds Available for Distribution                                                    $  130,163   $  208,966

SECURED CLAIMS
   DIP financing                                       M              -                                       -            -
   M1 miscellaneous mortgage claims                    N         27,854       28%          44%            7,693       12,351
   M2 senior lender claims                             N        443,400       28%          44%          122,470      196,615
                                                             ----------                              ----------   ----------
TOTAL SECURED CLAIMS                                            471,254                                 130,163      208,966
                                                             ----------                              ----------   ----------

Net Estimated Proceeds available for distribution                                                    $        0   $        0

ADMINISTRATIVE CLAIMS
   Postpetition trade creditor claims                  O         23,755        0%           0%                -            -
   Accrued salaries, wages, and other compensation     P         13,594        0%           0%                -            -
                                                             ----------                              ----------   ----------
TOTAL ADMINISTRATIVE CLAIMS                                      37,349                                       -            -
                                                             ----------                              ----------   ----------

Balance available for distribution to priority
creditors                                                                                            $        0   $        0

PRIORITY CLAIMS (M3)
   Accrued salaries, wages, and other compensation     Q             50        0%           0%                -            -
   Taxes                                               Q          5,570        0%           0%                -            -
   Other claims                                        Q            405        0%           0%                -            -
                                                             ----------                              ----------   ----------
TOTAL PRIORITY CLAIMS                                             6,025                                       -            -
                                                             ----------                              ----------   ----------

Balance available for distribution to general
unsecured creditors                                                                                  $        0   $        0

GENERAL UNSECURED CLAIMS
   M4 General Unsecured Claims                         R         26,439        0%           0%
   M5 Unsecured Debt                                   S        257,817        0%           0%                -            -
                                                             ----------                              ----------   ----------
TOTAL GENERAL UNSECURED CLAIMS                                  284,256                                       -            -
                                                             ----------                              ----------   ----------

Notes to Multicare Liquidation Analysis

GENERAL ASSUMPTIONS

1 This Liquidation Analysis was prepared in accordance with section 1129(a)(7)(A)(ii) of the Bankruptcy Code to determine that the Plan of Reorganization is in the best interest of each holder of a claim or interest.

2 The Liquidation Analysis is based upon a number of estimates and assumptions that, although developed and considered reasonable by Multicare's management, are inherently subject to significant economic, business, governmental regulation, competitive uncertainties, and contingencies beyond the control of Multicare or its management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if Multicare were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

3 This analysis assumes the conversion of the current chapter 11 cases to chapter 7 cases with the liquidation of the company's assets being finalized over a six-month period. A chapter 7 trustee would be appointed to administer the estates. The chapter 7 trustee is independent and would be entitled to make all of his or her own decisions regarding the liquidation of the estates, the hiring of professionals, the pursuit of claims or litigation, the payment of or objection to claims, and the distribution of any ultimate dividends. The chapter 7 trustee would be compensated in accordance with section 326 of the Bankruptcy Code.

4 It is assumed that this Liquidation Analysis includes all assets of the parent company, including investments in subsidiaries not currently in bankruptcy. It is assumed that all operating assets would be disposed of through sale, liquidation, and/or termination as appropriate.

5 The Liquidation Analysis utilizes Multicare's unaudited financial statements as of December 31, 2000, and other figures estimated by management.

6 This analysis assumes that the majority of inpatient services assets will be sold as a going-concern over the six-month liquidation period. Multicare believes a six-month liquidation period is sufficient to allow for an orderly transfer of operations to acquirers. During this time, certain personnel would be retained as necessary to support the completion of the sale and liquidation process.

7 Management has assumed that those centers generating negative earnings will be either closed within the six month liquidation period or involuntarily placed into receivership by various state authorities as a result of Multicare's conversion to a chapter 7 case.

8 This Liquidation Analysis assumes that all assets of the Multicare Debtors will be liquidated during the six-month liquidation period. There can be no assurances made that all assets will be completely liquidated during this time period.

9 For purposes of this analysis, management has assumed a high and low range of liquidation scenarios entitled Scenario I and II.

NOTES TO ASSET ACCOUNTS

A Cash & equivalents. The Liquidation Analysis assumes no further cash would be generated during the chapter 7 case for distribution, except for net proceeds from the disposition of noncash assets. It is assumed that the available cash at the date of liquidation would be equal to the cash balance as of December 31, 2000. That cash would be fully available for distribution to creditors.

B Accounts receivable. Multicare will retain ownership of the accounts receivable for all entities. The trustee will bill and collect these receivables. For purposes of this analysis, management anticipates recovering between 46% and 63% of net accounts receivable. These percentages are based upon a review of the detailed aging balance for the various payors. Management has assessed the potential recoverability for these receivables based on payor-mix and the days outstanding for these receivables. Listed below are the recovery percentages applied:

                        Medicare/Medicaid              Managed Care/Private
                        -----------------              --------------------
                     Scenario I   Scenario II        Scenario I   Scenario II
                     ----------   -----------        ----------   -----------
         Current         80%          95%                75%          90%
         -------
         31 - 60         65%          85%                55%          75%
         -------
         61 - 90         55%          80%                45%          65%
         -------
         91 - 120        30%          60%                25%          55%
         --------
         121 - 365       15%          35%                10%          30%
         ---------
         Over 365         0%           0%                 0%           0%
         --------

     The estimate herein reflects management's estimate of the recoverable value of these trade receivables during the six-month liquidation period.

C Prepaid expenses and other current assets. This asset account is comprised of the following assets: prepaid insurance, patient trust accounts, miscellaneous inventory, and miscellaneous receivables. For purposes of this analysis, management estimates that approximately $2.3 to $4.6 million will be recoverable under a liquidation scenario.

D Proceeds from sale of going-concern operations. The proceeds from the distressed sale of going-concern operations is estimated to be in the range of $83 million to $148 million. The values estimated for those businesses sold are based upon various earnings multiples for distressed going-concern operations which management considers reasonable.

     The enterprise value for these entities was determined by applying these multiples to a normalized earnings for Multicare. The 2001 projected earnings (EBITDA) were adjusted to reflect the following:
          -    current operations through January 31, 2001;
          - elimination of negative earnings for underperforming entities likely to be closed;
          - potential management fee savings upon termination with Multicare's relationship with Genesis;
          - loss of revenues from management contracts due to liquidation of Multicare

     A range of multiple of earnings was then applied to this "normalized EBITDA" to estimate enterprise value for these entities. The calculated enterprise value was then further reduced by the secured debt and current liabilities from nonbankrupt subsidiaries of Multicare. It is assumed that any secured debt and current liabilities of the nonbankrupt entities would be paid upon sale of the business units.

E Property, plant & equipment. Property, plant, and equipment will be included in the sale of centers as a going concern and therefore no value is contained herein.

F Other long-term assets. Other long term assets are comprised of deferred financing costs, deposits to a related company, investments in joint-ventures, and potential settlement with CMS. Management estimates to receive approximately $5 to $10 million from CMS. Other long term costs are estimated to have no liquidation recovery value.

G Goodwill and other intangibles. Goodwill and other intangible assets are estimated to have no liquidation recovery value.

H Avoidance & contingency claims. The Multicare Debtors may have certain rights for avoidance actions and other contingency claims that may benefit the estates. It is unknown at this time the total benefit that these claims may generate for the estates if the Multicare Debtors were successful in litigating these matters.

NOTES TO CHAPTER 7 ADMINISTRATIVE CLAIMS

I Trustee & Receiver fees. Compensation for the chapter 7 trustee will be limited to fee guidelines in section 326 of the Bankruptcy Code.

J Counsel for Trustee. Compensation for trustee's counsel is estimated at 50% of estimated trustee fees.

K Professional fees. As of December 31, 2000, approximately $3.7 million in professional fees was outstanding. Management estimates that combined professional fees will be $1,000,000 per month for the first three months of the liquidation process. It is anticipated that professional fees would reduce to $500,000 per month for the subsequent three months.

L Liquidation costs. For purposes of this analysis, liquidation costs are estimated as 8% of total liquidated proceeds.


NOTES TO SECURED CLAIMS

M DIP Financing. As of May 31, 2001, Multicare did not have an outstanding balance on its debtor in possession lending facility.

N Secured claims. Amount of liability represented herein is based on proofs of claim filed by the various claimants.

NOTES TO ADMINISTRATIVE CLAIMS

O Postpetition trade creditor claims. Amount represents trade creditor debt incurred during the Multicare reorganization cases. Management has reduced the trade payable by $23 million for intercompany debt payable to Genesis related to certain deposits that have been made. Management does not anticipate paying this obligation upon liquidation.

P Accrued salaries, wages and other compensation. Amount represents salaries, wages, and other compensation incurred postpetition. For purposes of this analysis, this amount is estimated as one-half of payroll and benefits expense for the month of December 2000.

NOTES TO PRIORITY CLAIMS

Q Priority claims. Amount represents management estimates for priority claims.

NOTES TO GENERAL UNSECURED CLAIMS

R Other unsecured creditor claims. This balance is exclusive of a $93 million intercompany claim filed by Genesis.

S Unsecured Debt. Amount represents claims under certain prepetition senior subordinated notes.

                 Best Interest Comparison

                                                            Liquidation Recovery   Chapter 11

                                  Class                         Low     High        Recovery

                 M1 (Misc Secured Claims)                       28%      44%        100.00%

                 M2 (Multicare Senior Lender Claims             28%      44%         77.31%

                 M3 (Priority Claims)                            0%       0%        100.00%

                 M4 (Multicare General Unsecured Claims)         0%       0%          7.34%

                 M5 (Multicare Sr Sub Note Claims)               0%       0%          7.34%

                 M7 (Multicare Punitive Damage Claims)           0%       0%          0.00%


E.       Feasibility

                 The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections contained in section IV, above. Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

F.       Section 1129(b)

                 The Bankruptcy Court may confirm a plan of reorganization over the rejection or deemed rejection of the plan of reorganization by a class of claims or equity interests if the plan of reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to such class.

         1.      No Unfair Discrimination

                 This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan of Reorganization. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

         2.      Fair and Equitable Test

                 This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

                 o Secured Creditors. Each holder of an impaired secured claim either (i) retains its liens on the property, to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof) or (iii) receives the "indubitable equivalent" of its allowed secured claim.

                 o Unsecured Creditors. Either (i) each holder of an impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                 o Equity Interests. Either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan of reorganization.

These requirement are in addition to other requirements established by case law interpreting the statutory requirement.

                 The Debtors believe the Plan of Reorganization will satisfy the "fair and equitable" requirement notwithstanding that Classes G7 (Genesis Punitive Damage Claims), G8 (Genesis Series G Preferred Stock Interests), G9 (Genesis Series H Preferred Stock Interests), G10 (Genesis Series I Preferred Stock Interests), G11 (Genesis Common Stock Interests), M7 (Multicare Punitive Damage Claims), and M8 (Multicare Common Stock Interests) are deemed to reject the Plan of Reorganization because no class that is junior to such classes will receive or retain any property on account of the claims or equity interests in such class.

                 The Genesis Senior Subordinated Note Claims (Class G5) are unsecured claims that are contractually subordinated to the Genesis Senior Lender Claims (Class G2). Pursuant to the terms of the respective indentures under which these senior subordinated notes were issued, holders of these senior subordinated notes are not entitled to receive a distribution unless the Genesis Senior Lender Claims are paid in full. The Plan of Reorganization does not give effect to these subordination provisions as to the Genesis Senior Subordinated Note Claims. The distribution provided to the holders of claims in Class G5 (Genesis Senior Subordinated Note Claims) under the Plan of Reorganization represents a negotiated settlement between the unsecured creditors' committee in the Genesis reorganization cases on behalf of the holders of claims in Class G5 and the holders of the Genesis Senior Lender Claims. Accordingly, the distributions to the holders of the Genesis Senior Subordinated Note Claims shall not be subject to levy, garnishment, attachment, or other legal process by any senior holder of indebtedness by reason of claimed contractual subordination rights. On the Effective Date, all holders of claims against the Genesis Debtors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distribution, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all holders of senior indebtedness from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan of Reorganization to the holders of the Genesis Senior Subordinated Note Claims.

                 The Multicare Senior Subordinated Note Claims (Class M5) are unsecured claims that are contractually subordinated to the Multicare Senior Lender Claims (Class M2). Pursuant to the terms of the indenture under which these senior subordinated notes were issued, holders of these senior subordinated notes are not entitled to receive a distribution unless the Multicare Senior Lender Claims are paid in full. The Plan of Reorganization does not give effect to these subordination provisions as to the Multicare Senior Subordinated Note Claims. The distribution provided to the holders of claims in Class M5 (Multicare Senior Subordinated Note Claims) under the Plan of Reorganization represents a negotiated settlement between the unsecured creditors' committee in the Multicare reorganization cases on behalf of the holders of claims in Class M5 and the holders of the Multicare Senior Lender Claims. Accordingly, the distributions to the holders of the Multicare Senior Subordinated Note Claims shall not be subject to levy, garnishment, attachment, or other legal process by any senior holder of indebtedness by reason of claimed contractual subordination rights. On the Effective Date, all holders of claims against the Multicare Debtors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distribution, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all holders of senior indebtedness from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan of Reorganization to the holders of the Multicare Senior Subordinated Note Claims.

                 Because several classes of claims are not being paid in full, the existing equity interests in the Debtors are being extinguished.

                                      XI.

   Alternatives to Confirmation and Consummation of the Plan of Reorganization

A.       Liquidation Under Chapter 7

                 If no chapter 11 plan can be confirmed, the chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of claims is set forth in sections X.C and X.D, above. The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan of Reorganization because of (i) the likelihood that other assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion, (ii) additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals, and (iii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations. In a chapter 7 liquidation, the Debtors believe that there would be no distribution to holders of claims in Classes G4 (other than insured claims to the extent of such insurance) through G11 and Classes M4 (other than insured claims to the extent of such insurance) through M8.

B.       Alternative Plan of Reorganization

                 If the Plan of Reorganization is not confirmed, the Debtors or any other party in interest (if the Debtors' exclusive period in which to file a plan of reorganization has expired) could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of the Debtors' assets under chapter 11. The Debtors have concluded that the Plan of Reorganization enables creditors and equity holders to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors would still incur the expenses associated with closing or transferring to new operators numerous facilities. The process would be carried out in a more orderly fashion over a greater period of time. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan of Reorganization because of the greater return provided by the Plan of Reorganization.

                                      XII.

      Certain Federal Income Tax Consequences of the Plan of Reorganization

                 The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of claims. The following summary does not address the federal income tax consequences to (i) holders whose claims are entitled to reinstatement or payment in full in cash, or are otherwise unimpaired under the Plan (e.g., holders of certain Genesis Other Secured Claims, Genesis Priority Non-Tax Claims, Multicare Priority Non-Tax Claims, and certain Multicare Other Secured Claims) and (ii) holders of equity interests or claims which are extinguished without a distribution in exchange therefor (e.g., holders of Genesis Punitive Damage Claims and Multicare Punitive Damage Claims).

                 The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

                 The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state, or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

                 This discussion assumes that the various debt and other arrangements to which the Debtors are currently a party and any consideration issued to the Debtors under the Plan of Reorganization will be respected for federal income tax purposes in accordance with their form.

                 Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a claim. All holders of claims are urged to consult their own tax advisors for the federal, state, local, and other tax consequences to them of the implementation of the Plan.

A.       Consequences to the Debtors

                 The Genesis Debtors, on the one hand (the "Genesis Group"), and the Multicare Debtors, on the other hand (the "Multicare Group"), each file a separate consolidated federal income tax return, excluding those Debtors that are treated as partnerships for federal income tax purposes.

                 Genesis estimates that, for federal income tax purposes, the Genesis Group will have consolidated net operating losses ("NOLs") and/or NOL carryforwards and consolidated capital loss carryforwards of roughly $300 million and $740 million, respectively, through the Effective Date of the Plan, which is anticipated to occur on or about September 30, 2001. Of this amount, only a minor portion of the NOL carryforwards, but all of the capital loss carryforwards, was incurred by Genesis. Multicare estimates that, for federal income tax purposes, the Multicare Group will have consolidated NOLs and/or NOL carryforwards of roughly $60 million through the Effective Date of the Plan (of which only a minor portion was incurred by Multicare). The amount of such losses of the Genesis Group and the Multicare Group may be adjusted during the course of the preparation of the actual tax returns and remain subject to examination by the IRS.

                 Moreover, at or about the end of 1999, the Genesis Group and the Multicare Group each underwent an "ownership change" within the meaning of
Section 382 of the Tax Code. As a result, approximately $110 million of NOL carryforwards and a substantial portion of the capital loss carryforwards of the Genesis Group, and only approximately $1 million of NOL carryforwards of the Multicare Group, cannot be used to offset future taxable income to any significant extent. However, such loss carryforwards remain an available tax attribute for purposes of the cancellation of debt ("COD") rules discussed below.

                 The Genesis Group and the Multicare Group each has a substantial tax basis in its assets. Both Genesis and Multicare believe that the aggregate tax basis of the business assets (including goodwill) of the Genesis Group and the Multicare Group, respectively, approximates the fair market value of such assets.

                 As discussed below, the current year losses and loss carryforwards of the Genesis Group and the Multicare Group may be substantially reduced or eliminated, or subject to additional limitations upon implementation of the Plan. In addition, certain other tax benefits (such as the tax basis of Genesis and Multicare in the stock of certain subsidiaries) may be reduced, or subject to limitation, upon implementation of the Plan.

         1.      Cancellation of Debt

                 In general, the discharge of a debt obligation by a debtor for an amount less than the remaining balance of the debt obligation (as determined for federal income tax purposes) gives rise to COD income which must be included in the debtor's income, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD income in a title 11 bankruptcy case (such as where the payment of the cancelled debt would have given rise to a tax deduction). A statutory exception applies to corporate and certain other debtors if the discharge is granted in a title 11 bankruptcy case or pursuant to a plan approved by a bankruptcy court.

                 In general, for debtors in bankruptcy, no portion of the COD is includable in income; however, the debtor must still reduce certain of its tax attributes -- such as NOL carryforwards, current year NOLs, capital loss carryforwards, current year capital losses, tax credits, and tax basis in assets -- by the amount of any COD. To the extent the amount of COD exceeds the tax attributes available for reduction, the remaining excludable COD income is simply forgiven. It is unclear whether the reduction in tax attributes will occur on a separate company basis, even though the Debtors file consolidated federal income tax returns with the other members of their respective groups. The Debtors are aware that the IRS has, in certain cases, asserted that such reduction generally should occur on a consolidated basis. Any reduction in tax attributes does not effectively occur until the first day of the taxable year following the year the COD occurs. If advantageous, a debtor could elect to reduce the basis of depreciable property prior to any reduction in their loss carryforwards.

                 In the case of a partnership (or a limited liability company treated as a partnership for federal income tax purposes), the above bankruptcy exception to COD income applies at the partner level, rather than the partnership level, and is determined by the financial status of the partner. Thus, a corporate partner that is itself in bankruptcy should be able to apply the above bankruptcy exception to its allocable share of the COD income of the partnership.

                 As a result of the discharge of claims pursuant to the Plan, the Debtors will incur COD, resulting in a reduction of their respective current year NOLs, loss carryforwards, and, possibly, the tax basis in their respective assets, effective as of the beginning of the taxable year following the taxable year in which the Effective Date occurs. The extent of such COD and resulting tax attribute reduction will depend, in part, on the fair market value of the New Common Stock, New Convertible Preferred Stock, New Warrants, New Senior Notes, and cash distributed and the dollar amount of claims ultimately allowed. Based on the estimated enterprise value of Reorganized Genesis (see section IV, above), it is anticipated that the Genesis Debtors will incur approximately $800 million of COD (almost all of which is attributable to debt of Genesis), and that the Multicare Debtors will incur approximately $375 million of COD (almost all of which is attributable to debt of Multicare). Due to the magnitude of the loss carryforwards of the Multicare Group and the Genesis Group and the fact that substantially all of the COD is attributable to debt of Genesis and Multicare, both of which are holding companies with little or no operating assets, it is not anticipated that the Debtors' tax basis in depreciable or amortizable assets will be significantly reduced, if at all. Accordingly, for purposes of calculating the financial projections of Reorganized Genesis (see section IV, above), it has been assumed that no consolidated NOLs or NOL carryforwards of the Genesis Group or the Multicare Group will survive the reorganization and that any reduction in the tax basis in depreciable or amortizable assets of the Debtors would be insignificant.

         2.      Limitations on Loss Carryforwards and Other Tax Benefits

                 Following the implementation of the Plan, any NOLs and capital losses (and carryforwards thereof) and certain other tax attributes of the corporate Debtors allocable to the period prior to the Effective Date of the Plan will be subject to the limitations imposed by Section 382 of the Tax Code.

                 Under Section 382, if a corporation undergoes an "ownership change," the amount of its pre-change losses that may be utilized to offset future taxable income is, in general,

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subject to an annual limitation. Such limitation also may apply to certain losses or deductions that are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change that are subsequently recognized. The Debtors anticipate that an ownership change of the Genesis Group and the Multicare Group will occur upon implementation of the Plan.

                 a. General Section 382 Limitation. The amount of the annual limitation to which a loss corporation may be subject (i) depends, in part, on whether the corporation is in bankruptcy and the ownership change occurs pursuant to a plan of reorganization confirmed by the bankruptcy court, and (ii) within the context of an affiliated group of corporations that file a consolidated federal income tax return, generally applies on a consolidated basis. As discussed below, a corporation in bankruptcy may also be able to avoid any annual limitation.

                 In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject would be equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (5.01% for ownership changes occurring in July 2001). For a corporation in bankruptcy and, presumably, where, as in the case of the Genesis Group and the Multicare Group, the common parent is in bankruptcy and undergoes the ownership change pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, and some of the adjustments that ordinarily would apply do not apply.

                 For example, the annual limitation applicable to a corporation not in bankruptcy generally would be determined after reduction of its stock value for any capital infusions within the two year period ending on the date of the ownership change, whereas the stock value of Genesis and Multicare for purposes of computing the annual limitation generally would not. However, regardless of whether the ownership change occurs pursuant to a confirmed plan, certain "anti-duplication" rules apply. These rules principally are intended to prevent the value of a nonconsolidated, more than 50% owned subsidiary from being taken into account both in the determination of such subsidiary's own annual limitation and, as a result of being an asset of the controlling corporation, indirectly in the determination of the annual limitation of the controlling corporation (or group). Similar rules or principles can apply within a consolidated group in those cases where the consolidated return regulations continue to require separate company (or subgroup) annual limitations. As a result, the stock value of Reorganized Genesis attributable to its ownership of Reorganized Multicare will not be able to be taken into account in determining the annual limitation applicable to the Genesis Group to the extent that the value of Reorganized Multicare is taken into account in determining the annual limitation applicable to the Multicare Group (and possibly will only be useable by Genesis if an affirmative election is made by Multicare permitting it to do
so).

                 Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

                 b. Built-In Gains and Losses. If a loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change (determined taking into account most assets and all items of "built-in" income and deductions), any built-in gains recognized during the following five years (up to the amount of the original net built-in gain)

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generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.

                 On the other hand, if the loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change, then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and will be subject to the annual limitation in the same fashion as a pre-change NOL carryforward. In addition, although this net built-in loss rule generally applies to consolidated groups on a consolidated basis, any corporation that joins the consolidated group within the preceding five years may have to be excluded from the group computation and tested for a net built-in loss on a separate company basis. Accordingly, even though a consolidated group of corporations may not have a net unrealized built-in loss on an overall group basis, the group may have a net unrealized built-in loss if certain members of the group are required to be excluded. Additionally, if the excluded member has a net built-in loss when tested on a separate company basis, any subsequently recognized built-in losses of such corporation may be subject to a more restrictive annual limitation based on the separate value of such member.

                 A loss corporation's (or consolidated group's) net unrealized built-in gain or loss generally will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its gross assets (with certain adjustments) immediately before the ownership change.

                 It is currently unclear whether the Genesis Group or the Multicare Group will be in a net unrealized built-in loss position and/or a net unrealized built-in gain position as of the Effective Date. However, neither Genesis nor Multicare believes that deductibility of future depreciation or amortization deductions of the Genesis Debtors or the Multicare Debtors, respectively, would be significantly impaired, even if the Genesis or Multicare Group (as the case may be) were determined to be in a net unrealized built-in loss position.

                 c. Special Bankruptcy Exception. An exception to the general annual limitation (including the described built-in gain and loss rules) applies where the stockholders and/or qualified creditors of the debtor retain or receive (other than for new value) at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed bankruptcy plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis, but are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

                 Because the creditors of the Multicare Debtors (even though partially overlapping with those of the Genesis Debtors) will not receive 50% or more of the stock of Reorganized Genesis in exchange for their claims against the Multicare Debtors, this exception will not apply to the Multicare Group. It is possible, however, that the receipt of New Common Stock by the holders of Genesis Senior Lender Claims solely in exchange for such interests would qualify for this exception with respect to the Genesis Group. Even if the Genesis Group so qualifies, Genesis may, if it so desires, elect not to have the exception apply and instead remain subject to the annual limitation and built-in gain and loss rules described above. Such election

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would have to be made in the Genesis Group's federal income tax return for the taxable year in which the reorganization occurs.

                 The statute does not address whether this exception can be applied on a consolidated basis or only on a separate company basis. Accordingly, it is possible that only any pre-change losses attributable to Genesis itself (rather than to the other members of the Genesis Group)--all of which would likely be eliminated in any event due to the attribute reduction resulting from the COD under the Plan--may be able to benefit from this exception. If the exception were applicable only to Genesis itself, it appears that the pre-change losses attributable to the other members of the Genesis Group would be subject to the annual limitation rules described above determined as if Genesis had not qualified for this exception.

         3.      Alternative Minimum Tax

                 In general, an alternative minimum tax ("AMT") is imposed on a corporation's "alternative minimum taxable income" ("AMTI") at a 20% rate to the extent such tax exceeds the corporation's regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, a corporation (or consolidated group) is entitled to offset no more than 90% of its AMTI with NOLs (as recomputed for AMT purposes).

                 In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of Section 382 and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. The application of this provision is unaffected by whether the special bankruptcy exception to the annual limitation (and built-in gain and loss) rules of Section 382 applies.

                 Any AMT that the corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

         4.      Issuance of the New Senior Notes

                 It is possible, although not anticipated, that the New Senior Notes will be issued at original issue discount ("OID"). See section XII.B.11, below. Any such OID generally would be amortizable by Genesis utilizing the constant interest method, and deductible as interest, unless the New Senior Notes are treated as applicable high-yield discount obligations ("AHYDO") within the meaning of Section 163(e)(5) of the Tax Code. The New Senior Notes would be treated as AHYDOs if, among other requirements, their yield to maturity is at least five percentage points over the applicable federal rate in effect for the calendar month in which such notes are issued (approximately 5.01% compounded annually for the month of June 2001) and the notes have significant OID (in general, where there is unamortized OID as of the end of the fifth year after issuance that exceeds the amount of one year's interest, both actual and imputed).

                 If the New Senior Notes are treated as AHYDOs, a portion of the accrued discount attributable to the "disqualified portion," if any, of the interest deduction otherwise allowable as OID would be disallowed, and the balance of such deduction would be deferred until

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actually paid in cash. The "disqualified portion" of any interest deduction otherwise allowable as OID on an AHYDO is that portion, if any, of the total OID multiplied by a fraction, the numerator of which is equal to the "disqualified yield" (i.e., the excess of the yield to maturity of the notes over the sum of the applicable federal rate for the calendar month in which the notes are issued plus six percentage points) and the denominator of which is equal to the total yield to maturity of the notes.

B.       Consequences to Holders of Certain Claims

                 Pursuant to, and in accordance with, the Plan, holders of allowed claims in Class G2 (Genesis Senior Lender Claims) and holders of allowed claims in Class M2 (Multicare Senior Lender Claims) will be entitled to receive in satisfaction of their claims cash, New Senior Notes, New Common Stock, and New Convertible Preferred Stock. Holders of allowed claims in Class G4 (Genesis General Unsecured Claims), except to the extent such a claim constitutes an Insured Claim, and holders of allowed claims in Class G5 (Genesis Senior Subordinated Note Claims) will receive in satisfaction of their Claims New Common Stock and New Warrants. Holders of allowed claims in Class M4 (Multicare General Unsecured Claims), except to the extent such a claim constitutes an Insured Claim, will receive in satisfaction of their claims New Common Stock, and holders of allowed claims in Class M5 (Multicare Senior Subordinated Note Claims) will receive in satisfaction of their claims New Common Stock and New Warrants.

                 The federal income tax consequences of the Plan to holders of allowed claims against Genesis depend, in part, on whether such claims, and in the case of Genesis Senior Lender Claims, whether the New Senior Notes, constitute "securities" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. For purposes of the following discussion it has been assumed that Genesis Senior Subordinated Note Claims constitute "securities." Each holder of a Genesis Senior Lender Claim, Genesis General Unsecured Claim, and Genesis Senior Subordinated Note Claim is urged to consult its tax advisor regarding the status of its claim, or any portion thereof, as a "security."

                 The following discussion does not necessarily apply to holders who have claims in more than one class relating to the same underlying obligation (such as where the underlying obligation is classified as partially secured and partially unsecured). Such holders should consult their tax advisor regarding the effect of such dual status obligations on the federal income tax consequences of the Plan to them.

         1. Consequences to All Holders (Including Holders Whose Claims Are Against Any of the Multicare Debtors) Who Receive Cash, New Senior Notes, New Convertible Preferred Stock, New Common Stock, or New Warrants, Other Than Holders of Claims Against Genesis That Constitute "Securities"

                 In general, holders of claims who receive Cash, New Senior Notes, New Common Stock, New Convertible Preferred Stock, and/or New Warrants (other than holders of claims against Genesis that constitute "securities") will recognize gain or loss in an amount equal

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to the difference between (i) the "amount realized" by the holder in satisfaction of its claim (other than any claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its claim (other than any claim for accrued but unpaid interest). For a discussion of the tax consequences of any claims for accrued interest, see section XII.B.4, below.

                 For these purposes, the "amount realized" by a holder will equal the sum of the aggregate of (i) cash, (ii) the "issue price" of any New Senior Notes (see section XII.B.11, below), (iii) the fair market value of any New Convertible Preferred Stock, (iv) the fair market value of any New Common Stock, and (iv) the fair market value of any New Warrants received by the holder (less any portion of such distribution required to be treated as imputed interest as a result of any such distribution being made after the Effective
Date).

                 Due to the possibility that a holder of a Genesis General Unsecured Claim and Multicare General Unsecured Claim may receive a distribution of New Common Stock and/or New Warrants subsequent to the Effective Date in respect of any subsequently disallowed disputed claims, the imputed interest provisions of the Tax Code may apply to treat a portion of the distribution to such holders as imputed interest. Such imputed interest may (with respect to certain holders) accrue over time using the constant interest method, in which event the holder may be required to include such imputed interest in income prior to the actual distribution.

                 In addition, because distributions of New Common Stock and/or New Warrants to such holders may be made after the Effective Date, any loss, and a portion of any gain, realized by a holder in satisfaction of its claim may be deferred until all such subsequent distributions are made. Such holders are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the "installment method" of reporting any gain that may be recognized by such holder in respect of its claim.

                 Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the claim was acquired at a market discount, and whether and to what extent the holder had previously claimed a bad debt deduction.

                 A holder's aggregate tax basis in any New Convertible Preferred Stock, New Common Stock, and any New Warrants received will equal the fair market value of such preferred stock, common stock, and warrants. A holder's tax basis in any New Senior Notes received will equal the "issue price" of such notes. The holding period for any New Convertible Preferred Stock, New Common Stock, New Senior Notes, and New Warrants generally will begin the day following the issuance of such preferred stock, common stock, notes, or warrants.

                 Notwithstanding the foregoing, it is possible the IRS may attempt to treat the receipt of New Common Stock, New Convertible Preferred Stock, New Senior Notes, and/or New Warrants in satisfaction of claims against Multicare or any subsidiary of Genesis as part of a non-recognition transaction. So treated, such a holder would not be permitted to recognize any loss, but to the extent that the holder receives New Senior Notes, New Warrants, and possibly New Convertible Preferred Stock, such holder would still be required to recognize a portion of its gain. In the case of a holder that does not recognize loss, the holder's tax basis in its New Common Stock would reflect the unrecognized loss. In addition, the holder's holding period in the New Common Stock would, in whole or in part, include its holding period in its claim. However, Genesis believes, and the discussion herein assumes, that the satisfaction of claims

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described in this paragraph should be treated as a fully taxable transaction, in which both gain and loss may be recognized.

                 For a discussion of the tax treatment of New Warrants, New Common Stock, New Convertible Preferred Stock, and New Senior Notes, see sections XII.B.5, XII.B.6, XII.B.7, XII.B.8, XII.B.9, XII.B.10, XII.B.11, below.

         2. Consequences to Holders of Genesis Senior Subordinated Note Claims and Genesis General Unsecured Claims That Constitute "Securities"

                 The receipt of New Common Stock and New Warrants in satisfaction of a Genesis Senior Subordinated Note Claim or a Genesis General Unsecured Claim against Genesis that constitutes a "security" will be a "recapitalization" for federal income tax purposes. Accordingly, in general, the holder of such a claim will not recognize loss upon such exchange, but will recognize gain (computed as described in the preceding section), if any, to the extent of any consideration received other than the New Common Stock and New Warrants (such as proceeds from insurance), excluding the portion of any consideration allocable to a claim for accrued but unpaid interest or required to be treated as imputed interest due to the distribution of such consideration after the Effective Date. The character and timing of such gain would also be determined in accordance with the principles discussed in the preceding section. For a discussion of the tax consequences of any claims for accrued interest, see section XII.B.4, below.

                 In the case of a recapitalization, a holder's aggregate tax basis in any New Common Stock and New Warrants received in satisfaction of its claim will equal the holder's aggregate adjusted tax basis in its claim (including any claim for accrued but unpaid interest) increased by any gain or interest income recognized in respect of its claim and decreased by any consideration received other than New Common Stock and New Warrants and any deductions claimed in respect of any previously accrued interest. Such tax basis would be allocated between the New Common Stock and the New Warrants based on relative fair market value. In general, the holder's holding period for the New Common Stock and the New Warrants received will include the holder's holding period for the claim except to the extent that the New Common Stock and the New Warrants were issued in respect of a claim for accrued but unpaid interest or treated as imputed interest.

                 For a discussion of the tax treatment of New Warrants, see sections XII.B.5 and XII.B.10, below.

         3. Consequences to Holders of Genesis Senior Lender Claims That Constitute "Securities"

                 The receipt of New Common Stock or New Convertible Preferred Stock, and the receipt of New Senior Notes if such notes constitute "securities," in partial satisfaction of a Genesis Senior Lender Claim (to the extent such claim constitutes a "security") will be a "recapitalization" for federal income tax purposes. Accordingly, in general, the holder of such claim will not recognize loss upon such exchange with respect to the portion of its claim constituting a "security," but will recognize gain (computed as described above in the case of non-securities), if any, to the extent of any consideration received other than stock or securities (such as cash and the New Senior Notes if such notes do not constitute "securities"), excluding the portion of any consideration allocable to a claim for accrued but unpaid interest. The character and timing of such gain would also be determined in accordance with the principles

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discussed above with respect to claims that are not securities. See section
XII.B.1, above. For a discussion of the tax consequences of any claims for accrued interest, see section XII.B.4, below.

                 If the New Senior Notes do not constitute "securities," the holder's aggregate tax basis in any New Common Stock and New Convertible Preferred Stock received in satisfaction of the portion of its claim constituting a "security" will equal the holder's aggregate tax basis in such portion (including any claim for accrued but unpaid interest), increased by any gain or interest income recognized in respect of such portion and decreased by any consideration received other than stock or securities (such as any cash or New Senior Notes received) and any deductions claimed in respect of any previously accrued interest. Such basis would be allocated between the New Common Stock and the New Convertible Preferred Stock based on relative fair market value. In general, the holder's holding period for any New Common Stock and the New Convertible Preferred Stock received will include the holder's holding period for the claim, except to the extent that the New Common Stock or New Convertible Preferred Stock was issued in respect of a claim for accrued but unpaid interest. A holder's tax basis in any New Senior Notes received would equal the "issue price" of such notes, and the holding period for any New Senior Notes generally would begin the day following the issuance of such notes.

                 If the New Senior Notes do constitute "securities," a holder will have an aggregate tax basis in any New Common Stock, New Convertible Preferred Stock, and New Senior Notes received in satisfaction of the portion of its claim constituting a "security" equal to the holder's adjusted tax basis in such portion (including any claim for accrued but unpaid interest) increased by any gain or interest income recognized in respect of such portion and decreased by any consideration received other than stock or securities (such as any cash received) and any deductions claimed in respect of any previously accrued interest. Such tax basis would then be allocated between the New Common Stock, New Convertible Preferred Stock, and New Senior Notes based on relative fair market value. A holder's holding period for any New Common Stock, New Convertible Preferred Stock, and New Senior Notes in this instance will include that holder's holding period for the claim, except to the extent that the New Common Stock, New Convertible Preferred Stock, or New Senior Notes were issued in respect of a claim for accrued but unpaid interest.

         4.      Distributions in Discharge of Accrued Interest

                 Pursuant to the Plan, all distributions in respect of an allowed claim will be allocated first to the principal amount of the claim, with any excess allocated to the remaining portion of the claim. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. In general, to the extent that any amount received (whether stock, cash, or other property) by a holder of a debt is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder of a claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

         5.      Market Discount

                 A holder which purchased its claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its claim

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

(subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such claim as of the date of the exchange.

                 To the extent that a holder's claim constitutes a "security" and is exchanged in a "recapitalization" for federal income tax purposes, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon such exchange would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan (and arguably even without issuance of regulations), any holder of a claim that is exchanged in a "recapitalization" would carry over any accrued market discount incurred in respect of such claim, on an allocable basis, to any New Common Stock, New Convertible Preferred Stock, New Senior Notes (if such notes constitute "securities"), and/or New Warrants received, such that any gain recognized by the holder upon a subsequent disposition of such New Common Stock, New Convertible Preferred Stock, New Senior Notes, or New Warrants would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In addition, any accrued market discount that carries over to the New Convertible Preferred Stock would, in turn, carry over to any New Common Stock received upon conversion of such preferred stock, and it is possible that any accrued market discount that carries over to the New Warrants would, in turn, carryover to any New Common Stock received upon the exercise of such warrants.

         6. Treatment of Distributions on New Convertible Preferred Stock and New Common Stock

                 Distributions - In General. The amount of distributions, if any, by Reorganized Genesis in respect of the New Common Stock and the New Convertible Preferred Stock will be equal to the amount of cash and the fair market value as of the date of distribution of any property distributed, other than possibly in the case of distributions of the New Convertible Preferred Stock which are payable in kind with additional shares (so called "PIK" distributions). Subject to the discussion below regarding redemption of New Convertible Preferred Stock (see section XII.B.9, below), distributions generally will be treated for federal income tax purposes first as a taxable dividend to the extent of Reorganized Genesis's current and accumulated earnings and profits (as determined for federal income tax purposes) and then as a tax-free return of capital to the extent of the holder's tax basis in its stock, with any excess treated as capital gain from the sale or exchange of the stock.

                 PIK /Constructive Distributions. The New Convertible Preferred Stock provides for annual distributions payable in kind with additional shares of New Convertible Preferred Stock, which will accumulate if not paid. Reorganized Genesis intends to declare and pay such distributions annually. Accordingly, Reorganized Genesis intends to treat the distributions of additional shares of New Convertible Preferred Stock under the normal distribution rules described above. Under the normal distribution rules, the amount of any such distribution will equal the fair market value of the New Convertible Preferred Stock on the distribution date, a holder's tax basis in the New Convertible Preferred Stock so received will equal the fair market value of such stock on the distribution date, and such holder's holding period for such stock will commence on the day following the distribution date.

                 Additionally, the constructive distribution rules will apply to the New Convertible Preferred Stock acquired pursuant to the Plan if the "redemption price" of the New Convertible Preferred Stock ($20.33) exceeds its issue price (generally fair market value at issue). A holder would be required to accrue such excess -- regardless of the holder's regular method of accounting -- over the term of the New Convertible Preferred Stock. The stated term of the New

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Convertible Preferred Stock is nine years, but for purposes of calculating constructive distributions the term may be regarded as being less than nine years if an earlier date upon which a redemption may occur is the date that a redemption is most likely to occur based upon all the facts and circumstances at the time of issuance. Under the applicable Treasury Regulations, each holder will be bound by Reorganized Genesis's determination as to the presence or absence of constructive distributions, unless the holder explicitly discloses in its timely filed tax return for the taxable year in which it acquires the New Convertible Preferred Stock that it is taking a contrary position.

                 The constructive distributions would be treated in the same manner as an ordinary distribution (discussed above). To the extent a constructive distribution results in a taxable dividend to the holder, the holder's aggregate tax basis in the New Convertible Preferred Stock (including any additional shares actually distributed in respect of the stated dividend) would be increased by the amount of the constructive distribution. To the extent a constructive distribution does not result in a taxable dividend to the holder, the aggregate tax basis of the holder's New Convertible Preferred Stock will remain unchanged but will be spread over a greater number of shares (assuming actual payment of the stated dividend).

                 Aside from the treatment of any excess redemption premium, the presence or absence of an adjustment to the conversion price of the New Convertible Preferred Stock under anti-dilution provisions may, under certain circumstances, result in constructive distributions to the holder. Conversely, the absence of an adjustment to the conversion price of the New Convertible Preferred Stock may result in a constructive distribution to the holders of the New Common Stock or the holder of the New Warrants.

                 Any additional shares of New Convertible Preferred Stock distributed to the holders of the New Convertible Preferred Stock will be subject to the same tax treatment as the underlying New Convertible Preferred Stock. Accordingly, the rules discussed above relating to distributions and constructive distributions would apply to any New Convertible Preferred Stock received as a distribution. However, for purposes of applying the constructive distribution rules, the issue price of such New Convertible Preferred Stock would be determined at the time of the distribution, and the term of such stock would be determined based upon the date such stock is distributed. Thus, it is possible that the tax treatment of the additional shares received may not be identical to that of the underlying New Convertible Preferred Stock, and that the additional shares may, therefore, not be fungible with the underlying New Convertible Preferred Stock.

                 There is no assurance that the Internal Revenue Service will not take a contrary position. Because all stated dividends on the New Convertible Preferred Stock are required to be paid annually in additional shares of such stock, with the result that holders will not be entitled to the receipt of cash until the redemption of the New Convertible Preferred Stock, it is possible that for purposes of applying the constructive distribution rules, the Internal Revenue Service may take the position that "redemption price" of the New Convertible Preferred Stock is equal to the sum of the instrument's stated redemption price ($20.33) and the aggregate stated dividends provided for over the term of the instrument. Under such treatment, the right to distributions of additional shares of New Convertible Preferred Stock would be taxable solely under the constructive distribution rules, and the actual distribution of such stock in respect of a stated dividend would not be considered a separate taxable event.

                 Distributions to Corporate Shareholders. In general, a distribution to a corporate shareholder which is treated as a dividend for federal income tax purposes will qualify for the 70% dividends received deduction that is available to corporate shareholders that own less than

20% of the voting power or value of the outstanding stock of the distributing corporation (other than certain preferred stock not applicable here). A corporate shareholder holding 20% or more of the distributing corporation (other than certain preferred stock not applicable here) may be eligible for an 80% dividends received deduction. No assurance can be given that Reorganized Genesis will have sufficient earnings and profits (as determined for federal income tax purposes) to cause distributions to be eligible for a dividends received deduction. Dividend income that is not subject to regular federal income tax as a consequence of the dividends received deduction may be subject to the federal alternative minimum tax.

                 The dividends received deduction is only available if certain holding periods and taxable income requirements are satisfied. The length of time that a shareholder has held stock is reduced for any period during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. The law is unclear whether there would also be excluded any period during which a holder can require, pursuant to the terms of the stock itself, the redemption of the stock, as in the case of New Convertible Preferred Stock. Also, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed. In addition, any dividend received by a corporation is also subject to the "extraordinary distribution" provisions of the Tax Code.

         7.      Subsequent Sale of New Common Stock or New Convertible
                 Preferred Stock

                 Any gain recognized by a holder upon a subsequent taxable disposition of New Convertible Preferred Stock or New Common Stock (including any New Common Stock received upon conversion) received pursuant to the Plan (or any stock or property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its claim and any ordinary loss deductions incurred upon satisfaction of its claim, less any income (other than interest income) recognized by the holder upon satisfaction of its claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder's claim had been satisfied in full but which was not included by reason of the cash method of accounting.

                 In addition, a portion of any gain may be treated as ordinary income under the "market discount" rules of the Tax Code. See section XII.B.5, above.

         8.      Conversion of New Convertible Preferred Stock

                 Except for cash received in lieu of a fractional share, a holder of New Convertible Preferred Stock generally will not recognize gain or loss upon conversion of the New Convertible Preferred Stock for New Common Stock. A holder who receives cash in lieu of a fractional share should recognize capital gain or loss equal to the difference between the amount of cash received and the holder's tax basis exchanged allocable to the fractional share.

                 Generally, a holder's tax basis in the New Common Stock received upon conversion of shares of New Convertible Preferred Stock will equal the tax basis of the shares of New Convertible Preferred Stock exchanged therefor (less the portion of the holder's basis allocable to any fractional share, as to which the holder receives cash), and the holding period of the New Common Stock received upon conversion will include the holding period of the shares of the New Convertible Preferred Stock exchanged therefor.

         9.      Redemption of New Convertible Preferred Stock

                 The federal income tax treatment of a redemption to a holder of New Convertible Preferred Stock will depend on the particular facts relating to such holder at the time of the redemption. If the redemption of such stock (i) is "not essentially equivalent to a dividend" with respect to the holder (taking into account any ownership of common stock), (ii) is "substantially disproportionate" with respect to the holder (defined generally as a greater than 20% reduction in a holder's voting stock interest in a corporation), or
(iii) results in a "complete termination" of all such holder's equity interest in the corporation, then the receipt of cash or property by such holder will be treated as an exchange on which gain or loss will be recognized. Such exchange will be treated as a taxable disposition in which gain or loss will be recognized. See section X.B.7, above. In applying these tests, certain constructive ownership rules apply to determine stock ownership.

                 If none of the above tests giving rise to taxable disposition treatment is satisfied in respect of a redemption of New Convertible Preferred Stock, the holder will be treated as having received an ordinary distribution with respect to such stock. The amount of such distribution generally will be equal to the amount of cash and the fair market value of property received in the redemption, and will be treated first as a taxable dividend to the extent of Reorganized Genesis's current and accumulated earnings and profits, if any, and then as a tax-free return of capital to the extent of the holder's tax basis in the stock redeemed, with any excess treated as capital gain from the sale or exchange of such stock. See section X.B.6, above, for discussion of distributions to corporate shareholders.

         10.     Ownership and Disposition of New Warrants

                 A holder of a New Warrant will not recognize gain or loss upon the exercise of such warrant (except possibly in respect of any cash received in lieu of fractional shares). A holder's tax basis in the New Common Stock received upon exercise of a New Warrant will be equal to the sum of the holder's tax basis in the New Warrant and the exercise price (less the sum of the portion of the holder's tax basis allocable to any fractional share, as to which the holder receives cash, as discussed below). The holding period of the New Common Stock received upon exercise of a New Warrant will commence on the day following the exercise of such warrant.

                 A holder who receives cash in lieu of a fractional share upon exercise of a New Warrant should recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the holder's tax basis in the New Warrant allocable to such fractional share.

                 The presence of an adjustment to the exercise price of the New Warrants under anti-dilution provisions may, under certain circumstances, result in constructive distributions to the holder. Conversely, the absence of an adjustment to the exercise price of the New Warrants may result in a constructive distribution to the holders of the New Common Stock or the holders of the New Convertible Preferred Stock.

                 Upon the lapse or disposition of a New Warrant, the holder generally should recognize gain or loss equal to the difference between the amount received (nothing in the case of a lapse) and its tax basis in the warrant. In general, such gain or loss should be a capital gain or loss, long-term or short-term, depending on whether the requisite holding period was satisfied.

         11.     Interest and Original Issue Discount on the New Senior Notes

                 Pursuant to the Plan, interest on the New Senior Notes generally will be payable at least annually at a rate of interest equal to the LIBOR plus 5%. Stated interest on the New Senior Notes should be includable in income by a holder in accordance with such holder's method of accounting.

                 In addition, under certain circumstances, holders of the New Senior Notes may be required to recognize imputed interest to the extent that such New Senior Notes are issued with OID. In general, a debt instrument is treated as having OID to the extent its "stated redemption price at maturity" (in this case, the stated principal amount of the New Senior Notes) exceeds its "issue price." The "issue price" of the New Senior Notes will depend upon whether they are traded on an "established securities market" during the sixty day period ending thirty days after the Effective Date. Pursuant to Treasury Regulations, an "established securities market" includes a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions. If the New Senior Notes are traded on an established securities market, the "issue price" will be their fair market value. If they are not so traded, the issue price of the New Senior Notes will be their stated principal amount.

                 In general, if the New Senior Notes are treated as issued with OID, each holder will be required to accrue the OID in respect of its New Senior Notes, and include such amount in gross income as interest, over the term of such notes based on the constant interest method. Accordingly, each holder generally will be required to include amounts in gross income in advance of the payment of cash in respect of such income. A holder's tax basis in a New Senior Note will be increased by the amount of any OID included in income and reduced by any cash payments (other than payment of stated interest) made with respect to such New Senior Note.

                 In addition, as discussed in section XII.A.4, above, certain debt obligations that are issued with substantial OID and have a maturity of over five years are treated as applicable high yield discount obligations (AHYDOs) within the meaning of the Tax Code. With respect to such obligations, a portion of a corporate holder's income with respect to such accrued OID may be treated as a dividend for purposes of the dividend-received-deduction to the extent such amount would be so treated if it had been a distribution made by the issuer with respect to its stock (that is, to the extent the issuer has sufficient earnings and profits such that a distribution in respect of stock would constitute a dividend for federal income tax purposes and, presumably, subject to certain holding period and taxable income requirements and other limitations on the dividend-received-deduction). The AHYDO rules will have no applicability to the New Senior Notes unless the New Senior Notes are considered to be traded on an established securities market and are issued with sufficient OID such that there would be unamortized OID as of the end of the fifth year after issuance in excess of one year's interest, both actual and imputed.

         12.     Information Reporting and Withholding

                 All distributions to holders of allowed claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a rate of 31%, subject to adjustment under recent legislation. Backup withholding generally applies if the holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

                                     XIII.

                                   Conclusion

                 The Debtors believe the Plan of Reorganization is in the best interests of all creditors and equity holders and urges the holders of impaired claims in Subclasses G1-13 through G1-17 (Genesis Other Secured Claims), Class G2 (Genesis Senior Lender Claims), Class G4 (Genesis General Unsecured Claims), Class G5 (Genesis Senior Subordinated Note Claims), Subclass M1-7 (Multicare Other Secured Claims), Class M2 (Multicare Senior Lender Claims), Class M4 (Multicare General Unsecured Claims), and Class M5 (Multicare Senior Subordinated

Note Claims) to vote to accept the Plan of Reorganization and to evidence such acceptance by returning their Ballots so that they will be received not later than August 17, 2001.

Dated: July 6, 2001

                             Respectfully submitted,

                             GENESIS HEALTH SERVICES CORPORATION
                             GENESIS HEALTH VENTURES, INC.
                             ACCUMED, INC.
                             ASCO HEALTHCARE, INC.
                             ASCO HEALTHCARE OF NEW ENGLAND, INC.
                             BRINTON MANOR, INC.
                             BURLINGTON WOODS CONVALESCENT CENTER, INC.
                             CARECARD, INC.
                             CAREFLEET, INC.
                             CHELTENHAM LTC MANAGEMENT, INC.
                             COMPASS HEALTH SERVICES, INC.
                             CONCORD HEALTHCARE CORPORATION
                             CONCORD PHARMACY SERVICES, INC.
                             CRESTVIEW CONVALESCENT HOME, INC.
                             CRESTVIEW NORTH, INC.
                             CRYSTAL CITY NURSING CENTER, INC.
                             DELCO APOTHECARY, INC.
                             DERBY NURSING CENTER CORPORATION
                             DIANE MORGAN AND ASSOCIATES, INC.
                             DOVER HEALTHCARE ASSOCIATES, INC.
                             EASTERN MEDICAL SUPPLIES, INC.
                             EASTERN REHAB SERVICES, INC.
                             EIDOS, INC.
                             ENCARE OF MASSACHUSETTS, INC.
                             GENESIS ELDERCARE ADULT DAY HEALTH SERVICES, INC. GENESIS ELDERCARE DIAGNOSTIC SERVICES, INC. GENESIS ELDERCARE HOME CARE SERVICES, INC. GENESIS ELDERCARE HOME HEALTH SERVICES-SOUTHERN,
                                    INC.
                             GENESIS ELDERCARE HOSPITALITY SERVICES, INC.
                             GENESIS ELDERCARE MANAGEMENT SERVICES, INC.
                             GENESIS ELDERCARE NETWORK SERVICES, INC.
                             GENESIS ELDERCARE NATIONAL CENTERS, INC.
                             GENESIS ELDERCARE NETWORK SERVICES OF
                                    MASSACHUSETTS, INC.
                             GENESIS ELDERCARE PHYSICIAN SERVICES, INC.
                             GENESIS ELDERCARE PROPERTIES, INC.
                             GENESIS ELDERCARE REHABILITATION MANAGEMENT
                                    SERVICES, INC.
                             GENESIS ELDERCARE REHABILITATION SERVICES, INC. GENESIS ELDERCARE STAFFING SERVICES, INC.
                             GENESIS ELDERCARE TRANSPORTATION SERVICES, INC. GENESIS HEALTH VENTURES OF ARLINGTON, INC. GENESIS HEALTH VENTURES OF BLOOMFIELD, INC.

                             GENESIS HEALTH VENTURES OF CLARKS SUMMIT, INC. GENESIS HEALTH VENTURES OF INDIANA, INC. GENESIS HEALTH VENTURES OF LANHAM, INC.
                             GENESIS HEALTH VENTURES OF MASSACHUSETTS, INC. GENESIS HEALTH VENTURES OF NAUGATUCK, INC. GENESIS HEALTH VENTURES OF NEW GARDEN, INC. GENESIS HEALTH VENTURES OF POINT PLEASANT, INC. GENESIS HEALTH VENTURES OF WAYNE, INC.
                             GENESIS HEALTH VENTURES OF WEST VIRGINIA, INC. GENESIS HEALTH VENTURES OF WILKES-BARRE, INC. GENESIS HEALTH VENTURES OF WINDSOR, INC. GENESIS HEALTHCARE CENTERS HOLDINGS, INC. GENESIS HOLDINGS, INC.
                             GENESIS IMMEDIATE MED CENTER, INC.
                             GENESIS PROPERTIES OF DELAWARE CORPORATION
                             GENESIS SELECTCARE CORP.
                             GERIATRIC & MEDICAL COMPANIES, INC.
                             GERIATRIC AND MEDICAL SERVICES, INC.
                             GERIATRIC AND MEDICAL INVESTMENTS CORPORATION GERIMED CORP.
                             GMC LEASING CORPORATION
                             GMC MEDICAL CONSULTING SERVICES, INC.
                             GMS MANAGEMENT-TUCKER, INC.
                             GMS MANAGEMENT, INC.
                             GOVERNOR'S HOUSE NURSING HOME, INC.
                             HEALTHCARE RESOURCES CORP.
                             HEALTH CONCEPTS AND SERVICES, INC.
                             HEALTHOBJECTS CORPORATION
                             HILLTOP HEALTH CARE CENTER, INC.
                             HORIZON MEDICAL EQUIPMENT AND SUPPLY, INC.
                             INNOVATIVE HEALTH CARE MARKETING, INC.
                             INNOVATIVE PHARMACY SERVICES, INC.
                             INSTITUTIONAL HEALTH CARE SERVICES, INC.
                             KEYSTONE NURSING HOME, INC.
                             KNOLLWOOD MANOR, INC.
                             KNOLLWOOD NURSING HOME, INC.
                             LIFE SUPPORT MEDICAL EQUIPMENT, INC.
                             LIFE SUPPORT MEDICAL, INC.
                             LINCOLN NURSING HOME, INC.
                             MANOR MANAGEMENT CORP. OF GEORGIAN MANOR, INC. MCKERLEY HEALTH CARE CENTERS, INC.
                             MEDICAL SERVICES GROUP, INC.
                             MERIDIAN HEALTH, INC.
                             MERIDIAN HEALTHCARE, INC.
                             METRO PHARMACEUTICALS, INC.
                             NATIONAL PHARMACY SERVICE, INC.
                             NEIGHBORCARE INFUSION SERVICES, INC.
                             NEIGHBORCARE-MEDISCO, INC.
                             NEIGHBORCARE OF NORTHERN CALIFORNIA, INC.
                             NEIGHBORCARE OF OKLAHOMA, INC.
                             NEIGHBORCARE OF VIRGINIA, INC.

                             NEIGHBORCARE OF WISCONSIN, INC.
                             NEIGHBORCARE PHARMACIES, INC.
                             NEIGHBORCARE PHARMACY SERVICES, INC.
                             NEIGHBORCARE-ORCA, INC.
                             NEIGHBORCARE-TCI, INC.
                             NETWORK AMBULANCE SERVICES, INC.
                             OAK HILL HEALTH CARE CENTER, INC.
                             PHARMACY EQUITIES, INC.
                             PHILADELPHIA AVENUE CORPORATION
                             PROFESSIONAL PHARMACY SERVICES, INC.
                             PROSPECT PARK LTC MANAGEMENT, INC.
                             STATE STREET ASSOCIATES, INC.
                             SUBURBAN MEDICAL SERVICES, INC.
                             THE TIDEWATER HEALTHCARE SHARED SERVICES GROUP,
                                    INC.
                             THERAPY CARE, INC.
                             TRANSPORT SERVICES, INC.
                             UNITED HEALTH CARE SERVICES, INC.
                             VALLEY MEDICAL SERVICES, INC.
                             VALLEY TRANSPORT AMBULANCE SERVICE, INC.
                             VERSALINK, INC.
                             VILLAS REALTY & INVESTMENTS, INC.
                             WALNUT LTC MANAGEMENT, INC.
                             WAYSIDE NURSING HOME, INC.
                             WEISENFLUH AMBULANCE SERVICE, INC.
                             WEST PHILA. LTC MANAGEMENT, INC.
                             WYNCOTE HEALTHCARE CORP.
                             YORK LTC MANAGEMENT, INC.

                             BY: GENESIS HEALTH VENTURES, INC., as agent and attorney-in-fact for each of the foregoing entities


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             ASCO HEALTHCARE OF NEW ENGLAND, LIMITED PARTNERSHIP

                             BY: ASCO HEALTHCARE OF NEW ENGLAND, INC., its
                                    General partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer

                             BREVARD MERIDIAN LIMITED PARTNERSHIP
                             CATONSVILLE MERIDIAN LIMITED PARTNERSHIP
                             EASTON MERIDIAN LIMITED PARTNERSHIP
                             GREENSPRING MERIDIAN LIMITED PARTNERSHIP
                             HAMMONDS LANE MERIDIAN LIMITED PARTNERSHIP
                             MERIDIAN EDGEWOOD LIMITED PARTNERSHIP
                             MERIDIAN PERRING LIMITED PARTNERSHIP
                             MERIDIAN VALLEY LIMITED PARTNERSHIP
                             MERIDIAN VALLEY VIEW LIMITED PARTNERSHIP
                             MERIDIAN/CONSTELLATION LIMITED PARTNERSHIP
                             MILLVILLE MERIDIAN LIMITED PARTNERSHIP

                             BY: MERIDIAN HEALTHCARE, INC., as General Partner
                                    of each of the foregoing limited
                                    partnerships


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             CARE4, L.P.

                             BY: INSTITUTIONAL HEALTH CARE SERVICES, INC., its
                                    general partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             EDELLA STREET ASSOCIATES

                             BY: GENESIS HEALTH VENTURES OF CLARK SUMMIT,
                                    INC., its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer

                             GENESIS-GEORGETOWN SNF/JV, LIMITED LIABILITY
                                    COMPANY
                             RESPIRATORY HEALTH SERVICES, L.L.C.

                             BY: GENESIS HEALTH VENTURES, INC., its Member


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             GENESIS ELDERCARE EMPLOYMENT SERVICES, LLC

                             BY: GENESIS ELDERCARE MANAGEMENT SERVICES,
                                    INC., its Member


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             GENESIS HEALTH VENTURES OF WEST VIRGINIA,
                                    LIMITED PARTNERSHIP

                             BY: GENESIS HEALTH VENTURES OF WEST VIRGINIA,
                                    INC., its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             GENESIS PROPERTIES LIMITED PARTNERSHIP

                             BY: GENESIS HEALTH VENTURES OF ARLINGTON,
                                    INC., its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer

                             GENESIS PROPERTIES OF DELAWARE LTD.
                                    PARTNERSHIP, L.P.

                             BY: GENESIS PROPERTIES OF DELAWARE
                                 CORPORATION, its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             HALLMARK HEALTHCARE LIMITED PARTNERSHIP

                             BY: PHARMACY EQUITIES, INC., its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             MAIN STREET PHARMACY, L.L.C.

                             BY: PROFESSIONAL PHARMACY SERVICES, INC., its
                                    Member


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             MCKERLEY HEALTH CARE CENTER-CONCORD LIMITED
                                    PARTNERSHIP

                             BY: MCKERLEY HEALTH CARE CENTER-CONCORD,
                                    INC., its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer

                             MCKERLEY HEALTH FACILITIES
                             SEMINOLE MERIDIAN LIMITED PARTNERSHIP
                             VOLUSIA MERIDIAN LIMITED PARTNERSHIP

                             BY: MERIDIAN HEALTH, INC., as General Partner of
                                    each of the foregoing Limited Partnerships


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             NORRISTOWN NURSING AND REHABILITATION CENTER
                               ASSOCIATES, LIMITED PARTNERSHIP

                             BY: GMC-LTC MANAGEMENT, INC., its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             NORTH CAPE CONVALESCENT CENTER ASSOCIATES, L.P. NORTHWEST TOTAL CARE CENTER ASSOCIATES, L.P.


                             BY: GERIATRIC AND MEDICAL SERVICES, INC., as
                                    General Partner for each of the foregoing
                                    Limited Partnerships


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             PHILADELPHIA AVENUE ASSOCIATES

                             BY: PHILADELPHIA AVENUE CORPORATION, its General
                                    Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer

                             RIVER RIDGE PARTNERSHIP
                             RIVER STREET ASSOCIATES

                             BY: GENESIS HEALTH VENTURES OF WILKES-BARRE, INC.,
                                 as General Partner for each of the foregoing
                                 Limited Partnerships


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer



                             STATE STREET ASSOCIATES, L.P.

                             BY: STATE STREET ASSOCIATES, INC., its General
                                    Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             THERAPY CARE SYSTEMS, LP

                             BY: GENESIS ELDERCARE REHABILITATION
                                    SERVICES, INC., its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             MULTICARE AMC, INC.
                             ADS PALM CHELMSFORD, INC.
                             ADS RESERVOIR WALTHAM, INC.
                             MARKGLEN, INC.
                             ACADEMY NURSING HOME, INC.
                             ADS CONSULTING, INC.
                             ADS HINGHAM ALF, INC.
                             ADS HOME HEALTH, INC.
                             ADS VILLAGE MANOR, INC.
                             ANR, INC.
                             APPLEWOOD HEALTH RESOURCES, INC.
                             ASL, INC.
                             AUTOMATED PROFESSIONAL ACCOUNTS, INC.
                             BERKS NURSING HOME, INC.
                             BETHEL HEALTH RESOURCES, INC.

                             BREYUT CONVALESCENT CENTER, INC.
                             BRIGHTWOOD PROPERTY, INC.
                             CENTURY CARE CONSTRUCTION, INC.
                             CENTURY CARE MANAGEMENT, INC.
                             CHEATEAU VILLAGE HEALTH RESOURCES, INC.
                             CHG INVESTMENT CORP., INC.
                             CHNR - 1, INC.
                             COLONIAL HALL HEALTH RESOURCES, INC.
                             COLONIAL HOUSE HEALTH RESOURCES, INC.
                             CONCORD CAMPANION CARE, INC.
                             CONCORD HEALTHCARE SERVICES, INC.
                             CONCORD HEALTH GROUP, INC.
                             CONCORD HOME HEALTH, INC.
                             CONCORD REHAB, INC.
                             CONCORD SERVICE CORPORATION
                             CVNR, INC.
                             DAWN VIEW MANOR, INC.
                             DELM NURSING, INC.
                             ELDERCARE RESOURCES CORP.
                             ELMWOOD HEALTH RESOURCES, INC.
                             ENCARE OF MENDHAM, INC.
                             ENCARE OF PENNYPACK, INC.
                             ENR, INC.
                             GENESIS ELDERCARE CORP.
                             GLENMARK ASSOCIATES - DAWN VIEW MANOR, INC.
                             GLENMARK PROPERTIES, INC.
                             GMA - BRIGHTWOOD, INC.
                             GMA - MADISON, INC.
                             GMA - CONSTRUCTION, INC.
                             GMA UNIONTOWN, INC.
                             HEALTH RESOURCES OF ACADEMY MANOR, INC.
                             HEALTH RESOURCES OF BOARDMAN, INC.
                             HEALTH RESOURCES OF BRIDGETON, INC.
                             HEALTH RESOURCES OF BROOKLYN, INC.
                             HEALTH RESOURCES OF CEDAR GROVE, INC.
                             HEALTH RESOURCES OF CINNAMINSON, INC.
                             HEALTH RESOURCES OF COLCHESTER, INC.
                             HEALTH RESOURCES OF COLUMBUS, INC.
                             HEALTH RESOURCES OF CRANBURY, INC.
                             HEALTH RESOURCES OF ENGLEWOOD, INC.
                             HEALTH RESOURCES OF EATONTOWN, INC.
                             HEALTH RESOURCES OF EWING, INC.
                             HEALTH RESOURCES OF FARMINGTON, INC.
                             HEALTH RESOURCES OF GARDNER, INC.
                             HEALTH RESOURCES OF GLASTONBURY, INC.
                             HEALTH RESOURCES OF JACKSON, INC.
                             HEALTH RESOURCES OF KARAMENTA AND MADISON, INC. HEALTH RESOURCES OF LAKEVIEW, INC.
                             HEALTH RESOURCES OF LEMONT, INC.
                             HEALTH RESOURCES OF LYNN, INC.
                             HEALTH RESOURCES OF MARCELLA, INC.

                             HEALTH RESOURCES OF MONTCLAIR, INC.
                             HEALTH RESOURCES OF MORRISTOWN, INC.
                             HEALTH RESOURCES OF NORFOLK, INC
                             HEALTH RESOURCES OF NORTH ANDOVER, INC.
                             HEALTH RESOURCES OF NORWALK, INC.
                             HEALTH RESOURCES OF PENNINGTON, INC.
                             HEALTH RESOURCES OF RIDGEWOOD, INC.
                             HEALTH RESOURCES OF ROCKVILLE, INC.
                             HEALTH RESOURCES OF SOLOMONT/BROOKLINE, INC.
                             HEALTH RESOURCES OF SOUTH BRUNSWICK, INC.
                             HEALTH RESOURCES OF TROY HILL, INC.
                             HEALTH RESOURCES OF VOORHEES, INC.
                             HEALTH RESOURCES OF WESTWOOD, INC.
                             HEALTHCARE REHAB SYSTEMS, INC.
                             HELSTAT, INC.
                             HMNR REALTY, INC.
                             HNCA, INC.
                             HORIZON MOBILE, INC.
                             HORIZON REHABILITATION, INC.
                             SCHUYLKILL NURSING HOMES, INC.
                             SCHUYLKILL PARTNERSHIP ACQUISITION CORPORATION SCOTCHWOOD MASS. HOLDING CO., INC.
                             SENIOR LIVING VENTURES, INC.
                             SENIOR SOURCE, INC.
                             SNOW VALLEY HEALTH RESOURCES, INC.
                             SVNR, INC.
                             THE ADS GROUP, INC.
                             RIDGELAND HEALTH RESOURCES, INC.
                             RIVER PINES HEALTH RESOURCES, INC.
                             RIVERSHORES HEALTH RESOURCES, INC.
                             RLNR, INC.
                             ROPHEL CONVALESCENT CENTER, INC.
                             ROSE HEALTHCARE, INC.
                             ROSE VIEW MANOR, INC.
                             ROXBOROUGH NURSING HOME, INC.
                             RSNR, INC.
                             LWNR, INC.
                             MABRI CONVALESCENT CENTER, INC.
                             MARSHFIELD HEALTH RESOURCES, INC.
                             MHNR, INC.
                             MNR, INC.
                             MONTGOMERY NURSING HOMES, INC.
                             MULTICARE HOME HEALTH OF ILLINOIS, INC.
                             NORTHWESTERN MANAGEMENT SERVICES, INC.
                             NURSING AND RETIREMENT CENTER OF THE ANDOVERS, INC. ARACADIA ASSOCIATES
                             PHC OPERATING CORP.
                             POCOHANTAS CONTINUOUS CARE CENTER, INC.
                             POMPTON CARE, INC.
                             PRESCOTT NURSING HOME, INC.
                             PROGRESSIVE REHABILITATION CENTERS, INC.

                             PROVIDENCE FUNDING CORPORATION
                             PROVIDENCE HEALTH CARE, INC.
                             PROVIDENCE MEDICAL, INC.
                             REST HAVEN NURSING HOME, INC.
                             HR OF CHARLESTON, INC.
                             HRWV HUNTINGTON, INC.
                             LAKEWOOD HEALTH RESOURCES, INC.
                             LAUREL HEALTH RESOURCES, INC.
                             LEHIGH NURSING HOMES, INC.
                             LRC HOLDING COMPANY
                             S.T.B. INVESTORS, LTD.
                             THE ASSISTED LIVING ASSOCIATES OF BERKSHIRE, INC. THE ASSISTED LIVING ASSOCIATES OF LEHIGH, INC. THE ASSISTED LIVING ASSOCIATES OF SANATOGA, INC. THE ASSISTED LIVING ASSOCIATES OF WALL, INC.
                             THE HOUSE OF CAMPBELL, INC.
                             TM ACQUISITION CORP.
                             TRI-STATE MOBILE MEDICAL SERVICES, INC.
                             WILLOW MANOR NURSING HOME, INC.
                             WESTFORD NURSING AND RETIREMENT CENTER, INC.
                             RVNR, INC.
                             HORIZON ASSOCIATES, INC.
                             HEALTH RESOURCES OF WARWICK, INC.
                             HEALTH RESOURCES OF WALLINGFORD, INC.
                             HEALTH RESOURCES OF MIDDLETOWN (RI), INC.
                             HEALTH RESOURCES OF GROTON, INC.
                             HEALTH RESOURCES OF CUMBERLAND, INC.
                             HEALTH RESOURCES OF ARCADIA, INC.
                             ENCARE OF WYNCOTE, INC.
                             ENCARE OF QUAKERTOWN, INC.
                             ADS SENIOR HOUSING, INC.
                             ADS RECUPERATIVE CENTER, INC.
                             ADS HINGHAM NURSING FACILITY, INC.
                             ADS APPLE VALLEY, INC.
                             ADS/MULTICARE, INC.
                             GLENMARK ASSOCIATES, INC.
                             GMA PARTNERSHIP HOLDING COMPANY, INC.
                             STAFFORD CONVALESCENT CENTER, INC.
                             THE MULTICARE COMPANIES, INC.
                             NORTH MADISON, INC.

                             BY: Genesis Eldercare Corporation, as agent and
                                    attorney-in-fact for each of the foregoing
                                    entities


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer

                             CARE HAVEN ASSOCIATES LIMITED PARTNERSHIP
                             GLENMARK PROPERTIES I, LIMITED PARTNERSHIP
                             POINT PLEASANT HAVEN LIMITED PARTNERSHIP
                             RALEIGH MANOR LIMITED PARTNERSHIP
                             ROMNEY HEALTH CARE CENTER LTD. LIMITED PARTNERSHIP SISTERVILLE HAVEN LIMITED PARTNERSHIP
                             TEAYS VALLEY HAVEN LIMITED PARTNERSHIP

                             BY: GLENMARK ASSOCIATES, INC., as General Partner
                                 of each of the foregoing limited partnerships


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             ADS HINGHAM LIMITED PARTNERSHIP

                             BY: ADS HINGHAM NURSING FACILITY, INC., its General
                                 Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             ADS RECUPERATIVE CENTER LIMITED PARTNERSHIP

                             BY: ADS RECUPERATIVE CENTER, INC., its General
                                 Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             WESTFORD NURSING AND RETIREMENT CENTER, LIMITED PARTNERSHIP

                             BY: WESTFORD NURSING AND RETIREMENT CENTER, INC.,
                                 its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer

                             ADS APPLE VALLEY LIMITED PARTNERSHIP

                             BY: ADS APPLE VALLEY, INC., its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             HOLLY MANOR ASSOCIATES OF NEW JERSEY, L.P.

                             BY: ENCARE OF MENDHAM, L.L.C., its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             MERCERVILLE ASSOCIATES OF NEW JERSEY, L.P.

                             BY: BREYUT CONVALESCENT CENTER, L.L.C., its General
                                 Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             MIDDLETOWN (RI) ASSOCIATE OF RHODE ISLAND, L.P.

                             BY: HEALTH RESOURCES OF MIDDLETOWN (RI), INC., its
                                 General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer

                             POMPTON ASSOCIATES, L.P.

                             BY: POMPTON CARE, L.L.C., its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             THE STRAUS GROUP - OLD BRIDGE, L.P.

                             BY: HEALTH RESOURCES OF EMERY, L.L.C., its General
                                 Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             THE STRAUS GROUP - RIDGEWOOD, L.P.

                             BY: HEALTH RESOURCES OF RIDGEWOOD, L.L.C., its
                                 General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             WALLINGFORD ASSOCIATES OF CONNECTICUT, L.P.

                             BY: HEALTH RESOURCES OF WALLINGFORD, INC., its
                                 General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer

                             WARWICK ASSOCIATES OF RHODE ISLAND, L.P.

                             BY: HEALTH RESOURCES OF WARWICK, INC., its General
                                 Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             THE STRAUS GROUP - HOPKINS HOUSE, L.P.

                             BY: ENCARE OF WYNCOTE, INC., its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             THE STRAUS GROUP - QUAKERTOWN MANOR, L.P.

                             BY: ENCARE OF QUAKERTOWN, INC., its General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             CUMBERLAND ASSOCIATES OF RHODE ISLAND, L.P.

                             BY: HEALTH RESOURCES OF CUMBERLAND, INC., its
                                 General Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             GROTON ASSOCIATES OF CONNECTICUT, L.P.

                             BY: HEALTH RESOURCES OF GROTON INC., its General
                                 Partner


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer

                             HEALTH RESOURCES OF BRIDGETON, L.L.C.
                             HEALTH RESOURCES OF CINNAMINSON, L.L.C.
                             HEALTH RESOURCES OF CRANBURY, L.L.C.
                             HEALTH RESOURCES OF ENGLEWOOD, L.L.C.
                             HEALTH RESOURCES OF EWING, L.L.C.
                             HEALTH RESOURCES OF FAIRLAWN, L.L.C.
                             HEALTH RESOURCES OF JACKSON, L.L.C.
                             HEALTH RESOURCES OF WEST ORANGE, L.L.C.
                             ROEPHEL CONVALESCENT CENTER, L.L.C.
                             TOTAL REHABILITATION CENTER, L.L.C.
                             POMPTON CARE, L.L.C.
                             HEALTH RESOURCES OF LAKEVIEW, L.L.C.
                             HEALTH RESOURCES OF RIDGEWOOD,      L.L.C.
                             HEALTH RESOURCES OF EMERY, L.L.C.
                             ENCARE OF MENDHAM. L.L.C.
                             BREYUT CONVALESCENT CENTER, L.L.C.

                             BY: THE MULTICARE COMPANIES, INC., as Member of the
                                 foregoing Limited Liability Companies


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer


                             GLENMARK LIMITED LIABILITY COMPANY I

                             BY: GLENMARK ASSOCIATES, INC., its Member


                                    By: /s/ GEORGE V. HAGER, JR.
                                        ----------------------------------------
                                        Name: George V. Hager, Jr.
                                        Title: Executive Vice President, Chief
                                        Financial Officer

                                  EXHIBIT A TO
                              DISCLOSURE STATEMENT